Filed Pursuant to Rule 424(b)(4)
Registration No. 333-253950

PROSPECTUS

3,333,335 Units

MingZhu Logistics Holdings Limited

明珠货运控股有限公司

This is a public offering of units of MingZhu Logistics Holdings Limited明珠货运控股有限公司, a Cayman Islands exempted company (“MingZhu”). We are offering 3,333,335 units. The offering price of the units is US$6.00 per unit. Each “Unit” consists of (a) one ordinary share, par value US$0.001 per share and (b) one warrant to purchase 0.75 ordinary share at an exercise price equal of US$6.60 per share, exercisable immediately after the date of issuance and which will expire three and one-half years after the issuance date and subject to certain adjustment and cashless exercise provisions as described herein.

Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “YGMZ”. On March 10, 2021, the closing trading price for our ordinary shares, as reported on Nasdaq, was US$5.40 per share. The warrants offered hereby are not listed on any stock exchange or any trading system, and we do not expect a market for the warrants to develop.

We have retained FT Global Capital, Inc. to act as exclusive placement agent (the “Placement Agent”) in connection with this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number of dollar amount of securities. The Placement Agent is arranging for the sale of Units offered in this prospectus on a “best-efforts” basis and is being made without a firm commitment by the Placement Agent.

	Per Unit	Total
Public Offering Price	$6.00	20,000,010.00
Placement agent commissions (1)	$0.45	1,500,000.75
Proceeds to us, before expenses	$5.55	18,500,009.25

(1)	We have agreed to pay the placement agent a commission equal to 7.5% of the gross proceeds sold in the offering. In addition, we have agreed to issue to the placement agent warrants to purchase up to 2.5% of the Shares sold in this offering at an exercise price of $7.50 per share. See section entitled “Plan of Distribution” on page 147 for more information.

We are authorized to issue 50,000,000 ordinary shares of par value $0.001 each. Following the completion of this offering, our issued and outstanding share capital will consist of 15,687,375 ordinary shares and warrants to purchase 2,583,335 ordinary shares. Our outstanding share capital consists of one class of ordinary shares. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote. Mr. Jinlong Yang, our founder and chairman of our Board of Directors, beneficially owns an aggregate of 34.4% of our outstanding ordinary shares.

See “Risk Factors” beginning on page 9 for factors you should consider before buying the Units.

PRICE US$6.00 PER UNIT

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the securities comprising the Units against payment in U.S. dollars in New York, NY on March 12, 2021.

FT Global Capital, Inc.

The date of this prospectus is March 11, 2021.

You should rely only on the information contained in this prospectus. We have not, and the Placement Agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the Units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Units.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless we indicate otherwise, all information in this prospectus reflects the following:

●	“CAGR” refers to the estimated compound annual growth rate;

●	“China” or “PRC” refer to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

●	“Companies Act” refers to the Companies Act (Revised) of the Cayman Islands;

●	“CSRC” refers to the China Securities Regulatory Commission;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“FIE” refers to a foreign-invested enterprise;

●	“FINRA” refers to the Financial Industry Regulatory Authority, Inc.;

●	“Frost & Sullivan Report” refers to the report, dated July 2019, commissioned by us and prepared by Frost & Sullivan, an independent market research firm, to provide information on the transportation industry in China and certain regions thereof;

●	“FT Global Capital” refers to FT Global Capital, Inc.;

●	“GAAP” refers to the generally accepted accounting principles in the United States;

●	“HK$”, “HKD” or “Hong Kong dollars” refers to the legal currency of the Hong Kong Special Administrative Region;

●	“initial public offering” refers to our initial public offering, in which we offered and sold an aggregate of 3,354,040 ordinary shares at an offering price of US$4.00 per share, including a partial exercise of the underwriters’ over-allotment;

●	“JOBS Act” refers to the Jumpstart Our Business Startups Act, enacted in April 2012;

●	“KPIs” refers to key performance indicators;

●	“MingZhu,” “we,” “us,” “our company,” “the company,” “our,” or similar terms used in this prospectus refer to MingZhu Logistics Holdings Limited明珠货运控股有限公司, a Cayman Islands exempted company, including its wholly-owned subsidiaries, unless the context otherwise indicates.

●	“MOFCOM” refers to China’s Ministry of Commerce;

●	“ordinary shares” refers to our ordinary shares par value US$0.001 per share;

●	“PCAOB” refers to the Public Company Accounting Oversight Board of the United States;

●	“PFIC” refers to a passive foreign investment company;

●	“Placement Agent” refers to FT Global Capital, who has agreed to act as our exclusive placement agent in connection with this offering;

●	“Placement Agent Warrants” refer to the warrants to purchase a certain number of shares that equals 2.5% of the aggregate number of the Units sold in this offering at an exercise price of $7.50 per share as additional compensation to the Placement Agent.

●	“Registration Statement” refers to the registration statement we have filed with the SEC (as defined below) relating to this offering of which this prospectus forms a part;

●	“RMB” or “Renminbi” refer to the legal currency of the People’s Republic of China;

●	“SAFE” refers to China’s State Administration of Foreign Exchange;

●	“SAT” refers to China’s State Administration of Taxation;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended; and

●	“Unit” or “Units” refer to the securities of the Company being offered in this prospectus, which consist of (a) one ordinary share, par value US$0.001 per share and (b) one warrant to purchase 0.75 ordinary share at 6.60 per share, exercisable until three and one-half years after the issuance date and subject to certain adjustment and cashless exercise provisions as described herein.

●	“US$,”, “$”, “dollars”, “USD” or “U.S. dollars” refer to the legal currency of the United States.

This prospectus contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the Placement Agent or any of their affiliates or advisers including Frost & Sullivan, with respect to information on the transportation industry in China. The information in such sources may not be consistent with other information compiled in or outside of China. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

We use U.S. dollars as the reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the applicable balance sheet date. Equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rates for the applicable period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by the related translations. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions — overseas investments in areas including real estate, hotels, cinemas, the entertainment industry, and sports clubs will be limited, while investments in some sectors such as gambling will be banned.

RISK FACTORS SUMMARY

Our business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors” beginning on page 9, which you should read in its entirety.

●	Our reliance on major customers and any loss of our major customers or changes in their demands for our services would likely have a material adverse effect on our business, results of operations, financial conditions and prospect.

●	Our principal shareholder (controlled by our Chairman and Chief Executive Officer) will continue to exert substantial influence over our company.

●	Our executive officers have no prior experience in operating a U.S. public company, and their inability to operating the public company aspects of our business could harm us.

●	We are exposed to credit risk from our customers.

●	Our cash flow position may deteriorate owing to the difference in timing between receipt of payments from our customers and payments to our suppliers and subcontractors if we are unable to manage such timing difference and its impact on our cash flow properly.

●	We have identified material weaknesses in our internal accounting controls, which we may be unable to remediate despite the efforts we plan to make to address such weaknesses.

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

●	The trading price of our ordinary shares may be volatile, each of which could result in substantial losses to investors.

●	Because we are incorporated under Cayman Islands law, investors may face difficulties in protecting their interests, and investors’ ability to protect their rights through U.S. courts may be limited.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in the Units discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the Units. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date of this prospectus.

Overview

We are a trucking service provider in China with over 18 years of experience in the transportation industry. We formed our first operating subsidiary in 2002 to engage in the business of trucking services and subsequently formed four other wholly-owned subsidiaries. Our current operations are conducted through our subsidiaries. We experienced a steady growth in our business in recent years and our revenue increased by 6.4% for the year ended December 31, 2019 comparing to the same period in 2018. As a result of our continuous growth, we have become the second largest transportation company in the Guangdong province and we have been accredited by the China Federation of Logistics and Purchasing as a 4A-grade trucking service provider.

Our transportation services operate out of two terminals, one in the Guangdong region, and the other in the Xinjiang region. We primarily provide dedicated trucking services within the PRC. We have created a successful business model that has allowed us to expand our customer base and market coverage whilst maintaining good relationships with our existing customers. With the proceeds raised from this offering, we intend to carry out our strategy that will allow us to reach our mission to become China’s most trusted transportation company.

As of the date of this prospectus, we operate a truckload fleet with 114 tractors and 76 trailers, all of which are owned by us. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC.

Our customers primarily include sizeable logistics companies, freight forwarders and warehouse operators in the PRC. During the six months ended June 30, 2020 and 2019, we had 33 and 43 customers, respectively, and sales to our top five customers accounted for approximately 89.0% and 74.7%, respectively.

Our total revenue was $8,872,972 and $9,669,288 for six months ended June 30, 2020 and 2019, respectively, representing a decrease of approximately 8.2%. For the six months ended June 30, 2020 and 2019, 58.7% and 40.3% of our total revenue, respectively, was generated from the Guangdong province, whilst 41.3% and 59.7% were generated from the Xinjiang province, respectively. We recorded an income from operations of approximately $312,014 and $588,729 for the six months ended June 30, 2020 and 2019, respectively.

Recent Developments

The outbreak of COVID-19 since the beginning of 2020 has adversely impacted the global economy. With daily life in China gradually returning to normal since April, our business related to logistics industry has gone back to normal as well. However some new cases found in Xinjiang region caused heavy lockdown starting from June. Our revenue generated from Xinjiang was substantially reduced during June. To the date of this filing, our revenue is still negatively affected by the lockdown of Xinjiang region.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●	Decrease in Customer Demand. Our customers were negatively impacted by the COVID-19 pandemic and the demand for transportation has largely diminished. The revenue for the first half of 2020 was decreased by 8.2%. However, no customer contract has been terminated due to COVID-19 pandemic. Our subcontractors have been negatively impacted by the COVID-19 pandemic, but the trucks provided by our subcontractors are still able to satisfy the needs required.

●	Extended Collection Time and Increase in Provision for Doubtful Accounts. Our customers may require additional time to pay us which may require us to record additional allowances. The provision for doubtful accounts was increased by 185.2% to US$261.7 thousand for the six months ended June 30, 2020. We are currently working with our customers for payments and will monitor our collection closely.

●	Shortage of Drivers. Due to the travel restrictions imposed by the local governments, some of our drivers in Xinjiang region have not been able to get back on road for work. However, such shortage of drivers did not have significant impact on our services, because our subcontractors were more than capable to provide services to our customers.

Impacts to our results of operations depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain COVID-19 and mitigate its impact, almost all of which are beyond our control. Nonetheless, we are closely monitoring the development of the COVID-19 pandemic and will continually assess its potential impact to our business. Because of the uncertainty surrounding the COVID-19 pandemic, the further business disruption, especially in Xinjiang and the related financial impact related to the outbreak of and response to COVID-19 cannot be reasonably estimated at this time. For a detailed description of the risks associated with the COVID-19 pandemic, see “Risk Factors—Risks Related to Our Business and Industry—Our business operations have been and may continue to be materially and adversely affected by the outbreak of the coronavirus disease (COVID-19).”

On October 21, 2020, we completed our firm commitment initial public offering (“IPO”) of 3,000,000 ordinary shares at a public offering price of US$4.00 per share, for total gross proceeds of US$12 million, before deducting underwriting discounts, commissions and other related expenses. Our ordinary shares began trading on The Nasdaq Capital Market on October 21, 2020 under the symbol “YGMZ”.

On October 30, 2020, the underwriter and sole book-runner of our underwritten IPO, has exercised the partial over-allotment option and purchased an additional 350,000 ordinary shares of the Company at the IPO price of US$4.00 per share.

On December 4, 2020, the underwriter and sole book-runner of our underwritten IPO, has further exercised the partial over-allotment option and purchased an additional 4,040 ordinary shares of the Company at the IPO price of US$4.00 per share.

As a result of above exercise of over-allotment option, the Company has raised US$13,416,160 in gross proceeds, before underwriting discounts and commissions and offering expenses, through the issuance of a total of 3,354,040 common shares in the IPO.

Our Strengths

We believe that the following strengths differentiate us from our competitors and provide us with advantages for realizing the potential of market opportunity:

●	substantial industry experience;

●	long-standing relationships with customers in the PRC, primarily including sizeable third-party logistics companies;

●	an experienced and motivated management team;

●	a sizable fleet consisting of over 130 tractors and 80 trailers;

●	a well-functioned network; and

●	a fleet and maintenance system designed to optimize life-cycle investment.

Our Strategies

Our principal objective is to sustain a continuous growth in our business and maintain our competitive advantages such that we can be positioned as a leading player in the transportation industry in the PRC. We plan to implement the following strategies to further develop our existing transportation business and reputation in the PRC:

●	Attract and retain top talent at all levels to ensure sustainable growth;

●	expand and upgrade our fleet size in response to the increase in market demands;

●	strengthen our information technology system;

●	maintain stable relationships with our major customers and suppliers and expand our customer base;

●	further expand into Xinjiang and other less competitive new markets; and

●	acquire and invest in strategic entities.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus, including our subsidiaries. For more detail on our corporate history, please refer to “Business - Corporate History and Structure” on page 109 of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the Securities and Exchange Commission, or the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to our initial public offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

Our principal executive offices are located at 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District, Shenzhen, Guangdong, China 518081, and our telephone number at that address is (86) 755-25209839. Our website is www.szygmz.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009 Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Conventions that Apply to this Prospectus

This prospectus contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the Placement Agent or any of their affiliates or advisers including Frost & Sullivan, an independent market research and consulting firm with respect to information on the transportation industry in China.

We use U.S. dollars as the reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the applicable balance sheet date. Equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rates for the applicable period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by the related translations. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions — overseas investments in areas including real estate, hotels, cinemas, the entertainment industry, and sports clubs will be limited, while investments in some sectors such as gambling will be banned.

Summary Consolidated Financial and Operating Data

The following summary consolidated statements of income and comprehensive income for the six months ended June 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, and the summary consolidated balance sheet data as of June 30, 2020, December 31, 2019 and 2018, have been derived from our consolidated financial statements included elsewhere in this prospectus.

On May 21, 2020, all of our existing shareholders surrendered a portion of their ordinary shares to the Company for no consideration and on the same day, our board of directors approved the surrendering and cancellation of the surrendered shares. Subsequent to the aforementioned cancellation of the surrendered shares, we have a total of 9,000,000 ordinary shares with a par value $0.001 issued and outstanding.

On October 21, 2020, we completed our firm commitment initial public offering (“IPO”) of 3,000,000 ordinary shares at a public offering price of US$4.00 per share, for total gross proceeds of US$12 million, before deducting underwriting discounts, commissions and other related expenses.

On October 30, 2020, the underwriter and sole book-runner of our underwritten IPO, has exercised the partial over-allotment option and purchased an additional 350,000 ordinary shares of the Company at the IPO price of US$4.00 per share.

On December 4, 2020, the underwriter and sole book-runner of our underwritten IPO, has further exercised the partial over-allotment option and purchased an additional 4,040 ordinary shares of the Company at the IPO price of US$4.00 per share.

As of the date hereof, our authorized share capital is $50,000 divided into 50,000,000 ordinary shares with a par value of $0.001 per share. As of the date of this prospectus, 12,354,040 ordinary shares were issued and outstanding.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Six Months ended June 30,		For the Year Ended December 31,
	2020	2019	2019	2018
	USD	USD	USD	USD
Selected Consolidated Statements of Income and Comprehensive Income Data:
Revenues	8,872,972	9,669,288	29,410,550	27,646,789
Transportation costs	7,678,741	8,349,754	25,358,456	22,399,066
General and administrative expenses	579,139	606,629	1,299,413	1,147,101
Income from operations	312,014	588,729	2,675,066	4,034,766
Other expenses	-	(7,526)	(211,022)	(173,851)
Income before income taxes	210,750	504,645	2,464,044	3,860,915
Provision for income taxes	104,052	187,453	821,250	1,006,028
Net income	106,698	317,192	1,642,794	2,854,887
Other comprehensive loss	(62,324)	(90,836)	(121,195)	(419,684)
Comprehensive income	44,374	226,356	1,521,599	2,435,203
Earnings per share – basic and diluted	0.01	0.04	0.18	0.32
Weighted average ordinary shares outstanding	9,000,000	9,000,000	9,000,000	9,000,000

	June 30, 2020	December 31, 2019	December 31, 2018
	USD	USD	USD
Selected Consolidated Balance Sheet Data:
Current assets	14,564,138	15,426,062	10,567,898
Property and equipment, net	3,853,603	4,595,206	4,988,774
Total assets	18,808,409	20,385,800	15,883,551
Total debt (including current maturities)	3,794,211	4,348,175	2,522,726
Capital lease and financing obligations	68,658	873,364	1,464,109
Shareholders’ equity	10,071,004	10,026,630	8,505,031

The Offering

Offering price	US$6.00 per Unit.

Securities offered by us in this offering	Units, each Unit consists of (a) one ordinary share and (b) one warrant to purchase 0.75 ordinary share at an exercise price of US$6.60 per share, exercisable until three and one-half years after the issuance date and subject to certain adjustment and cashless exercise provisions as described herein.

Number of ordinary shares outstanding immediately before the offering:	12,354,040 ordinary shares, par value US$0.001 per share.

Number of ordinary shares outstanding immediately after this offering	15,687,375 ordinary shares, par value US$0.001 per share (not including ordinary shares issuable upon warrant exercises).

Ordinary shares	We are authorized to issue 50,000,000 ordinary shares of par value $0.001 each. All of our outstanding ordinary shares are fully paid and non-assessable. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote.

Placement Agent Warrants:	We have agreed to pay additional compensation to the Placement Agent in the form of the Placement Agent Warrants to purchase that number of shares which equals 2.5% of the aggregate number of the Units sold in this offering at an exercise price of $7.50 per share excluding any shares issuable upon exercise of any warrants issued in this offering.

See “Description of Share Capital.”

Use of proceeds	We expect to receive net proceeds of approximately US$18.26 million in the aggregate from this offering, after deducting discounts and commissions and estimated offering expenses payable by us to the Placement Agent, based on the public offering price of US$6.00 per Unit.

We intend to use the net proceeds of this offering for expansion of fleet size, operational improvement, as well as strategic acquisitions and alliances based on market conditions and for other general corporate purposes. As of the date of this prospectus, we are not a party to any agreement or understanding with respect any such acquisitions or alliances. For more information on the use of proceeds.

See “Use of Proceeds.”

Lock-up agreements:	Our directors, executive officers, and existing shareholders have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of the ordinary shares or securities convertible into or exercisable or exchangeable for the ordinary shares for a period of 90 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Plan of Distribution” for more information.

Listing	Our ordinary shares are listed on the Nasdaq Capital Market. Our ordinary shares will not be listed on any other stock exchange or quoted for trading on any over-the-counter trading system. We do not intend to apply for any listing of the warrants on any securities exchange or nationally recognized trading system, and we do not expect a market to develop for the warrants.

Nasdaq trading symbol	YGMZ

Payment and settlement	We expect to deliver the securities comprising the Units against payment on March 12, 2021.

Taxation	For the Cayman Islands, PRC and U.S. federal income tax considerations with respect to the ownership and disposition of the ordinary shares, see “Taxation.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in our securities. You should carefully consider these risks before deciding to invest in our securities.

RISK FACTORS

Investing in our securities is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our reliance on major customers and any loss of our major customers or changes in their demands for our services would likely have a material adverse effect on our business, results of operations, financial conditions and prospect.

We have historically relied on a limited number of major customers for a significant portion of our revenue and we anticipate that such reliance will remain unchanged in the near future. During the six months ended June 30, 2020 and 2019, sales to our top five customers accounted for approximately 89.0% and 74.7%, respectively. In particular, for the six months ended June 30, 2020, Guangzhou Hoolinks Technologies Co., Ltd. and Changshan Zhongka Yunli Supply Chain Management Co., Ltd. accounted for 56.0% and 16.9% of our total revenue, respectively. For the six months ended June 30, 2019, Changshan Zhongka Yunli Supply Chain Management Co., Ltd. and Xinjiang Chenhui Petrochemicals Co., Ltd., Chanji Prefecture Jiukang Logistics Co., Ltd., Xinjiang Dijiu Energy Co., Ltd., and Xinjiang Jiuzhou Hengchang Supply Chain Management Co., Ltd. accounted for 19.3%, 15.7%, 14.6%, 13.7% and 11.4% of our total revenue, respectively.

Our service agreements with our customers are generally for an average term of one year. While certain service agreements contain options of renewal, there is no assurance that our major customers will continue their business relationship with us, or the revenue generated from dealings with them will be maintained or increased in the future. In particular, if there is any claim against us related to the quality of our services from our major customers, such claim would affect the relationship with our major customers or substantially reduce their demand of our trucking services.

If we are unable to renew service agreements with our customers, or there is a reduction or cessation of demands from these customers for whatever reasons and we are unable to enter into new service agreements of comparable size and on similar terms in substitution, our business, financial conditions and results of operation may be materially and adversely affected. In addition, any deterioration on our customers’ ability to use our services and/or pay for our services in a timely manner will also have a material adverse effect on our business, results of operations, financial conditions and prospect.

Although a number of our business strategies will help mitigate risks resulting from our reliance on major customers, see “Business – Our Strategies”, “Business – Customers – Our Relationship with Major Customers,” there is no assurance that these strategies will be implemented successfully or, if implemented, fully mitigate the risks in connection with the loss of one or more major customers.

None of our service agreements with our customers are on an exclusive basis.

None of our service agreements with our customers are on an exclusive basis and our customers can engage other transportation services provider(s) for the provision of transportation and delivery services in addition to or in lieu of us.

Though we have had stable business relationships with our major customers, there is no assurance that our major customers will not engage one or more service providers for the provision of transportation services during the term of our service agreements with them. We cannot assure you that we can generate the same level of or increased revenue from our major customers as compared to the existing scenario. Any appointment of any additional transportation services providers by our major customers could therefore have a material adverse impact on our business, financial condition and operating results.

If we are unable to collect our receivables from our existing customers, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for our services. As of June 30, 2020 we had accounts receivable recorded at $6,558,759, of which $382,049 was allowanced and $4,048,166 was past due but not impaired, accounting for approximately 65.5% of our total accounts receivable. As of December 31, 2019, we had accounts receivable recorded at $11,006,358, of which $122,056 was allowanced and $3,256,248 was past due but not impaired, accounting for approximately 29.6% of our total accounts receivable. As of December 31, 2018, we recorded accounts receivable amounted to $7,481,932, of which approximately $89,069 was allowanced and $890,845 was past due but not impaired, respectively, accounting for approximately 11.9% of our total accounts receivable.

We establish an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific customers. However, actual losses on customer receivables balance could differ from those that we anticipate and as a result we might need to adjust our allowance. There is no guarantee that we will accurately assess the creditworthiness of our customers. Macroeconomic conditions, including related turmoil in the global financial system, could also result in financial difficulties for our customers, including limited access to the credit markets, insolvency or bankruptcy, and as a result could cause customers to delay payments to us, requesting modifications to their payment arrangements that could increase our receivables balance or default on the payment obligations to us. As a result, an extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to collect our receivables from our customers in accordance with the contracts with our customers, our results of operations and cash flows could be adversely affected.

We may incur losses in the future.

We had a net income of $106,698, $317,192, $1,642,794 and $2,854,887, respectively, for the six months ended June 30, 2020 and 2019 and the fiscal years ended December 31, 2019 and 2018. Despite our history of generating net income, we anticipate that our operating expenses, together with the increased general administrative expenses of a growing public company, will increase in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our services. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. As a result of the foregoing and other factors, we may incur net losses in the future and may be unable to achieve or maintain profitability on a quarterly or annual basis for the foreseeable future.

We generate a significant portion of our revenue from transportation services of slack coal in Xinjiang. Our reliance on such services subjects us to risks resulting from any decline in the business performance of our customers in the slack coal industry and adverse events in the slack coal industry or in the Xinjiang region in general.

We have relied upon transportation services of slack coal in Xinjiang for a significant portion of revenue. For the six months ended June 30, 2020 and 2019, our revenue generated from the Xinjiang province accounted for 41.3% and 59.7%. For the fiscal years ended December 31, 2019 and 2018, our revenue generated from Xinjiang province accounted for 48.3% and 47.8%, respectively, of our total revenue. Although we plan to diversify our services and customer base as we further expand into the Xinjiang market, we anticipate that we will at least to certain extent continue to rely on transportation services of slack coal in the near future. As such, our business performance will be affected by the slack coal industry in Xinjiang and the business performance of our customers in that industry. If these customers’ sales decline, such decline may likely lead to a corresponding decrease in demand for our services. Furthermore, any adverse developments in the slack coal industry or in the Xinjiang region in general could also materially and adversely affect our business, financial condition and results of operations.

The agreements governing the loan facilities MingZhu currently has contain restrictions and limitations that could significantly affect our ability to operate our business, raise capital, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations.

Under its loan agreements with existing lenders, Shenzhen Yangang Mingzhu Freight Industry Co., Ltd., one of our operating subsidiaries in the PRC (“MingZhu”), has the obligation to notify its lenders prior to certain corporate actions. Such corporation actions include, among other events, mergers, equity offerings, transfers of material assets, involvement in a material lawsuit and certain material related party transactions. In addition, pursuant to its loan agreements, MingZhu cannot provide guarantees to any third party, prioritize repayment of other loans, pay dividends to its shareholders or consummate a reorganization or share ownership restructuring without prior written consent of certain lenders. See “Business – Material Contracts.”

The foregoing provisions restrict, among other aspects, MingZhu’s ability to:

●	incur or permit to exist any additional indebtedness or liens;

●	guarantee or otherwise become liable with respect to the obligations of another party or entity;

●	acquire any assets or enter into merger or joint venture transactions; and

●	consummate certain related party transactions.

Our ability to comply with these provisions may be affected by events beyond our control. A failure to comply with any of such provisions will constitute an event of default under existing loan agreements of MingZhu, upon which the lenders will have the right to take a number of remedial actions that could adversely affect our liquidity and results of operations. See “– Defaults under our loan agreements could result in a substantial loss of our assets.”

Defaults under our loan agreements could result in a substantial loss of our assets and adversely affect our financial condition and operating results.

A failure to repay any of the indebtedness under our loan agreements as they become due or to otherwise comply with the covenants contained therein could result in an event of default thereunder. In addition, the loan agreements between MingZhu and certain lenders contain a cross-default provision, pursuant to which a default under any other loan agreement will be deemed an event of default under such agreements. If not cured or waived, an event of default under our existing loan agreements could enable the lenders to declare all borrowings outstanding on such debt, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit. The lenders could also elect to foreclose on our assets securing such debt. In such an event, we may not be able to refinance or repay our indebtedness, pay dividends or have sufficient liquidity to meet operating and capital expenditure requirements. Any such acceleration could cause us to lose a substantial portion of our assets and will substantially adversely affect our financial condition and operating results.

Our cash flow position may deteriorate owing to the difference in timing between receipt of payments from our customers and payments to our suppliers and subcontractors if we are unable to such timing difference and its impact on our cash flow properly.

For our daily operations, we outsourced a portion of our transportation services to external transportation companies, and sourced tires and fuel oils from the third party suppliers. Our cash flows depend on timely receipt of payments from our customers to meet our payment obligations to our suppliers and subcontractors. As of June 30, 2020, December 31, 2019 and 2018, our trade payables amounted to approximately $1,467,681, $1,565,668 and $845,093, respectively, whereas the respective trade payables accounted for approximately 17.3%, 15.9% and 15.3% of our total current liabilities, respectively.

Our accounts receivable turnover days were approximately 175.5 and 128.6 days, respectively, during six months ended June 2020 and 2019. Our accounts receivable turnover days were approximately 113.4 and 102.7 days, respectively, during 2019 and 2018. As a result of the above, our daily operation has to rely on our internal resources, bank borrowings and loans from shareholders to maintain our cash flow and satisfy the needs of our daily operations.

If we fail to manage the timing difference between receipt of customer payments and supplier payments, or if the timing difference is further aggravated, we may have to resort to reserve further funds from our internal resources and/or obtain banking facilities and/or shareholder loans to meet our payment obligations, which may not be readily available, or if available on reasonable economic terms and our financial condition may be materially and adversely affected as a result.

We rely on subcontractors to handle a proportion of our trucking services. Any delay or failure in their services would adversely affect our operations and financial results.

We subcontract a portion of our trucking services, specifically delivery orders from customers with irregular delivery schedules, to external transportation companies. For the six months ended June 2020 and 2019, subcontracting charges incurred by us were approximately 60% and 49% of our total transportation costs, respectively. For the years ended December 31, 2019 and 2018, subcontracting charges incurred by us were approximately 59% and 41% of our total transportation costs, respectively. Any significant increase in the service fees charged by our subcontractors may have an adverse impact on our financial results. See “Business – Subcontracting Arrangement.”

There is no assurance that we will be able to monitor the performance of our subcontractors as directly and efficiently as with our own staff. If their performance is below our requisite standards or those of our customers, these sub-standard services may adversely damage our business reputation, cause our customers to deduct our service fees, negatively affect the relationship with our customers and potentially expose us to litigations and claims from our customers. Further, we may incur additional costs for sourcing alternative services providers at a price higher than we originally anticipated. This could adversely affect the profitability of our business.

Notwithstanding the stable business relationship with our subcontractors, there is no assurance that we would be able to maintain such a relationship with them in the future. There is also no assurance that we would be able to find alternative subcontractors with the requisite expertise, experience and capability that can meet our business needs and tight delivery schedules with competitive prices and acceptable terms of service in a timely manner. In addition, we are not sure that our all customers will allow us to subcontract our business in the future. In such event, our ability to complete our trucking services on time with effective cost could be impaired, thereby damaging our business reputation and adversely affecting our operations and financial results.

Difficulty in obtaining material, equipment, goods and services from our vendors and suppliers could adversely affect our business.

We are dependent upon our suppliers for certain products and materials, including our tractors and trailers. We manage our over-the-road fleet to a five-year trade cycle with the current average age-of-fleet of our vehicles at approximately three years. Accordingly, we rely on suppliers of our trucks and truck components to maintain the age of our fleet. We believe that we have positive relationships with our suppliers and are generally able to obtain favorable pricing and other terms from such parties. If we fail to maintain these relationships with our suppliers, or if our suppliers are unable to provide the products and materials we need or undergo financial hardship, we could experience difficulty in obtaining needed goods and services because of production interruptions, limited material availability or other reasons. Subsequently, our business and operations could be adversely affected.

The trucking service market in the PRC is highly competitive and fragmented, which subjects us to competitive pressures pertaining to pricing, capacity and service.

Our operating segments compete with many trucking service carriers, certain railroads, logistics, brokerage, freight forwarding and other transportation companies. The trucking service market in the PRC is highly competitive and fragmented. Some of our competitors may have greater access to equipment, a larger fleet, a wider range of services, preferential dedicated customer contracts, greater capital resources or other competitive advantages. Numerous competitive factors could impair our ability to maintain or improve our profitability. These factors include the following:

●	Many of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth in the economy. This may make it difficult for us to maintain or increase freight rates, or may require us to reduce our freight rates. Additionally, it may limit our ability to maintain or expand our business.

●	Since some of our customers also operate their own private trucking fleets, they may decide to transport more of their own freight.

●	Many customers periodically solicit bids from multiple carriers for their shipping needs, despite the existence of dedicated contracts, which may depress freight rates or result in a loss of business to our competitors.

●	The continuing trend toward consolidation in the transportation industry may result in more large carriers with greater financial resources and other competitive advantages, with which we may have difficulty competing.

●	Higher fuel prices and higher fuel surcharges to our customers may cause some of our customers to consider freight transportation alternatives, including rail transportation.

●	Advancements in technology may necessitate that we increase investments in order to remain competitive, and our customers may not be willing to accept higher freight rates to cover the cost of these investments.

●	Competition from freight logistics and brokerage companies may negatively impact our customer relationships and freight rates.

●	Smaller carriers may build economies of scale with procurement aggregation providers, which may improve such carriers’ abilities to compete with us.

The trucking service market is affected by economic and business risks that are largely beyond our control.

The trucking service market is highly cyclical, and our business is dependent on a number of factors that may have a negative impact on our operating results, many of which are beyond our control. We believe that some of the most significant factors beyond our control that may negatively impact our operating results are economic changes that affect supply and demand in transportation industry, such as:

●	changes in customers’ inventory levels, including shrinking product/package sizes, and in the availability of funding for their working capital;

●	commercial driver shortages;

●	industry compliance with an ongoing regulatory environment;

●	excess truck capacity in comparison with shipping demand; and

●	downturns in customers’ business cycles, which may be caused by declines in consumer spending.

The risks associated with these factors are heightened when the Chinese economy is weakened. Some of the principal risks during such times are as follows:

●	low overall freight levels, which may impair our asset utilization;

●	customers with credit issues and cash flow problems;

●	changing freight patterns resulting from redesigned supply chains, resulting in an imbalance between our capacity and customer demand; and

●	customers bidding out freight or selecting competitors that offer lower rates, in an attempt to lower their costs, forcing us to lower our rates or lose freight.

Economic conditions that decrease shipping demand or increase the supply of capacity in the trucking service market can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. Declining freight levels and rates, a prolonged recession or general economic instability could result in declines in our results of operations, which declines may be material.

We also are subject to cost increases outside our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, fuel and energy prices, driver wages, taxes and interest rates, tolls, license and registration fees, insurance premiums, regulations, revenue equipment and related maintenance costs and healthcare and other benefits for our associates. We cannot predict whether, or in what form, any such cost increase or event could occur. Any such cost increase or event could adversely affect our profitability.

In addition, events outside our control, such as strikes or other work stoppages at our facilities or at customer, port, border or other shipping locations, weather, actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign country or group located in a foreign country or heightened security requirements could lead to reduced economic demand, reduced availability of credit or temporary closing of shipping locations. Such events or enhanced security measures in connection with such events could impair our operations and result in higher operating costs.

We are, to a certain extent, dependent on the consumer and retail market in the PRC.

We mainly provide trucking services to our customers in the transportation industry, some of whom ultimately provide transportation services to end customers in the consumer and retail market in the PRC. As such, our business performance will, to a certain extent, be affected by our customers’ business performance and the consumer and retail market in the PRC. Although these customers of ours who are consumer goods delivery services providers may not have contributed substantially to our total revenue in the past two years, if these customers’ sales in the PRC decline, such decline may likely lead to a corresponding decrease in demand for our services. Furthermore, as we expand our business, we may solicit new customers who are consumer goods delivery services providers or strengthen our relationships with this type of existing customers, which may lead to stronger reliance on these customers. Any adverse developments in our customers’ business performance could therefore materially and adversely affect our business, financial condition and results of operations.

We may not be able to implement all or any of our business plans successfully.

As part of our business strategies, we plan to expand our own fleet of delivery vehicles and labor force, expand our sales and marketing network and establish an information technology system which can facilitate our preparation of delivery routes and schedules and enable tracking and monitoring of the status of delivery by our self-owned trucking vehicles and subcontractors. Such future plan is developed based on a number of assumptions, forecasts and commitment of our management. We may not succeed in executing our business strategies due to a number of reasons, including the following:

●	we may fail to acquire delivery vehicles at our expected prices or recruit a sufficient number of skilled drivers and employees to align with our expansion;

●	we may not have sufficient financial resources available;

●	we may fail to adapt ourselves to the information technology system;

●	we may fail to expand our sales and marketing network;

●	we may fail to meet our customers’ demands for our trucking services; and

●	we may fail to reach the targets we expect from our expansion and business strategies.

If we fail to successfully implement our business strategies, we may not be able to maintain our growth rate and our business, financial condition and results of operations may be materially and adversely affected.

Expanding our self-owned vehicle fleet may result in a significant increase in our depreciation expenses.

We intend to expand the scale of our own vehicle fleet in order to accommodate potential new business opportunities. Such expansion of our self-owned vehicle fleet may result in a significant increase in our depreciation expenses, which may in turn materially and adversely affect our business, financial condition and results of operations.

Our operation is exposed to disruptions due to bad weather, possible occurrences of natural disasters, epidemics and other diseases and uncertainties, traffic congestions and public civil movements.

As we provide trucking services, any significant disruption in traffic due to severe traffic congestions, weather conditions or disturbances such as public civil movements, flash floods, or breakdown in major road infrastructure may lead to a reduction in and/or delay of our services. Such service interruptions may adversely affect our service quality in meeting our customers’ key performance indicators (“KPIs”) requirements and negatively affect our relationship with our customers. Further, we may have to engage additional delivery vehicles from other transportation companies to maintain our service operations. The occurrence of any of the foregoing events may adversely affect our business, financial condition and results of operations.

Our business operations have been and may continue to be materially and adversely affected by the outbreak of the coronavirus disease (COVID-19).

An outbreak of respiratory illness caused by a novel coronavirus (COVID-19) was first emerged in China in late 2019 and continues to expand within the PRC and globally. On January 30, 2020, the WHO declared the outbreak of COVID-19 a public health emergency of international concern. On March 11, 2020, the WHO declared the outbreak of COVID-19 a pandemic, expanding its assessment of the threat beyond the global health emergency it had announced in January. As of the date of this prospectus, the virus had spread globally. With an aim to contain the COVID-19 pandemic, the PRC government had imposed extreme measures across the PRC during the first half of 2020 including complete or partial lockdown measures across various cities in the PRC, the extended shutdown of business operations, and the mandatory quarantine requirements on infected individuals and anyone deemed potentially infected.

The COVID-19 pandemic, which may result in a high number of fatalities, has an adverse impact on the livelihood of the people in and the economy of the PRC. The trucking services and transportation industry in the PRC have been and may continue to be adversely impacted. The economy slowdown and/or negative business sentiment have a negative impact on the transportation industry and our business operations and financial condition have been and may continue to be adversely affected.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

•	Temporary Closure of Offices and Travel Restrictions. In compliance with the government health emergency rules in place and in observation of China’s Spring Festival national holiday, we temporarily closed our offices from January 18, 2020 to February 12, 2020. Our offices have resumed fully operational since February 12, 2020. Due to the nature of our business, the impact of the closure was not significant as most of our work force could continue working offsite.

•	Decrease in Customer Demand. Our customers were negatively impacted by the COVID-19 pandemic and the demand for transportation has largely diminished. We have seen decrease in revenue projection for the first half of 2020. However, no customer contract has been terminated due to COVID-19. Our subcontractors have been negatively impacted by the COVID-19 pandemic, but the trucks provided by our subcontractors are still able to satisfy the needs required.

•	Extended Collection Time and Increase in Bad Debts. Our customers may require additional time to pay us or fail to pay us which may require us to record additional allowances. In order to faithful reflect the performance and condition of the Company, we had temporally revised our policy of allowance for doubtful accounts with additional allowances recorded. We are currently working with our customers for payments and have not experienced significant collection issues as of the date of this prospectus. We will monitor our collection closely through 2021.

•	Shortage of Drivers. Due to the travel restrictions imposed by the local governments, some of our drivers have not been able to get back on road for work. However, the impact of such shortage of drivers is not significant to the Company because the customer orders have dropped due the COVID-19 pandemic and we pay our drivers on a per-drive basis for fulfilled customer orders only.

We cannot foresee whether the COVID-19 pandemic will be effectively contained, nor can we predict the severity and duration of its impact. If the COVID-19 pandemic is not effectively and timely controlled, our business operations and financial condition may be adversely affected as a result of the deteriorating market outlook, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee.

An increase in fuel prices may reduce profitability.

The provision of trucking services is highly reliant on the availability of the appropriate fuel and its cost and an increase in fuel prices may increase our costs. During the six months ended June 30, 2020 and 2019, our fuel costs accounted for approximately 12.4% and 16.6% of our transportation costs, respectively. During the years ended December 31, 2019 and 2018, our fuel costs accounted for approximately 13.4% and 20.9% of our transportation costs, respectively.

The cost of fuel can fluctuate significantly and is subject to many economic and political factors that are beyond our control, including but not limited to the political instability in oil-producing regions. According to the Frost & Sullivan Report, while diesel fuel price has decreased during 2017 to RMB 5,846.1 (approximately $898.5) per ton, it is expected that the diesel price will gradually increase and will reach RMB 7,261.5 (approximately $1,056.1) per ton in 2021, due to the anticipated oil production cut by the Organization of the Petroleum Exporting Countries and other oil production countries in the coming years. Without a corresponding increase in our transportation rates when the price of fuel oil surges, our profitability may be adversely affected.

Our service agreements with our customers allow us to adjust our service fees to some extent when the fuel prices fluctuate significantly. However, if the fluctuations fall within the acceptable range, the service fees cannot be adjusted, and we would not be able to pass the increased cost of fuel oil to our customers. Therefore, we are still exposed to the risk of the fuel price fluctuation which may affect our profitability.

We may experience labor shortage or unrest.

Our trucking services involve a substantial amount of labor force. As of the date of this prospectus, we have a total of 122drivers which accounted for approximately 83% of our total workforce. While we have not experienced any significant labor shortage, we may face such problem in the future. We may be required to increase the wages for our workers as a result of changes in the labor market conditions or industry practices.

We expect that the wage levels of our employees will continue to be determined in accordance with the prevailing market rates in the relevant regions in the PRC as well as the performance of the relevant employees in the foreseeable future. There is no assurance that we will not face labor unrest or we do not have to adjust the wages upward for our employees demanding higher wages from us. Labor unrest will disrupt our services and the higher wages will result in increased services costs for us. Should we fail to increase our service prices to offset the additional labor costs in a timely manner or fail to manage labor shortage or labor unrest, our business, operation and financial performance could be adversely affected.

Our customers could become our competitors.

Many of our customers are logistic companies which have the capability and financial resources to diversity and own their own vehicle fleet. These customers may also continue to evaluate whether to own their vehicle fleet or engage other transportation companies to provide the logistics services. In the event that our customers own their vehicle fleet, such customers could reduce or eliminate their need of our trucking services, which would subsequently result in a reduction of our revenue and would adversely affect our business and results of operations.

We may not be familiar with new regions or markets we enter and may not be successful in offering new products and services or maintain our current growth.

The growth of our company was based on the services we currently provided to existing markets. The revenue decreased by 8.2% for the six months ended June 30, 2020 compared with the same period of 2019. The revenue growth rate was 6.4% and 34.1%, respectively, for the years ended December 31, 2019 and 2018. We may expand our business and enter other regional markets in the future. However, we may be unable to replicate our current success in new markets. In expanding our business, we may enter markets in which we have limited, or no, experience. We may not be familiar with the local business and regulatory environment and we may fail to attract a sufficient number of customers due to our limited presence in that region. In addition, competitive conditions in new markets may be different from those in our existing markets and may make it difficult or impossible for us to generate high income in these new markets. If we are unable to manage these and other difficulties in our expansion into other regions in China, our prospects and results of operations may be adversely affected.

Our results of operations may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations, including our operating revenue, expenses and other key metrics, may vary significantly in the future and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Our financial results may fluctuate due to a variety of factors, some of which are outside of our control and, as a result, may not fully reflect the underlying performance of our business. Fluctuation in our operational results may adversely affect the price of our ordinary shares. Factors that may cause fluctuations in our quarterly results include:

●	our ability to attract new customers, maintain relationships with existing customers, and expand into new territories in China;

●	the amount and timing of operating expenses related to acquiring customers and the maintenance and expansion of our business, operations and infrastructure;

●	general economic, industry and market conditions in China;

●	our emphasis on customer experience instead of near-term growth; and

●	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired technologies or businesses.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing customers. Our efforts to build our brand have caused us to incur significant expenses, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to promote and maintain our brand, while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

If labor costs in the PRC increase substantially, our business and costs of operations may be adversely affected.

In recent years, the Chinese economy has experienced inflation and labor cost increases. Average wages are projected to continue to increase. Further, under PRC law we are required to pay various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. If we are unable to control our labor costs or pass such increased labor costs on to our customers by increasing the price of our products and services, our financial condition and results of operations may be adversely affected.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

As we continue to experience growth, we believe our success depends on the efforts and talents of our employees, including experienced drivers, financial personnel and marketing professionals. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve customers could diminish, resulting in a material adverse effect on our business.

Our business depends on the continued efforts of our senior management, particularly Mr. Jinlong Yang. If Mr. Yang, or one or more other of our key executives, were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continuing services of our senior management, particularly Mr. Jinlong Yang, our Chairman and Chief Executive Officer, and our other executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our key executives of our subsidiaries in China, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between us and our current or former officers, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Our executive officers have no prior experience in operating a U.S. public company, and their inability to operate the public company aspects of our business could harm us.

Our executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

From time to time we may evaluate and potentially consummate acquisitions or alliances, which could require significant management attention, disrupt our business, adversely affect our financial results, be unsuccessful or fail to achieve the desired result.

We plan to evaluate and consider strategic transactions, combinations, acquisitions or alliances to enhance our existing business or develop new products and services. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate the transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such a transaction.

Any acquisition or alliance will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our products;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	regulatory risks; and

●	liability for activities of the acquired business before the acquisition, including patent, copyright and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities.

Any future acquisitions or alliances may not be successful. Furthermore, we may not benefit from our business strategy, nor generate sufficient revenue to offset the associated costs or may otherwise not result in the intended benefits. In addition, we cannot assure you that any future acquisition of, or alliance with respect to, new businesses or technology will lead to the successful development of new or enhanced services or that any new or enhanced services, if developed, will achieve market acceptance or prove to be profitable.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

Although our current cash and cash equivalents, anticipated cash flows from operating activities and the proceeds from this offering will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for at least 12 months following this offering, there is a risk that we may need additional cash resources in the future to fund our growth plans or if we experience adverse changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for new investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. The issuance and sale of additional equity would result in further dilution to our shareholders.

●	default and foreclosure on our assets if our operating revenue is insufficient to repay debt obligations;

●	acceleration of obligations to repay the indebtedness (or other outstanding indebtedness), even if we make all principal and interest payments when due, if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

●	creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate.

The occurrence of any of these risks could adversely affect our operations or financial condition.

We will be subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risks associated with non-compliance.

Following this offering, we will be subject to rules and regulations by various governing bodies and self-regulatory organizations, including, for example, the SEC and The Nasdaq Stock Market, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Our business is subject to risks related to lawsuits and other claims brought by our clients or business partners. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition.

We are subject to lawsuits and other claims in the ordinary course of our business. We are currently not involved in any lawsuits with any of our customers. However, claims arising out of actual or alleged violations of law could be asserted against us by individuals, companies, governmental or other entities in civil, administrative or criminal investigations and proceedings. These claims could be asserted under a variety of laws and regulations, including but not limited to contract laws, consumer protection laws or regulations, intellectual property laws, environmental laws, and labor and employment laws. These actions could expose us to adverse publicity and to monetary damages, fines and penalties, as well as suspension or revocation of licenses or permits to conduct business. Even if we eventually prevail in these matters, we could incur significant legal fees or suffer reputational harm, which could have a material adverse effect on our business and results of operations as well as our future growth and prospects.

We are subject to extensive environmental laws and regulations, and the costs related to compliance with, or our failure to comply with, existing or future laws and regulations, could adversely affect the business and results of operations.

Our operations are subject to national and local laws and regulations relating to the protection of the environment. Sanctions for noncompliance may include revocation of permits, corrective action orders, significant administrative or civil penalties and criminal prosecution. In recent years, the PRC government has strengthened the regulations of environmental protection by enacting new laws and modifying existing laws. Our business involves environmental management and issues typically associated with fuel consumption. We have not received any non-compliance notice or warning from the government regarding environmental violations. However, the PRC government may pass new legislation or amend current laws and regulations and set higher requirements and standards for vehicle operations. Our cost of complying with environmental laws and regulations may increase and we may assign more personnel for environmental compliance. As a result, our financial conditions and results of operation may be materially and adversely affected.

Any lack of requisite approvals, licenses or permits applicable to our business may have a material and adverse impact on our business, financial condition and results of operations.

In accordance with the relevant laws and regulations in jurisdictions in which we operate, we are required to maintain various approvals, licenses and permits to operate our business, including but not limited to business license, road transport business license. These approvals, licenses and permits are obtained upon satisfactory compliance with, among other things, the applicable laws and regulations.

We were engaged in the business of air freight as an international freight forwarding agency and had entered into master agreements with the subcontractors. Due to the COVID-19 pandemic, this particular business has been suspended and no significant revenue was recorded since the beginning of 2020. We have not obtained the relevant certificate for this type of business, or completed filings with the competent governmental agencies. All of our subcontractors are qualified to conduct relevant business activities. According to the Detailed Rules for Implementing the Regulations of the People’s Republic of China on the Administration of the International Freight Forwarding Industry, entities engaging in international freight forwarding operations which are in violation of the provisions of the Regulations of the People’s Republic of China on the Administration of the International Freight Forwarding Industry and the present Detailed Rules are subject to bans against any illegal operational activities imposed by governmental agencies that are in charge of the trade sector. The agencies for industry and commerce shall impose penalties on such entities in accordance with the provisions of the relevant laws and administrative regulations, and the agencies in charge of the trade sector shall announce the ban thereof. The relevant local agencies of commerce shall file a record for archival purposes with the Ministry of Commerce (“MOFCOM”) after making the announcement. Such entities are prohibited from applying for handling international freight forwarding operations independently or jointly with other applicants for five years. Meanwhile, Implementing Regulations of the Customs of the People’s Republic of China on Administrative Penalties, which was promulgated in 2004 by the State Council, further provides that in case anyone undertakes customs declaration business without going through customs registration or fails to obtain the customs declaration practicing qualification, it shall be banned from conducting the business activities, the illegal gains shall be confiscated, and a fine of less than RMB 100,000 (approximately $14,544) may be imposed. Although we have suspended conducting this type of business for now, we face the risk of violating the foregoing PRC regulations. We may also face the risk of breaching the agreements we have entered into with our customers or subcontractors for air freight services and be banned from conducting this type of business and subject to punishments or confiscation of the gains derived from related business. As of the date of this prospectus, we have not received any order or penalty from any governmental authorities but we cannot assure you that we will not be subject to any order or penalties for the lack of relevant qualifications before we complete necessary registration and filing requirements.

As of the date of this prospectus, we have obtained the business license and road transport business license, but there can be no assurance that we will be able to obtain, renew and/or convert all of the approvals, licenses and permits required for our existing business operations upon their expiration in a timely manner or duly complete necessary registration or filings in the relevant governmental authorities for any of our new business, which could adversely affect our business operations.

Our business may be materially and adversely affected if our Chinese subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceedings.

The Enterprise Bankruptcy Law of China provides that an enterprise may be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably insufficient to clear such debts. Our PRC subsidiaries hold the bulk of the assets that are important to our business operations. If any of our PRC subsidiaries gets involved in a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially or adversely affect our business, financial condition and results of operations.

Any failure to protect our own intellectual property rights could impair our brand, negatively impact our business or both.

We currently own 6 PRC patents related to technologies used in connection with trucking services, including 1 invention patent and 5 utility patents. We also own one PRC trademark and 17 PRC copyright registrations, including 1 art-work copyright and 16 software copyrights. Our intellectual property rights are key to our operations and business prospects.

Our success and ability to compete also depend in part on protecting our own intellectual property. We rely on a combination of patents, copyrights, trade secrets, trademarks and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate. We have only filed patent applications in China and we have not acquired any related international patent rights by filing pursuant to the Patent Cooperation Treaty. Our patents are under no protections outside of China.

Third parties may seek to challenge, invalidate or circumvent our patents, copyrights, trade secrets, trademarks and other rights or applications for any of the foregoing. In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and impact our business.

We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business.

Our competitors, as well as other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, a third-party provider may claim that we are infringing on their intellectual property rights. We may, however, be unaware of the intellectual property rights that others may claim over some or all of our applications, technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, restrict us from conducting our business or require that we comply with other unfavorable terms. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management from our business operations.

We have identified material weaknesses in our internal accounting controls, and if we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations, and customer confidence and the market price of our ordinary shares may be materially and adversely affected.

Prior to our initial public offering, we were a private company based in China with limited accounting personnel and other resources and with limited experience in establishing and maintaining internal accounting controls and procedures in a manner appropriate for a U.S. listed and reporting public company. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended December 31, 2019 and 2018, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB and other control deficiencies. The material weaknesses identified related to (i) a lack of accounting staff and resources with appropriate knowledge of GAAP and SEC reporting and compliance requirements; and (ii) a lack of independent directors, an audit committee and internal audit function to establish formal risk assessment process and internal control framework. We are seeking to remediate these material weaknesses, but the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our consolidated financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ordinary shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of this Act will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2021. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

We have engaged Frost & Sullivan to prepare a commissioned industry report that analyzes the PRC transportation industry, which we refer to as the “Frost & Sullivan Report”. Information and data relating to the PRC transportation industry have been derived from Frost & Sullivan Report. Statistical data included in the Frost & Sullivan Report also include projections based on a number of assumptions. The transportation industry may not grow at the rate projected by market data, or at all. Any failure of the PRC transportation industry to grow at the projected rate may have a material adverse effect on our business and the market price of our ordinary shares. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the data and information contained in the Frost & Sullivan Report or any third-party publications and reports Frost & Sullivan has relied on in preparing its report. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Insurance and claims expenses could significantly reduce our earnings.

Although we maintain auto insurance for our vehicles, our future insurance and claims expenses might exceed historical levels, which could reduce our earnings. We maintain a high deductible for a portion of our claims exposure resulting from auto liability. Estimating the number and severity of claims, as well as related judgment or settlement amounts is inherently difficult. This, along with legal expenses, incurred but not reported claims and other uncertainties can cause unfavorable differences between actual claim costs and our reserve estimates. We reserve for anticipated losses and expenses and periodically evaluate and adjust our claims reserves to reflect our experience. However, ultimate results may differ from our estimates, which could result in losses over our reserved amounts.

We maintain insurance with licensed insurance carriers above the amounts which we retain. Although we believe our aggregate auto insurance limits should be sufficient to cover reasonably expected claims, it is possible that the amount of one or more claims could exceed our aggregate coverage limits. If any claim were to exceed our coverage, we would bear the excess, in addition to our other retained amounts. Insurance carriers have raised premiums for many businesses, including transportation companies. As a result, our insurance and claims expense could increase, or we could raise our deductible when our policies are renewed or replaced. Our operating results and financial condition could be materially and adversely affected if (i) cost per claim, premiums, or the number of claims significantly exceeds our estimates, (ii) we experience a claim in excess of our coverage limits, (iii) our insurance carriers fail to pay on our insurance claims or (iv) we experience a claim for which coverage is not provided.

Any failure to pay the full amount of taxes may subject us to penalty and materially and adversely affect our business, financial condition and results of operation.

In accordance with the Law of the PRC on the Administration of Tax Collection and its Implementation Regulations, where a taxpayer or a withholding agent fails to pay or underpays the amount of tax that should be paid or remitted within the specified time, the tax authorities shall order the taxpayer or withholding agent to pay or remit the tax within the specified time limit, and impose a penalty for late payment on a daily basis at the rate of 0.05% of the amount of tax in arrears from the date the tax payment is defaulted. If the taxpayer or withholding agent still fails to do so on the expiration of the time limit, the tax authorities may recover such unpaid taxes by adopting compulsory enforcement measures, and impose a fine of not less than 50 percent but not more than five times the amount of tax the taxpayer or withholding agent fails to pay or underpays or fails to remit. Furthermore, the taxation authorities shall also announce the tax payments defaulted by taxpayers regularly. See “Regulations - Regulations Relating to Taxation in the PRC – Tax Collection and Payment.”

Affected by polity factors such as credit tightening, some of our accounts receivable that met the collection conditions have not been recovered on time, which has an adverse impact on our liquidity. As a result, MingZhu has completed the procure for tax declaration, but failed to pay corporate income taxes for the year ended December 31, 2018 in the amount of RMB 6,302,411 (approximately $896,222) on time. As of the date of this prospectus, MingZhu still owes taxes and late fees in the amount of RMB 7,547,138 (approximately $1,068,228). We are actively communicating with the local tax authorities, and making efforts to pay the balance as soon as possible. Meanwhile, we have accrued a late payment fees of RMB 381,296 (approximately $96,413) for the foresaid unpaid tax as of December 31, 2019.

As of the date of this prospectus, we have not received any order or notice from the local tax authorities to set a specific time limit for us to pay the outstanding taxes referenced above, or impose any penalty for the late tax payment, but we cannot assure you that we will not be subject to any order to pay the taxes within a specific time limit. Despite our efforts to minimize the impact of this matter on us, there are uncertainties whether we will have enough funds to make the tax payment within the time limit set by the tax authorities. If we fail to do so, the tax authorities may recover such unpaid taxes and late payment fees by adopting compulsory enforcement measures such as withholding the taxes from our bank account, or sealing up, auctioning or disposing of our properties. In addition, the tax authorities may even impose a fine on us as prescribed by the laws. If any of the above were to occur, our business, operations and financial position would be materially and adversely affected.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer an extensive array of insurance products as insurance companies in more developed economies do. Currently, we do not have any business liability or disruption insurance, except auto insurances, to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We may have exposure to greater than anticipated tax liabilities.

We are subject to enterprise income tax, value-added tax, and other taxes in each province and city in China where we have operations. Our tax structure is subject to review by various local tax authorities. The determination of our provision for income tax and other tax liabilities requires significant judgment. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Risks Related to Doing Business in China

Changes in the PRC’s political, economic and governmental policies may have an adverse impact on our operations.

All of our operations are currently located in the PRC and all of our revenue was generated in the PRC during the fiscal years ended December 31, 2020 and 2019. We expect that the PRC will continue to be our principal market and place of operation. Accordingly, our business, financial condition and results of operations are subject to political, economic and legal developments in the PRC to a significant degree. The PRC’s economy differs from the economies of most developed countries in many aspects, including the extent of government involvement, growth rate, control of foreign exchange, allocation of resources and capital investment. We cannot assure there will not be any unfavorable changes in the PRC’s political, economic and governmental policies and measures that could impact the industries in which we operate, which could in turn diminish the demand for our services.

There are uncertainties regarding the interpretation and enforcement of PRC laws and regulations.

The PRC legal system is based on written statutes and their legal interpretations by the Standing Committee of the National People’s Congress. Previous court decisions may be cited for reference but have limited precedential value. Since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new, and due to the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

There are uncertainties under the PRC laws relating to the procedures and time requirement for the U.S. regulators to bring about investigations and evidence collection within the territory of the PRC.

On December 28, 2019, the newly amended Securities Law of the PRC (the “PRC Securities Law”) was officially promulgated, which became effective on March 1, 2020. According to Article 177 of the PRC Securities Law (“Article 177”), the securities regulatory authority of the State Council may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration. Article 177 further provides that overseas securities regulatory authorities may not carry out investigations and evidence collection directly within the territory of the PRC, and that no Chinese entity or individual is allowed to provide any documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. Moreover, the Civil Procedure Law of the PRC, promulgated in 1991 and last amended in 2017, provides that except for the request for and provision of judicial assistance in accordance with international treaties concluded or participated by the PRC, or via diplomatic channels, no foreign agency or individual may, without the consent of the competent authorities of the PRC, carry out investigation or collect evidence within the territory of the PRC.

It is our understanding that (i) the Article 177 is applicable in the circumstances related to direct investigation or evidence collection conducted by overseas authorities within the territory of the PRC (in such case, the foregoing activities are required to be conducted through collaboration with or by obtaining prior consent of competent PRC authorities) and (ii) as of the date of this prospectus, we are not aware of any implementing rules or regulations which have been published regarding application of the Article 177.

Our principal business operation is conducted in the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out the investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC. However, there is no assurance that the U.S. regulators could succeed in establishing such cross-border cooperation in a specific case or could establish the cooperation in a timely manner.

Furthermore, as the Article 177 is relatively new and there is no implementing rules or regulations which have been published regarding application of the Article 177, it remains unclear how the law will be interpreted, implemented or applied by the Chinese Securities Regulatory Commission or other relevant government authorities. As such, there are uncertainties as to the procedures and time requirement for the U.S. regulators to bring about investigations and evidence collection within the territory of the PRC. If U.S. regulators are unable to conduct such investigations, such U.S. regulators may determine to suspend and ultimately delist our ordinary shares from the Nasdaq Capital Market or choose to suspend or de-register our SEC registration.

Any failure to comply with relevant regulations relating to social insurance and housing provident fund may subject us to penalty and materially and adversely affect our business, financial condition and results of operations.

In accordance with the PRC Social Insurance Law and the Regulations on the Administration of Housing Fund and other relevant laws and regulations, China has established a social insurance system and other employee benefits including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance, maternity insurance, housing fund, and a handicapped employment security fund, or collectively the Employee Benefits. An employer shall pay the Employee Benefits for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance and other Employee Benefits that should be assumed by the employees. For example, an employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of up to 0.05% or 0.2% per day, as the case may be. If the employer still fails to ratify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times of the amount overdue.

Under the Social Insurance Law and the Regulations on the Administration of Housing Fund, our PRC subsidiaries shall register with local social insurance agencies and register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both our PRC subsidiaries and their employees are required to pay the Employee Benefits.

Some of our PRC subsidiaries are in the process of completing the social insurance registration and the housing fund registration, and we have only made social insurance payments and housing provident fund contributions for some of our PRC employees, and did not make contributions in full for the social insurance fund and housing provident fund for our employees as required under the relevant PRC laws and regulations. Although we have not received any order or notice from the local authorities nor any claims or complaints from our current and former employees regarding our non-compliance in this regard, we cannot assure you that we will not be subject to any order to rectify non-compliance in the future, nor can we assure you that there are no, or will not be any, employee complaints regarding social insurance payment or housing provident fund contributions against us, or that we will not receive any claims in respect of social insurance payment or housing provident fund contributions under the PRC laws and regulation. In addition, we may incur additional costs to comply with such laws and regulations by the PRC Government or relevant local authorities. Any such development could materially and adversely affect our business, financial condition and results of operations.

Non-compliance with labor-related laws and regulations of the PRC may have an adverse impact on our financial condition and results of operation.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and amended in December 2012 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to affect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. We believe our current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us in such circumstance.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Some of the lease agreements of our leased properties have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines.

Under PRC law, all lease agreements are required to be registered with the local land and real estate administration bureau. Although failure to do so does not in itself invalidate the leases, the lessees may not be able to defend these leases against bona fide third parties and may also be exposed to potential fines if they fail to ratify such non-compliance within the prescribed time frame after receiving notice from the relevant PRC government authorities. The penalty ranges from RMB1,000 (approximately $141.50) to RMB10,000 (approximately $1,415.00) for each unregistered lease, at the discretion of the relevant authority. As of the date of this prospectus, the lease agreement for our leased building in China has not been registered with the relevant PRC government authorities. In the event that any fine is imposed on us for our failure to register our lease agreements, we may not be able to recover such losses from the lessors.

Our rights to use our leased properties could be challenged by property owners or other third parties, which may disrupt our operations and incur relocation costs.

As of the date of this prospectus, the lessors of our leased properties in China have not been able to provide us with valid property ownership certificates or authorizations from the property owners for the lessors to sublease the properties, and we have subleased certain of our leased properties to third parties. There is a risk that such lessors may not have the relevant property ownership certificates or the right to lease or sublease such properties to us, in which case the relevant lease agreements and the sublease agreements may be deemed invalid and we may be forced to vacate these properties. In addition, our usage of the leased properties may be inconsistent with the designated usage, in which case we may not be able to continue to use the leased properties. The above risks could interrupt our business operations and result in relocation costs. Moreover, if our lease agreements are challenged by third parties, it could result in diversion of management attention and cause us to incur costs associated with defending such actions, even if such challenges are ultimately determined in our favor.

Fluctuation in the currency exchange rate of RMB may have a material adverse effect on our business, operations and financial position.

Our revenue and expenses have been and are expected to continue to be primarily denominated in RMB and we are exposed to the risks associated with the fluctuation in the currency exchange rate of RMB. Should RMB appreciate against other currencies, the value of the proceeds from this offering and any future financings, which are to be converted from US dollar or other currencies into RMB, would be reduced and might accordingly hinder our business development due to the lessened amount of funds raised. On the other hand, in the event of the devaluation of RMB, the dividend payments of our Company, which are to be paid in US dollars after the conversion of the distributable profit denominated in RMB, would be reduced. Hence, substantial fluctuation in the currency exchange rate of RMB may have a material adverse effect on our business, operations and financial position and the value of your investment in the Shares.

We are a holding company and our ability to pay dividends is primarily dependent upon the earnings of, and distributions by, our subsidiaries in the PRC.

We are a holding company incorporated under the laws of the Cayman Islands with limited liability. No dividends have been paid or declared by our Company. The majority of our business operations are conducted through our subsidiaries in the PRC and hence, our revenue and profit are substantially contributed by our subsidiaries in the PRC.

Our ability to pay dividends to our shareholders is primarily dependent upon the earnings of our subsidiaries in the PRC and their distribution of funds to us, primarily in the form of dividends. The ability of our subsidiaries in the PRC to make distributions to us depends upon, among others, their distributable earnings. Under the PRC laws, payment of dividends is only permitted out of accumulated profits according to PRC accounting standards and regulations, and our subsidiaries in the PRC are also required to set aside part of its after-tax profits to fund certain reserve funds that are not distributable as cash dividends. Other factors such as cash flow conditions, restrictions on distributions contained in our PRC subsidiaries’ articles of associations, restrictions contained in any debt instruments, withholding tax and other arrangements will also affect the ability of our subsidiaries in the PRC to make distributions to us. These restrictions could reduce the amount of distributions that we receive from our subsidiaries in the PRC, which in turn would restrict our ability to pay dividends on the Shares. The amounts of distributions that any of our subsidiaries declared and made in the past are not indicative of the dividends that we may pay in the future. There is no assurance that we will be able to declare or distribute any dividend in the future.

There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualified to enjoy certain treaty benefits.

Under the PRC Enterprise Income Tax Law and its implementation rules, the profits of a foreign-invested enterprise (“FIE”) generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our current PRC subsidiaries are wholly-owned by our Hong Kong subsidiary, YGMZ (Hong Kong) Limited (“MingZhu HK”). Accordingly, MingZhu HK may qualify for a 5% tax rate in respect of distributions from its PRC subsidiaries. Under the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties promulgated in 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (i) the taxpayer must be the beneficial owner of the relevant dividends, and (ii) the corporate shareholder to receive dividends from the PRC subsidiaries must have met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, in February 2018, the State Administration of Taxation (“SAT”) issued the Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which sets forth certain detailed factors in determining “beneficial owner” status.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to the Administrative Measures on Entitlement of Non-resident Taxpayers to Tax Treaty Benefits, which provides that entitlement to treaty benefits for non-resident taxpayers shall be handled by means of “self-judgment of eligibility, declaration of entitlement, and retention of relevant materials for future reference.” Where non-resident taxpayers judge by themselves that they meet the conditions for entitlement to treaty benefits, they may obtain such entitlement themselves at the time of making tax declarations, or at the time of making withholding declarations via withholding agents. At the same time, they shall collect, gather and retain relevant materials for future reference in accordance with the provisions of these Measures, and shall accept the follow-up administration of tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under treaties for dividends received from our PRC subsidiaries.

The approval of the China Securities Regulatory Commission, or CSRC, may be required in connection with this offering under PRC law, and if required, we cannot assure you that we will be able to obtain such approval.

The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The interpretation and application of such regulations remain unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

We were required to submit an application to the CSRC for the approval of the listing and trading of the ordinary shares on the Nasdaq. However, there are substantial uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and we are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our perspective, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the Units offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of our ordinary shares.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws.

In July 2014, China’s State Administration of Foreign Exchange (“SAFE”) promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect investment activities. SAFE Circular 37 further requires an amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

If our shareholders who are PRC residents fail to make the required registration or to update the previously filed registration, our PRC subsidiaries may be prohibited from distributing their profits or the proceeds from any capital reduction, share transfer or liquidation to us, and we may also be prohibited from making additional capital contribution into our PRC subsidiaries. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, effective from June 2015 and partially repealed on December 30, 2019. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Mr. Jinlong Yang, our controlling shareholder, has completed the initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, we may not be informed of the identifies of all the PRC residents holding direct or indirect interest in our company, and we cannot provide any assurance that these PRC residents will comply with our request to make or obtain any applicable registrations or continuously comply with all requirements under SAFE Circular 37 or other related rules. The failure or inability of the relevant shareholders to comply with the registration procedures set forth in these regulations may subject us to fines and legal sanctions, such as restrictions on our cross-border investment activities, on the ability of our wholly foreign-owned subsidiaries in China to distribute dividends and the proceeds from any reduction in capital, share transfer or liquidation to us. Moreover, any failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law for circumventing applicable foreign exchange restrictions. Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering and our concurrent private placement, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China regardless of the amount of the transfer. According to the relevant PRC regulations on FIEs in China, capital contributions to our PRC subsidiaries are subject to submit the report of changes through the enterprise registration system and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or their respective local branches and (ii) our PRC subsidiaries may not procure loans which exceed the difference between their respective total project investment amount and registered capital or 2.5 times of their net worth. Furthermore, the foreign loan is required to be registered with the NPRC. See “Regulations – Regulation Relating to Funds Transfer to PRC Subsidiaries.” We may not be able to complete such registrations or obtain necessary approvals on a timely basis with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to complete such registrations or other procedures, our ability to use the proceeds of this offering, and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015 and partially repealed on December 30, 2019. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering and our concurrent private placement, to invest in or acquire any other PRC companies through our PRC subsidiaries, which may adversely affect our business, financial condition and results of operations.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT, issued a circular, known as SAT Circular 82, partially abolished on December 29, 2017, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that, as a Cayman Islands exempted company, our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ordinary shares. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of the ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our securities.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7, which came into effect on the same day, revised in October 2017 and December 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-Resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and revised in June 2018. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such. Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or may be taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfers of shares of our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Epidemics, acts of war and other disasters may adversely affect our operations.

Our business is subject to general economic and social conditions in the PRC. Natural disasters, epidemics and other acts of God which are beyond human control may adversely affect the economy, infrastructure and livelihood of the people of the PRC. Many major cities in the PRC are under threat of flood, earthquake, typhoon, sandstorm or drought. Our business, results of operations and financial condition may be adversely affected if such natural disasters occur. We may be required to disinfect our affected operational premises, which could adversely affect our operations. Even if we are not directly affected by the epidemic, it could slow down or disrupt the level of economic activity generally, which could in turn adversely affect our operating results.

In addition, acts of war and terrorist attacks may cause damage or disruption to our operations, employees, markets or clients, any of which could adversely impact our turnover, cost of sales, overall results and financial condition or the market price of the Shares. Potential war or terrorist attacks may also cause uncertainty and cause the business to suffer in ways that we cannot currently predict.

Risks Related to Our Securities and This Offering

This is a “best-efforts” offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business plans outlined in this prospectus. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us.

An active trading market for our ordinary shares or our ordinary shares may not continue and the trading price for our ordinary shares may fluctuate significantly.

We cannot assure you that a liquid public market for our ordinary shares will continue. If an active public market for our ordinary shares does not continue following the completion of this offering, the market price and liquidity of our ordinary shares may be materially and adversely affected. The public offering price for our securities in this offering was determined by negotiation between us and the Placement Agent based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ordinary shares.

The Warrants may not have value.

The Warrants being offered by us in this offering expire three years and six months from the date of issuance. In the event that our ordinary shares do not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, such Warrants may not have any value.

Holders of our Warrants will have no rights as shareholders until they acquire shares of our common stock, if ever.

If you acquire the Warrants to purchase shares of our ordinary shares in this Offering, you will have no rights with respect to our ordinary shares until you acquire such ordinary shares upon exercise of your Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a holder of ordinary shares only as to matters for which the record date occurs after the exercise date.

There is no public market for the Warrants being offered by us in this offering and an active trading market for the Warrants is not expected to develop.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for any listing of the Warrants offered hereby on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Warrants will be severely limited.

We may not maintain our listing on Nasdaq which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our ordinary shares are listed on Nasdaq. We cannot assure you that our ordinary shares will continue to be listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and share price levels. Generally, we must (i) maintain a minimum amount in shareholders’ equity (generally above $2,500,000), maintain a minimum market value of listed securities (generally above $35,000,000) or have a minimum net income from operations for the prior year of for two of the preceding years (generally above $500,000); and (ii) a minimum number of publicly held shares (generally greater than 500,000) and a minimum number of public shareholders (generally greater than 300 shareholders). Our ordinary shares also cannot have a bid price of less than $1.00. Moreover, we must comply with certain listing standards regarding the independence of our board of directors and members of our audit committee. We intend to fully comply with these requirements, but we may not continue to be able to meet these requirements in the future.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our ordinary shares is a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a U.S. federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our ordinary shares will be listed on Nasdaq, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

We do not intend to apply for listing of our warrants on any securities exchange or nationally recognized trading system, and we do not expect a market to develop for the warrants.

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our securities may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow and data related to our user base or user engagement;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new product and service offerings, solutions and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Furthermore, since this offering is being conducted on a “best-efforts” basis and the actual public offering price per unit were determined by and among the placement agent, the purchasers, and us at the time of pricing and, as is typical, may be at a discount to the then-current, per-share market price of our common stock, these factors may also negatively affect the market price of our ordinary shares.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ordinary shares, the market price for our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ordinary shares to decline.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. As of the date of this prospectus, we had 12,354,040 ordinary shares outstanding. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 15,687,375 ordinary shares outstanding immediately after this offering. In connection with this offering, our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any ordinary shares until 90 days after the date of this prospectus without the prior written consent of the Placement Agent, subject to certain exceptions. However, the Placement Agent may release these securities from these restrictions at any time, subject to applicable regulations of FINRA. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Plan of Distribution” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the ordinary shares

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ordinary shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our securities will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment.

Because our public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Units in this offering, you will pay more for each ordinary share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of $3.46 per share, representing the difference between our net tangible book value per ordinary share of $2.54 as of June 30, 2020, after giving effect to the net proceeds to us from this offering, at the public offering price of $6.00 per Unit. See “Dilution” for a more complete description of how the value of your investment in our Units will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for expansion of fleet size, operational improvement as well as strategic acquisitions and alliances based on market conditions and for general corporate purposes. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Consideration — Passive Foreign Investment Company.”

The amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our securities.

Our amended and restated memorandum and articles of association contain provisions which may discourage, delay or prevent a change-of-control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and other rights, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares underlying the ordinary shares may be materially and adversely affected.

Our principal shareholders have substantial influence over our company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. Jinlong Yang, our founder and chairman of our board of directors, beneficially owns an aggregate of 43.7% of our outstanding ordinary shares. Upon the completion of this offering, Mr. Yang will beneficially own approximately 34.4% of our outstanding ordinary shares assuming the Placement Agent and investors do not exercise their warrant.

Accordingly, our executive officers and directors, together with our existing shareholders, could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these shareholders will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest shareholders may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As an exempted company incorporated in the Cayman Islands that is expected to be listed on Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Currently, we do not plan to rely on the home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors and us, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our second amended and restated memorandum and articles of association we expect to adopt, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforcement of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us or our officers, directors, or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have early adopted certain new and revised accounting standards based on transition guidance permitted under such standards. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2021. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	the expected growth of the logistics industry, particularly, in China;

●	our expectations regarding demand for and market acceptance of our marketplace’s products and services;

●	our expectations regarding our platform’s base of borrowers and investors;

●	our plans to invest in our platform;

●	our relationships with our partners;

●	competition in our industry; and

●	relevant government policies and regulations relating to our industry.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus contains certain data and information that we obtained from various government and private publications, including industry data and information from Frost & Sullivan. Statistical data in these publications also include projections based on a number of assumptions. The transportation services market in China may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material adverse effect on our business and the market price of our ordinary shares.

In addition, the new and rapidly changing nature of the transportation industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $18.26 million in the aggregate after deducting estimated discounts and commissions and the estimated offering expenses payable by us to the Placement Agent and based upon the public offering price of $6.00 per Unit.

We intend to use the net proceeds of this offering as follows after we complete the remittance process:

50%	for	acquiring new revenue equipment through capital leases, including tractors and trailers;
5%	for	operational improvement, including a new information system for fleet management and additional management personnel for expanded operation;
15%	for	strategic acquisitions and alliances; and
30%	for	working capital and general corporate purposes

The foregoing is set forth based on the order of priority of each purpose and represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors — Risks Related to Our Securities and this Offering — You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.” Although we plan to use a portion of the net proceeds from this offering for strategic acquisitions and alliances, as of the date of this prospectus, we are not a party to any agreement or understanding with respect any such acquisitions or alliances and have not identified the business for such transactions.

Pending any use described above, we plan to invest all the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiaries in China only through loans or capital contributions, subject to the approval of government authorities and limit on the amount of capital contributions and loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our wholly foreign-owned subsidiaries in China or make additional capital contributions to our wholly foreign-owned subsidiaries to fund its capital expenditures or working capital. In general, the relevant registration and approval procedures for capital contributions typically take approximately eight weeks to complete and there is no statutory limit on the amount of capital contributions under PRC laws and regulations. In addition, if we provide funding to our wholly foreign-owned subsidiaries through loans, such loans must be registered or filed with the relevant government authorities. If we make loans to our PRC subsidiaries, the principal amount of such loans cannot exceed the surplus between the total investment in projects approved by the verifying governmental departments and the registered capital or 2.5 times of net worth of the relevant PRC subsidiary subject to different calculation methods as regulated by the relevant PRC laws. See “Regulations – Regulation Relating to Funds Transfer to PRC Subsidiaries.” If we transfer proceeds to our PRC subsidiaries via capital contribution, our PRC subsidiaries will be required to complete the filing procedures with competent administrations for market regulation. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering and our concurrent private placement, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2020 as follows:

●	on an actual basis; and

●	on a pro forma basis to reflect the issuance and sale of 3,000,000 ordinary shares in connection with our initial public offering in October 2020 and the exercise of the over-allotment option of 354,040 ordinary shares; and

●	on an adjusted basis to reflect the sale of Units in this offering, at the public offering price of $6.00 per Unit, after deducting the discounts and commissions and estimated offering expenses payable by us to the Placement Agent and the issuance and sale of 3,333,335 ordinary shares by us in this offering, at the public offering price of US$6.00 per Unit, resulting in the net proceeds of US$18.26 million, after deducting estimated discounts and commissions and estimated issuance expenses to the Placement Agent.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the public offering price and other terms of this offering. You should read this capitalization table in conjunction with “Use of Proceeds,” “Summary Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of
	June 30, 2020
Shareholders’ Equity	Actual*	Pro Forma	Pro Forma As adjusted

Ordinary shares, par value $0.001 per share, 50,000,000 ordinary shares authorized, 9,000,000 ordinary shares issued and outstanding on an actual basis, 12,354,040 ordinary shares issued and outstanding on a pro forma basis, and 15,687,375 shares outstanding on a pro forma as adjusted basis (assuming 3,333,335 ordinary shares to be issued in this offering)*	$9,000	$12,354	$15,687
Share subscription receivables	(847,086)	(847,086)	(847,086)
Additional paid-in capital	4,115,638	15,571,087	33,826,213
Statutory reserves	819,844	819,844	819,844
Retained earnings	6,288,162	6,288,162	6,288,162
Accumulated other comprehensive loss	(314,554)	(314,554)	(314,554)
Total Shareholders’ Equity	10,071,004	21,529,807	39,788,266
Total Capitalization	$18,808,409	$30,267,212	$48,525,671

Note:

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

DIVIDEND POLICY

The holders of our ordinary shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating companies may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our ordinary shares are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

DILUTION

If you invest in our Units, your interest will be immediately diluted by $3.46 per ordinary share, representing the difference between (i) our net tangible book value per share of $2.54 as of June 30, 2020, after giving effect to the issuance and sale of 3,000,000 ordinary shares in connection with our initial public offering in October 2020, the exercise of the over-allotment option of 354,040 ordinary shares and this offering and (ii) the public offering price of $6.00 per Unit. Dilution results from the fact that the public offering price per Unit is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2020 was $10,071,004 or $1.12 per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the proceeds, from the public offering price of $6.00 per Unit, and after deducting the Placement Agent’s discounts and commissions and estimated offering expenses payable by us.

Pro forma net tangible book value per ordinary share is calculated after giving effect to the issuance and sale of 3,000,000 ordinary shares in connection with our initial public offering in October 2020 and the exercise of the over-allotment option of 354,040 ordinary shares.

Without taking into account any other changes in net tangible book value after June 30, 2020, other than to give effect to (i) issuance and sale of 3,000,000 ordinary shares in connection with our initial public offering in October 2020 and the exercise of the over-allotment option of 354,040 ordinary shares; and (ii) the sale of the Units offered in this offering, at the public offering price of $6.00 per Unit, and after deduction of the Placement Agent’s discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2020 would have been approximately $39,788,266, or $2.54 per ordinary share. This represents an immediate increase in net tangible book value of $1.42 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of $3.46 per ordinary share to investors purchasing our Units in this offering. The following table illustrates such dilution:

Per Ordinary Share
($)
Public offering price per Unit	6.00
Net tangible book value per ordinary share as of June 30, 2020	1.12
Pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering	2.54
Amount of dilution in net tangible book value per Unit to new investors in this offering	3.46

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2020, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the discounts and commissions and estimated offering expenses of the Placement Agent.

	Shares Purchased		Total Consideration		Average Price Per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	12,354,040	78.8%	$13,425,160.00	40.2%	$1.09
New investors	3,333,335	21.2%	$20,000,010.00	59.8%	$6.00
Total	15,687,375	100%	$33,425,170.00	100%	$2.13

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, and PACGATE, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

Ogier has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

We have been advised by our PRC counsel, PACGATE, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are a trucking services provider in China with over 18 years of history in the transportation industry. We formed our first operating subsidiary in 2002 to engage in the business of trucking services and subsequently formed four other wholly owned subsidiaries. Our current operations are conducted through our subsidiaries. We experienced a steady growth in our business in recent years and our revenue increased by 6.4% for the year ended December 31, 2019 comparing to the same period in 2018. As a result of our continuous growth, we have become the second largest transportation company in the Guangdong province and we have been accredited by the China Federation of Logistics and Purchasing as a 4A-grade trucking service provider. We operate a truckload fleet with approximately 114 tractors and 76 trailers, all of which are owned by us.

We experienced steady growth in our business in recent years. Our total revenue was $29,410,550 and $27,646,789 for the year ended December 31, 2019 and 2018, respectively, representing an increase of approximately 6.4%.

The Impacts of COVID-19 on our business, financial condition, and results of operations. Our customers were negatively impacted by the COVID-19 pandemic and the demand for transportation has largely diminished. Consequently, the revenue for the first six months of 2020 decreased by 8.2%.

Reorganization

A reorganization of the Company’s legal structure was completed on April 13, 2018. The reorganization involved the incorporation of the Company, and its wholly-owned subsidiaries, MingZhu Investment Limited (“MingZhu BVI”) and MingZhu HK, and the transfer of all equity ownership of MingZhu to MingZhu HK from the former shareholders of MingZhu. In consideration of the transfer, the Company issued 1,000 ordinary shares of the Company with par value $0.001 (HKD 0.01) per share to the former shareholders of MingZhu.

On April 13, 2018, the former shareholders transferred their 100% ownership interest in MingZhu to MingZhu HK. After the reorganization, the Company owns 100% equity interests of MingZhu BVI, MingZhu HK and MingZhu. The controlling shareholder of the Company is same as of MingZhu prior to the reorganization.

MingZhu was incorporated on July 10, 2002 in Shenzhen, Guangdong under the laws of the PRC. Shenzhen Pengcheng Shengshi Logistics Co., Ltd. (“MingZhu Pengcheng”), a company providing trucking services, was incorporated on April 7, 2010 in Shenzhen, Guangdong under the laws of the PRC. Prior to the reorganization, MingZhu and MingZhu Pengcheng were under common control. On November 10, 2017, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, all outstanding equity interest of MingZhu Pengcheng was transferred to MingZhu.

Since our businesses are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

Recent Developments

On October 21, 2020, we completed our firm commitment initial public offering of 3,000,000 ordinary shares at a public offering price of US$4.00 per share, for total gross proceeds of US$12 million, before deducting underwriting discounts, commissions and other related expenses. Our ordinary shares began trading on The Nasdaq Capital Market on October 21, 2020 under the symbol “YGMZ”.

On October 30, 2020, the underwriter and sole book-runner of our underwritten initial public offering, exercised the partial over-allotment option and purchased an additional 350,000 ordinary shares of the Company at the initial public offering price of US$4.00 per share.

On December 4, 2020, the underwriter and sole book-runner of our underwritten initial public offering, further exercised the partial over-allotment option and purchased an additional 4,040 ordinary shares of the Company at the initial public offering price of US$4.00 per share.

As a result of the above exercises of the over-allotment option, the Company has raised US$13,416,160 in gross proceeds, before underwriting discounts and commissions and offering expenses, through the issuance of a total of 3,354,040 common shares in the initial public offering.

Key Factors that Affect Operating Results

Our performance of operations and financial conditions have been, and are expected to continue to be, affected by a number of factors, including macroeconomic conditions, major customers demand, fuel charges, collectability of accounts receivable and timing of collection, driver capacity and wage cost, regulations and seasonality, many of which may be beyond our control.

Major Customers Demand

During the years ended June 30, 2020 and 2019, sales to our top five customers accounted for approximately 89.0% and 74.7%, respectively. During the years ended December 31, 2019 and 2018, sales to our top five customers accounted for approximately 66.7% and 63.9%, respectively. Our service agreements with our customers have an expected length of one year or less. While certain service agreements contain options of renewal, there is no assurance that our major customers will continue their business relationship with us, or the revenue generated from dealings with them will be maintained or increased in the future. If we are unable to renew the service agreements with our existing customers, or there is a reduction or cessation of demands from these customers for whatever reasons and we are unable to enter into new service agreements of comparable size or on similar terms in substitution, our business, financial conditions and results of operation may be materially and adversely affected.

Fuel Charges

Fuel shortage, increases in fuel prices and rationing of petroleum products may increase our cost and have a material adverse effect on our operations’ profitability. The cost of fuel can fluctuate significantly and is subject to many economic and political factors that are beyond our control, including but not limited to the political instability in oil-producing regions. Our service agreements with our customers allow us to adjust our service fees to some extent when the fuel prices fluctuate significantly. However, if the fluctuations fall within the acceptable range, the service fees cannot be adjusted and thus we are still exposed to the risk of the fuel price fluctuation which may affect our profitability.

Collectability and Timing of Collection of Accounts Receivable

Our cash flows depend on the timely receipt of payments from our customers. There is no assurance that our customers will pay us on time and in full. Should we experience any unexpected delay or difficulty in collecting accounts receivable from our customers, our operating results and financial condition may be adversely affected.

Driver Capacity and Wage Cost

We recognize that our professional driver workforce is one of our most valuable assets. Drivers who hold A2 driving license are the most needed manpower of the Chinese trucking service market. Drivers with an A2 driving license are allowed to drive heavy trucks, trailer-towing vehicles and semi-trailer towing vehicles. As of the date of this prospectus, we have 122 A2 drivers in our fleet. Changes in the demographic composition of the workforce, alternative employment opportunities that become available in the economy, and individual drivers’ desire to be home more frequently can affect the availability of drivers, including by increasing the wages our drivers require. Driver shortages impact both our ability to serve customers and driver wages paid to attract and retain drivers and can have a material adverse effect on our operations and profitability.

Regulations

In recent years, the government has issued many supportive policies to encourage the development of the transportation industry in Guangdong and Xinjiang which are our two main markets. Encouraged by those policies, the transportation industry is expected to become more standardized and modernized. The trucking service market which is a subset of the transportation industry is likely to evolve along with the development of transportation industry.

Seasonality

For our customers that are logistic companies, the routes and schedules that have been contracted with us are generally scheduled and regular and remain unchanged throughout the contract period. If our customers experience sudden spikes in demand for trucking services, they may seek other service providers instead of changing the terms of our trucking services.

In general, demand for our trucking services has been observed to be higher in June, November and December each year due to the sales campaigns organized by various online shopping platforms. To meet the demand in peak seasons, we extend our hours of operation each day during these months. Despite peak demand seasons being observed in the consumer goods industry, the business’s dedicated trucking services ensure a level of stability in our operations and therefore our Directors feel that seasonality do not have major impact to the business’ overall revenue and business operations.

In addition to the foregoing factors, our operating results are also affected by certain trends in the PRC economy and the trucking services market. According to the Frost & Sullivan Report, for the period from 2019 to 2023, the estimated CAGR in China’s macro economy, revenue of trucking services in China, road revenue of trucking services in Guangdong region and the volume of road freight in Xinjiang is of 5.1%, 2.5%, 2.9% and 6.3%, respectively. We expect an organic growth our revenue in the foreseeable future driven by the foregoing factors.

COVID-19 Pandemic

The outbreak of COVID-19 since the beginning of 2020 has adversely impacted the global economy. With daily life in China gradually returning to normal since April, our business related to logistics industry has gone back to normal as well. However some new cases found in Xinjiang region caused heavy lockdown starting from June. Our revenue generated from Xinjiang was substantially reduced during June. To the date of this filing, our revenue is still negatively affected by the lockdown of Xinjiang region.

●	The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●	Decrease in Customer Demand. Our customers were negatively impacted by the COVID-19 pandemic and the demand for transportation has largely diminished. The revenue for the first half of 2020 was decreased by 8.2%. However, no customer contract has been terminated due to COVID-19 pandemic. Our subcontractors have been negatively impacted by the COVID-19 pandemic, but the trucks provided by our subcontractors are still able to satisfy the needs required.

●	Extended Collection Time and Increase in Provision for Doubtful Accounts. Our customers may require additional time to pay us which may require us to record additional allowances. The provision for doubtful accounts was increased by 185.2% to US$261.7 thousand for the six months ended June 30, 2020. We are currently working with our customers for payments and will monitor our collection closely.

●	Shortage of Drivers. Due to the travel restrictions imposed by the local governments, some of our drivers in Xinjiang region have not been able to get back on road for work. However, such shortage of drivers did not have significant impact on our services, because our subcontractors were more than capable to provide services to our customers.

Impacts to our results of operations depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain COVID-19 and mitigate its impact, almost all of which are beyond our control. Nonetheless, we are closely monitoring the development of the COVID-19 pandemic and will continually assess its potential impact to our business. Because of the uncertainty surrounding the COVID-19 pandemic, the further business disruption, especially in Xinjiang and the related financial impact related to the outbreak of and response to COVID-19 cannot be reasonably estimated at this time.

Results of Operations

For the Six Months Ended June 30, 2020 and 2019

The following table summarizes the results of our operations for the six months ended June 30, 2020 and 2019, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Six Months Ended June 30,			Change
	2020	2019	Change	(%)
REVENUES	$8,872,972	$9,669,288	$(796,316)	-8.2%

COSTS AND EXPENSES
Transportation costs	7,678,741	8,349,754	(671,013)	-8.0%
General and administrative expenses	579,139	606,629	(27,490)	-4.5%
Provision for doubtful accounts	261,702	91,761	169,941	185.2%
Sales and marketing expenses	41,376	32,415	8,961	27.6%
Total costs and expenses	8,560,958	9,080,559	(519,601)	-5.7%

INCOME FROM OPERATIONS	312,014	588,729	(276,715)	-47.0%

OTHER (EXPENSES) INCOME
Interest expenses	(210,887)	(166,178)	(44,709)	26.9%
Other expenses	-	(7,526)	7,526	-100.0%
Other income	109,623	89,620	20,003	22.3%
Total other (expenses) Income, net	(101,264)	(84,084)	(17,180)	20.4%

INCOME BEFORE INCOME TAXES	210,750	504,645	(293,895)	-58.2%

PROVISION FOR INCOME TAXES	104,052	187,453	(83,401)	-44.5%

NET INCOME	$106,698	$317,192	$(210,494)	-66.4%

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(62,324)	(90,836)	28,512	-31.4
COMPREHENSIVE INCOME	$44,374	$226,356	$(181,982)	-80.4%

Revenues

Our revenues are primarily derived from transportation services. Total revenues decreased by $796,316, or 8.2%, to $8,872,972 for the six months ended June 30, 2020 as compared to $9,669,288 for the six months ended June 30, 2019. The decrement was mainly attributable to the diminished customer demands in Xinjiang province during Covid-19 pandemic. With daily life in China gradually returning to normal since April, our business related to logistics industry has gone back to normal as well. However some new cases found in Xinjiang province caused heavy lockdown from time to time. The management will follow the development of the pandemic in Xinjiang province.

Our operations are primarily based in the PRC, where we derive a substantial portion of revenues. Management also reviews consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	For the Six Months Ended
	June 30			Change
	2020	2019	Change	(%)
Guangdong province	$5,207,697	$3,899,875	$1,307,822	33.5%
Xinjiang province	3,665,275	5,769,413	(2,104,138)	-36.5%
Total revenues	$8,872,972	$9,669,288	$(796,316)	-8.2%

Our revenue was primarily generated from Guangdong province and Xinjiang province in the PRC, which accounted for approximately 58.7% and 41.3% of our total revenue for the six months ended June 30, 2020, respectively, and approximately 40.3% and 59.7% of our total revenue for the six months ended June 30, 2019, respectively. Through reasonable and effective allocation of our resources, we expect that our revenue will grow in both Guangdong and Xinjiang provinces.

Revenue from Guangdong Province

Revenue from Guangdong province is primarily generated from highway transportation services and subcontracting business of air freight services. Services are mostly starting from Guangdong province to other provinces in the PRC except Xinjiang province. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination which would take one to three days.

The revenue generated from Guangdong province increased by 33.5% to $5,207,697 for the six months ended June 30, 2020 compared with the revenue of $3,899,875 million generated from Guangdong province for the six months ended June 30, 2019. The increase was mainly attributable to the growth of e-commerce during the COVID-19 pandemic.

Revenue from Xinjiang province

Revenue from Xinjiang province is primarily comprised of transportation services within the Xinjiang province. Services are mostly completed within approximately 24 hours. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination, and the delivery note is signed by both parties.

The revenue generated from Xinjiang province decreased by 36.5% to US$3.7 million for the six months ended June 30, 2020 compared with the revenue of US$5.8 million generated from Xinjiang province for the six months ended June 30, 2019. The decrease was mainly due to the city lockdown when the new COVID-19 cases were identified from time to time.

Costs and Expenses

The costs and expenses of our transportation services consist of transportation costs, general and administrative expenses and sales and marketing expenses.

	For the Six Months Ended June 30,			Change
	2020	2019	Change	(%)
COSTS AND EXPENSES
Transportation costs	$7,678,741	$8,349,754	$(671,013)	-8.0%
General and administrative expenses	579,139	606,629	(27,490)	-4.5%
Provision for doubtful accounts	261,702	91,761	169,941	185.2%
Sales and marketing expenses	41,376	32,415	8,961	27.6%
Total costs and expenses	$8,560,958	$9,080,559	$(519,601)	-5.7%

Total costs and expenses decreased by $519,601, or 5.7%, to $8,560,958 for the six months ended June 30, 2020 as compared to $9,080,559 for the six months ended June 30, 2019. This decrease was primarily due to the decrease in transportation costs while the revenue also decreased.

Transportation Costs

Transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repair expenses, subcontractor fees, depreciation expenses and others expenses.

	For the Six Months Ended June 30, 2020	For the Six Months Ended June 30, 2019	Change	Change (%)
Transportation costs
Drivers wages	$558,368	$810,119	$(251,751)	-31.1%
Fuel expenses	949,269	1,387,115	(437,846)	-31.6%
Highway bridge expenses	527,631	1,006,367	(478,736)	-47.6%
Insurance expenses	146,078	174,275	(28,197)	-16.2%
Subcontractor fees	4,581,305	4,076,214	505,091	12.4%
Depreciation expenses	582,201	600,546	(18,345)	-3.1%
Maintenance and repair expenses	251,892	179,652	72,240	40.2%
Others expenses	81,997	115,466	(33,469)	-29.0%
Total transportation costs	$7,678,741	$8,349,754	$-671,013	-8.0%

Subcontractor fees increased by approximately $505,091, or 12.4%, to $4,581,305 for the six months ended June 30, 2020 as compared to $4,076,214 for the six months ended June 30, 2019. The increase in the subcontractor fees was mainly a result of shortage of drivers in the Xinjiang province. Due to the travel restrictions imposed by the local governments, some of our drivers in Xinjiang region have not been able to get back on road for work. However, such shortage of drivers did not have significant impact on our services, because our subcontractors were more than capable to provide services to our customers.

General and Administrative Expenses

For the six months ended June 30, 2020, we incurred total general and administrative expenses in the amount of $579,139, which was mainly comprised of professional fees of $152,196, salary expenses of $171,171, rental expenses of $54,982 and others expenses of $202,650.

For the six months ended June 30, 2019, we incurred total general and administrative expenses in the amount of $606,629, which was mainly comprised of professional fees of $198,341, salary expenses of $274,043, rental expenses of $28,004 and others expenses of $106,241.

General and administrative expenses decreased by $27,490 or 4.5% for the six months ended June 30, 2020 as compared to $606,629 for the six months ended June 30, 2019, which was primarily due to a decrease in salary expenses of $104,732 and a decrease of $6,145 in professional fees, with the offset by an increase in rental expenses of $26,978 mainly resulting from the property management fees, an increase in other expenses of $96,409.

Provision for doubtful accounts

For the six months ended June 30, 2020 and 2019, we incurred total provision for doubtful account in the amount of $261,702 and $91,761, respectively. The increase of $169,941 was mainly due to the extended collection time.

Other (Expenses) Income

For the six months ended June 30, 2020 and 2019, the other income and expenses primarily consisted of net rental income from renting out spare office space and property, interest expenses and others. Total interest expenses were increased by $44,709, or 26.9%, to $210,887 for the six months ended June 30, 2020 as compared to $166,178 for the six months ended June 30, 2019, and the other income were increased by $20,003, or 22.3% as compared to $89,620. These increases were offset by the decrease of other expenses of $7,526.

Liquidity and Capital Resources

Our business requires substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on our obligations, lease payments, to support tax payments when we generate taxable income. Recently, we have financed our capital requirements with borrowings under our existing term loan facility, borrowings under our existing revolving credit facility, cash flows from operating activities, direct equipment financing, operating leases and proceeds from equipment sales.

For the six months ended June 30, 2020 and 2019, we had a cash flow from operating activities of $1,483,661 and $669,813, respectively. As of June 30, 2020 and December 31, 2019, we had cash of $353,265 and $223,507, respectively, and our working capital was $6,061,223 and $5,584,762, respectively. The increase of $476,461 in working capital was due to the decrease of debt.

As of June 30, 2020, the Company was obliged to pay the income tax of $1,831,310, including the unpaid income tax of $896,222 incurred for the year ended December 31, 2018 and the late fees of approximately $177,004 as the Company failed to pay the income tax for the year ended December 31, 2018 by May 31, 2019, the deadline for making such tax payment. Comparing to a working capital of $5,050,487 as of December 31, 2018 with a paid income tax of $633,290, we had a larger amount of working capital of $6,061,223 as of June 30, 2020. Such working capital is sufficient to cover the above-mentioned unpaid amount. Therefore, the payment of above-mentioned income tax and late fee will not have material impact on the Company’s liquidity.

We believe the Company’s revenues and operations will continue to grow and the current working capital is sufficient to support its operations and debt obligations as they mostly become due one year from the date of this prospectus. However, we may need additional cash resources in the future if we experience changed business conditions or other developments and may also need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain a credit facility.

For the Years Ended December 31, 2019 and 2018

The following table summarizes the results of our operations for the years ended December 31, 2019 and 2018, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Year Ended December 31,			Change
	2019	2018	Change	(%)
REVENUES	$29,410,550	$27,646,789	$1,763,761	6.4%

COSTS AND EXPENSES
Transportation costs	25,358,456	22,399,066	2,959,390	13.2%
General and Administrative expenses	1,299,413	1,147,101	152,312	13.3%
Sales and marketing expenses	77,615	65,856	11,759	17.9%
Total costs and expenses	26,735,484	23,612,023	3,123,461	13.2%

OPERATING INCOME	2,675,066	4,034,766	(1,359,700)	-33.7%

OTHER (EXPENSES) INCOME
Interest expenses	(370,682)	(355,332)	(15,350)	4.3%
Other expenses	(12,683)	(8,204)	(4,479)	54.6%
Other income	172,343	189,685	(17,342)	-9.1%
Total other expenses, net	(211,022)	(173,851)	(37,171)	21.4%

INCOME BEFORE INCOME TAXES	2,464,044	3,860,915	(1,396,871)	-36.2%

PROVISION FOR INCOME TAXES	821,250	1,006,028	(184,778)	-18.4%

NET INCOME	$1,642,794	$2,854,887	$(1,212,093)	-42.5%

Revenues

Our revenues are primarily derived from transportation services. Total revenues increased by $1,763,761, or 6.4%, to $29,410,550 for the year ended December 31, 2019 as compared to $27,646,789 for the year ended December 31, 2018. The increment was mainly attributable to the new customers obtained in the second half of 2019 and new air freight business started in July 2019. The management commits to keep seeking new growth via engaging new business that is able to support and enlarge our existing transportation business.

Our operations are primarily based in the PRC, where we derive a substantial portion of revenues. Management also reviews consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2018	Change	Change (%)
Revenue
Guangdong	$15,209,518	$14,426,772	$782,746	5.4%
Xinjiang	14,201,032	13,220,017	981,015	7.4%
Total revenue	$29,410,550	$27,646,789	$1,763,761	6.4%

Our revenue was primarily generated from Guangdong province and Xinjiang province in the PRC, which accounted for approximately 51.7% and 48.3% of our total revenue for the year ended December 31, 2019, respectively, and approximately 52.2% and 47.8% of our total revenue for the year ended December 31, 2018, respectively. Through reasonable and effective allocation of our resources, we expect that our revenue will grow in both Guangdong and Xinjiang provinces.

Revenue from Guangdong Province

Revenue from Guangdong province is primarily generated from highway transportation services and subcontracting business of air freight services. Services are mostly starting from Guangdong province to other provinces in the PRC except Xinjiang province. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination which would take one to three days.

For the year ended December 31, 2019, the revenue generated from Guangdong province was $15,209,518 as compared to $14,426,772 for the year ended December 31, 2018, representing an increase of $782,746 or 5.4%. The increase was mainly due to new customers we signed for the business in Guangdong area.

Revenue from Xinjiang province

Revenue from Xinjiang province is primarily comprised of transportation services within the Xinjiang province. Services are mostly completed within approximately 24 hours. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination, and the delivery note is signed by both parties.

The management believes the emerging market of Xinjiang is the main driver for the Company’s future growth. Starting from the last quarter of 2016, we have expanded our business into Xinjiang province which is a market with less competition and high demands of trucking services. Our revenue generated in Xinjiang province increased from $13,220,017 for the year ended December 31, 2018 to $14,201,032 for the year ended December 31, 2019, representing an increase of $981,015 or 7.4%.

Costs and Expenses

The costs and expenses of our transportation services consist of transportation costs, general and administrative expenses and sales and marketing expenses.

	For the year ended December 31, 2019	For the year ended December 31, 2018	Change	Change (%)
COSTS AND EXPENSES
Transportation costs	$25,358,456	$22,399,066	$2,959,390	13.2%
General and Administrative expenses	1,299,413	1,147,101	152,312	13.3%
Sales and marketing expenses	77,615	65,856	11,759	17.9%
Total costs and expenses	$26,735,484	$23,612,023	$3,123,461	13.2%

Total costs and expenses increased by $3,123,461, or 13.2%, to $26,735,484 for the year ended December 31, 2019 as compared to $23,612,023 for the year ended December 31, 2018. This increase was primarily due to the increase in transportation costs incurred during August and September of 2019 while the revenue also increased. The increase in costs and expenses was higher than the increase of revenue as we attract more subcontractors to expand our transportation network.

Transportation Costs

Transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repair expenses, subcontractor fees, depreciation expenses and others expenses.

	For the year ended December 31, 2019	For the year ended December 31, 2018	Change	Change (%)
Transportation costs
Drivers wages	$1,805,538	$1,859,150	$(53,612)	-2.9%
Fuel expenses	3,390,788	4,684,828	(1,294,040)	-27.6%
Highway bridge expenses	2,983,698	3,902,543	(918,845)	-23.5%
Insurance expenses	353,079	375,637	(22,558)	-6.0%
Subcontractor fees	15,034,173	9,122,701	5,911,472	64.8%
Depreciation expenses	1,201,113	1,266,174	(65,061)	-5.1%
Maintenance and repair expenses	378,958	974,750	(595,792)	-61.1%
Others expenses	211,109	213,283	(2,174)	-1.0%
Total transportation costs	$25,358,456	$22,399,066	$2,959,390	13.2%

Subcontractor fees increased by approximately $5,911,472, or 64.8%, to $15,034,173 for the year ended December 31, 2019 as compared to $9,122,701 for the year ended December 31, 2018. The increase in the subcontractor fees was mainly a result of our new air freight business engaged in July 2019. We do not equip with air cargo plants and have to subcontract to our subcontractors who have such equipment. Furthermore, in August and September of 2019, the management secured relatively a larger number of services requests from our new customers. With limited revenue equipment and working capital, the services had to be subcontracted temporarily to meet these demands, resulted in an increase in subcontracting fees. With such increase in subcontracted services and decrease in services fulfilled by our own trucks, as well as new air freight services which are entirely fulfilled by subcontractors, income from operations decreased by 33.7% for the year ended December 31, 2019 compared to the same period in 2018 due to the transitory increase in above mentioned subcontracted services, which is expected to normalize in the near future through better load planning.

General and Administrative Expenses

For the year ended December 31, 2019, we incurred total general and administrative expenses in the amount of $1,299,413, which was mainly comprised of professional fees of $398,592, salary expenses of $427,442, rental expenses of $103,675, allowance for doubtful accounts of $34,356 and others expenses of $335,348.

For the year ended December 31, 2018, we incurred total general and administrative expenses in the amount of $1,147,101, which was mainly comprised of professional fees of $285,259, salary expenses of $647,060, rental expenses of $38,350, allowance for doubtful accounts of $63,601 and others expenses of $112,831.

General and administrative expenses increased by $152,312 or 13.3% for the year ended December 31, 2019 as compared to $1,147,101 for the year ended December 31, 2018, which was primarily due to an increase in rental expenses of $65,325 as we leased a new office with a higher rent rate, an increase of $113,333 of professional expense in relation with the capital market, an increase in other expenses of $222,517 mainly resulting from the property management fees, with an offset by a decrease in allowance for doubtful accounts of $29,245 and a decrease of $219,618 in salary expenses.

Other Income and (Expenses)

For the years ended December 31, 2019 and 2018, the other income and expenses primarily consisted of net rental income from renting out spare office space and property, interest expenses and others. Total interest expenses were increased by $15,350, or 4.3%, to $370,682 for the year ended December 31, 2019 as compared to $355,332, and the total other expenses were increased by $4,479, or 54.6% as compared to $8,204. These increases were offset by the decrease of other income of $17,342.

Liquidity and Capital Resources

Our business requires substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on our obligations, lease payments, to support tax payments when we generate taxable income. Recently, we have financed our capital requirements with borrowings under our existing term loan facility, borrowings under our existing revolving credit facility, cash flows from operating activities, direct equipment financing, operating leases and proceeds from equipment sales.

For the years ended December 31, 2019 and 2018, we had a cash flow from operating activities of $1,117,395 and $3,798,997, respectively. As of December 31, 2019 and 2018, we had cash and restricted cash of $223,507 and $808,309, respectively, and our working capital was $5,584,762 and $5,050,487, respectively. The increase of $534,275 in working capital was due to the increase of accounts receivable that was led by the increase of revenue.

As of December 31, 2019, we were obliged to pay the income tax of $905,285 and a late fees of $96,413 for our failure to pay the income tax for the year ended December 31, 2018 on time. Comparing to a working capital of $5,050,487 as of December 31, 2018 with a paid income tax of $633,290, we had a larger amount of working capital of $5,584,762 as of December 31, 2019. Such working capital is sufficient to cover the above-mentioned unpaid amount. Therefore, the payment of above-mentioned income tax and late fee will not have material impact on the Company’s liquidity.

We believe the Company’s revenues and operations will continue to grow and the current working capital is sufficient to support its operations and debt obligations as they mostly become due one year from the date of this prospectus. However, we may need additional cash resources in the future if we experience changed business conditions or other developments and may also need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain a credit facility.

Cash Flow

For the Six Months Ended June 30, 2020 and 2019

The following summarizes the key components of our cash flows for the six months ended June 30, 2020 and 2019:

	For the Six Months Ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$1,483,661	$669,813
Net cash used in investing activities	(136,964)	(260,160)
Net cash used in financing activities	(1,210,629)	(1,051,429)
Effect of exchange rate change on cash	(6,310)	7,607
Net increase (decrease) in cash	129,758	(634,169)
Cash and restricted cash at beginning of the period	223,507	808,309
Cash at end of the period	$353,265	$174,140

Operating Activities

Net cash provided by operating activities was $1,483,661 for the six months ended June 30, 2020 and was primarily attributable to (i) net income of $106,698, (ii) various non-cash item of $1,058,201 including provision for doubtful accounts, amortization of deferred financing fees, depreciation for plant and equipment and deferred tax expense, (iii) a $4,306,728 decrease in accounts receivable, (iv) a $217,752 increase in tax payables, This net cash inflow is partially offset by (i) a $517,693 increase of prepayments, (ii) a $3,242,663 increase in other receivables, (iii) a $3,709 increase in deposits, (iv) a $75,447 decrease in accounts payable, (v) a $366,206 decrease in others payable and accrued liabilities.

For the six months ended June 30, 2020, cash provided by operating activities was $1,483,661 comparing to $669,813 for the six months ended June 30, 2019. The increase of $813,848, or 121.5%, was primarily due to the decreased amounts of accounts receivable offset by an increased amounts of other receivables as of June 30, 2020.

Investing Activities

Net cash used in investing activities was $136,964 for the six months ended June 30, 2020 and was solely attributable to the purchase of equipment.

For the six months ended June 30, 2020, cash used in investing activities was $136,964 comparing to $260,160 of cash used in investing activities for the six months ended June 30, 2019. The decrease of $123,196, or 47.4% was primarily due to the increased amount of purchase of revenue equipment via cash.

Financing Activities

Net cash used in financing activities was $1,210,629 for six months ended June 30, 2020 and was primarily attributable to (i) repayments of short-term bank borrowings of $1,172,663, (ii) repayments of long-term bank borrowings of $85,322, (iii) repayments of loans from other financial institutions of $8,871, (iv) repayments of obligations under capital leases of $852,718, and (v) repayments to related parties of $5,083,005. This cash outflow was offset by (i) the proceeds from short-term bank borrowings of $796,337, (ii) the amounts advanced from related parties of $5,195,613.

For the six months ended June 30, 2020, cash used in financing activities was $1,210,629. Compared to $1,051,429 for six months ended June 30, 2019, the increase of $159,200, or 15.1% was primarily due to the decreased amount of proceeds granted from bank borrowings.

Capital Expenditures

We had capital expenditures of $989,682 and $763,654 for the six months ended June 30, 2020 and 2019, respectively. Our capital expenditures were mainly used for purchases of revenue equipment. We intend to fund our future capital expenditures with our existing cash balance, proceeds from this offering and other financing alternatives. We will continue to make capital expenditures to support the growth of our business.

For the Years Ended December 31, 2019 and 2018

The following summarizes the key components of our cash flows for the years ended December 31, 2019 and 2018:

	For the Year Ended December 31,
	2019	2018
Net cash provided by operating activities	$1,117,395	$3,798,997
Net cash used in investing activities	(917,288)	(16,509)
Net cash used in financing activities	(788,767)	(3,295,414)
Effect of exchange rate change on cash	3,858	(31,513)
Net (decrease) increase in cash and cash restricted cash	(584,802)	455,561
Cash and restricted cash at beginning of the year	808,309	352,748
Cash and restricted cash at end of the year	$223,507	$808,309

Operating Activities

Net cash provided by operating activities was $1,117,395 for the year ended December 31, 2019 and was primarily attributable to (i) net income of $1,642,794, (ii) various non-cash item of $1,553,585 including provision for doubtful accounts, amortization of deferred financing fees, depreciation for plant and equipment and deferred tax expense, (iii) a $4,000 decrease in operating supplies, (iv) a $292,288 decrease of prepayments, (v) a $33,692 decrease in deposits, (vi) a $741,827 increase in accounts payable in accordance with the increase of subcontracting fees, (vii) a $314,380 decrease in others payable and accrued liabilities, and (ix) a $843,842 increase in tax payables. This net cash inflow is partially offset by the $34,961 increase in other receivables and the $3,645,292 increase in accounts receivable.

For the year ended December 31, 2019, cash provided by operating activities was $1,117,395 comparing to $3,798,997 for the year ended December 31, 2018. The decrease of $2,681,602, or 70.6%, was primarily due to the increased amount of accounts receivable as of December 31, 2019. Comparing to the same period of year 2018, the increase in accounts receivable as of December 31, 2019 was mainly attributable to the revenue generated during August and September of 2019. Our management will continue to lower the accounts receivable turnover days by implementing a number of strategies, including selecting customers with better credit, valuable assets, experienced management team and better reputation in the transportation industry, implementing strategies to improve customer relationship management skills and entering into new customer contracts with more desirable collection terms. In terms of improving customer relationship management, we plan to introduce an enterprise resource planning system to further integrate various functions relating to accounts management and streamline customer relationship management process. We are also dedicated to continuously improving our services and building up brand awareness in order to gain more bargain power in negotiating customer contracts. To better manage the timing difference in receiving customer payments and supplier payments, we plan to seek more supplier contracts with longer payment terms in addition to the foregoing measures to better managing accounts receivables.

Investing Activities

Net cash used in investing activities was $917,288 for the year ended December 31, 2019 and was solely attributable to the purchase of equipment.

For the year ended December 31, 2019, cash used in investing activities was $917,288 comparing to $16,509 of cash used in investing activities for the year ended December 31, 2018. The increase of $900,779, or 5,456.3% was primarily due to the increased amount of purchase of revenue equipment via cash and no cash received from disposal of equipment during the year ended December 31, 2019.

Financing Activities

Net cash used in financing activities was $788,767 for the year ended December 31, 2019 and was primarily attributable to (i) repayments of short-term bank borrowings of $1,910,598, (ii) repayments of long-term bank borrowings of $173,709, (iii) repayments of loans from other financial institutions of $94,671, (iv) repayments of obligations under capital leases of $1,078,425, and (v) repayments to related parties of $10,766,291. This cash outflow was offset by (i) the proceeds from short-term bank borrowings of $3,329,425, (ii) the proceeds from other financial institutions of $642,107, and (iii) the amounts advanced from related parties of $9,263,395.

For the year ended December 31, 2019, cash used in financing activities was $788,767. Compared to $3,295,414 for the year ended December 31, 2018, the decrease of $2,506,647, or 76.1% was primarily due to the new bank borrowings granted during the last quarter of 2019 and the decreased repayments to bank borrowings.

Capital Expenditures

We had capital expenditures of $1,995,713 and $1,287,404 for the years ended December 31, 2019 and 2018, respectively. Our capital expenditures were mainly used for purchases of revenue equipment. We intend to fund our future capital expenditures with our existing cash balance, proceeds from this offering and other financing alternatives. We will continue to make capital expenditures to support the growth of our business.

Credit Facilities

The table below presents our contractual obligations in relation to bank borrowings as of June 30, 2020.

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2020

Guangdong Nanyue Bank*	From September, 2019 to September 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	September 29, 2020	707,704
Guangdong Nanyue Bank*	From November, 2019 to November, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	October 28, 2020	283,082
Guangdong Nanyue Bank*	From November, 2019 to November, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	October 28, 2020	424,622
Zhujiang Rural Bank**	From April, 2020 to April, 2021	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledge by Jinlong Yang and his private fixed deposits of RMB 1 million.	-	424,622
The Industrial Bank Co., Ltd.	From April, 2020 to April, 2021	Weighted average rate of 5.65%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics.	-	353,852
China Citic Bank Co., Ltd.	From September, 2019 to October, 2020	Weighted average rate of 7%	-	October 20, 2020	10,753
Total					$2,204,635

*	In September 2019, we entered into a one-year term line of credit agreement with Guangdong Nanyue Bank pursuant to which the Company may borrow up to RMB 10,000,000 (approximately $1,436,410). The line of credit agreement entitles the Company to enter into several separate loan contracts under such line of credit. The Company utilized RMB 5,000,000 (approximately $718,205) in September 2019, RMB 2,000,000 (approximately $287,282) in November 2019 and RMB 3,000,000 (approximately $430,923) in November 2019. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in its consolidated financial statements. As of June 30, 2020, the Company had utilized all line of credit.

**	In April 2020, the Company entered into a one-year term line of credit agreement with Zhujiang Rural Bank pursuant to which the Company may borrow up to RMB 3,000,000 (approximately $424,622). The line of credit agreement entitles the Company to enter into separate loan contracts under such line of credit. The Company utilized RMB 3,000,000 (approximately $424,622) in April 2020. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in its consolidated financial statements. As of June 30, 2020, the Company had utilized all line of credit.

In April 2019, we entered into a one-year term line of credit agreement with Zhujiang Rural Bank pursuant to which we may borrow up to RMB 3,000,000 (approximately $430,923). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. The Company utilized RMB 3,000,000 (approximately $430,923) in April 2019. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in its consolidated financial statements. As of June 30, 2020, the Company had utilized all line of credit.

The table below presents our contractual obligations in relation with capital lease and financing obligations as of June 30, 2020.

Institution name	Minimum lease payments	Future finance changes	Present value of minimum lease payments
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	$554,420	$28,630	$525,790
ShanDong HOWO Auto Finance Co., Ltd.	84,357	2,102	82,255
Total	$638,777	$30,732	$608,045

The table below presents our contractual obligations in relation with bank borrowings as of December 31, 2019.

Bank Name	Term	Interest Rate	Collateral/Guarantee	Date of paid off	December 31, 2019
Bank of China*	From March, 2019 to March, 2020	Weighted average rate of 7.18%	Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. (“MingZhu Logistics”), a company owned by Mr. Jinlong Yang’s sister, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March 13, 2020	$155,850
Bank of China*	From January 2019 to January, 2020	Weighted average rate of 7.18%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	January 7, 2020	439,743
The Industrial Bank Co., Ltd.	From April, 2018 to April, 2019	Weighted average rate of 5.59%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics	April 16, 2020	186,733
Zhujiang Rural Bank**	From May, 2019 to May, 2020	Weighted average rate of 5.65%	Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledged by Jinlong Yang and his private fixed deposits of RMB 1,000,000 (approximately $143,641).	April 29, 2020	387,831
Guangdong Nanyue Bank***	From September, 2019 to September, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	718,205
Guangdong Nanyue Bank***	From November, 2019 to November, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	287,282
Guangdong Nanyue Bank***	From November, 2019 to November, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	430,923
Postal Savings Bank of China Co., Ltd.****	From November, 2018 to November, 2020	Weighted average rate of 5.70%	Guarantee by Mr. Jinlong Yang and third party, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	1,120,400
Total					$3,726,967

*	In December 2018, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to RMB 14,000,000 (approximately $2,010,974). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized RMB 3,000,000 (approximately $430,923) in March 2018, RMB 6,125,000 (approximately $727,220) in January 2019 and RMB 1,875,000 (approximately $436,332) in March 2019. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2018 and 2019, the unutilized line of credit was RMB 11,000,000 (approximately $1,580,051) and RMB 3,000,000 (approximately $430,923), respectively.

**	In April 2019, we entered into a one-year term line of credit agreement with Zhujiang Rural Bank pursuant to which we may borrow up to RMB 3,000,000 (approximately $430,923). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized RMB 3,000,000 (approximately $430,923) in April 2019. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in its consolidated financial statements. As of December 31, 2019, we had utilized all line of credit.

***	In September 2019, we entered into a one-year term line of credit agreement with Guangdong Nanyue Bank pursuant to which the Company may borrow up to RMB 10,000,000 (approximately $1,436,410). The line of credit agreement entitles the Company to enter into several separate loan contracts under such line of credit. The Company utilized RMB 5,000,000 (approximately $718,205) in September 2019, RMB 2,000,000 (approximately $287,282) in November 2019 and RMB 3,000,000 (approximately $430,923) in November 2019. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in its consolidated financial statements. As of December 31, 2019, the Company had utilized all line of credit.

****	In October 2018, we entered into a five-year term line of credit agreement with Postal Savings Bank of China Co., Ltd pursuant to which we may borrow up to RMB 9,000,000 (approximately $1,292,769). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized RMB 9,000,000 (approximately $1,292,769) in November 2018. For such withdraw from the line of credit, a separate loan was entered into with a two-year term from the line of credit withdraw date and we recorded this loan as long-term bank borrowings in our consolidated financial statements. As of December 31, 2018 and 2019, we had utilized all line of credit.

The table below presents our contractual obligations in relation with capital lease and financing obligations as of December 31, 2019.

Institution name	Minimum lease payments	Future finance changes	Present value of minimum lease payments
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	$554,420	$28,630	$525,790
Shanghai Chengtai Finance Leasing Co., Ltd.	199,731	7,883	191,848
Shenzhen Qianhai Yibainian Commercial Factoring Co., Ltd.	3,332	290	3,042
ShanDong HOWO Auto Finance Co., Ltd.	84,357	2,102	82,255
China CITIC Bank	70,429	-	70,429
Total	$912,269	$38,905	$873,364

The table below presents our contractual obligations in relation with bank borrowings as of December 31, 2018.

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2018

Bank of China	From March, 2018 to March, 2019	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March 11, 2019	$272,707
China Merchants Bank	From April, 2018 to April, 2019	Weighted average rate of 6.61%	Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang	April 10, 2019	221,075
The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	Weighted average rate of 7.90%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics	January 5, 2019	145,444
Postal Savings Bank of China Co., Ltd.	From May, 2018 to May, 2019	Weighted average rate of 5.44%	Guarantee by third party, Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang	April 20, 2019	574,504
Postal Savings Bank of China Co., Ltd.	From November, 2018 to November, 2020	Weighted average rate of 5.70%	Guarantee by Mr. Jinlong Yang and third party, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	1,308,996
Total					$2,522,726

The table below presents our contractual obligations in relation with capital lease and financing obligations as of December 31, 2018.

Institution name	Minimum lease payments	Future finance changes	Present value of minimum lease payments
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	$1,119,273	$95,195	$1,024,078
Zhejiang Zhongda Yuantong Finance Leasing Co., Ltd.	51,218	2,242	48,976
Shanghai Chengtai Finance Leasing Co., Ltd.	404,476	29,957	374,519
Shenzhen Qianhai Yibainian Commercial Factoring Co., Ltd	18,190	1,654	16,536
Total	$1,593,157	$129,048	$1,464,109

The above two tables involve both short-term and long-term obligations.

In December 2017, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to RMB 14,000,000 (approximately $2,036,216). The agreement was renewed in December 2018 for another 12 months. The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized RMB 5,000,000 (approximately $727,220) in January 2018 and RMB 3,000,000 (approximately $436,332) in March 2018. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2018, the loan of RMB 5,000,000 (approximately $727,220) had been fully paid off and the unutilized line of credit was RMB 11,000,000 (approximately $1,599,884).

In October 2017, we entered into a one-year term line of credit agreement with China Merchants Bank pursuant to which we may borrow up to RMB 5,000,000 (approximately $727,220). The line of credit agreement entitles us to enter into two separate loan contracts under such line of credit. We utilized RMB 3,000,000 (approximately $461,092) in November 2017 and RMB 2,000,000 (approximately $290,888) in April 2018. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2018, the line of credit agreement expired.

In October 2018, we entered into a five-year term line of credit agreement with Postal Savings Bank of China Co., Ltd pursuant to which we may borrow up to RMB 9,000,000 (approximately $1,308,996). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized RMB 9,000,000 (approximately $1,308,996) in November 2018. For such withdraw from the line of credit, a separate loan was entered into with a two-year term from the line of credit withdraw date and we recorded this loan as long-term bank borrowings in our consolidated financial statements. As of December 31, 2018, the unutilized line of credit was $0.

Loans from Other Financial Institutions

Outstanding balances of loans from other financial institutions as of June 30, 2020 and December 31, 2019 were $570,842 and $621,208, respectively. The total cash received from these transactions were $nil and $642,107 for the six months ended June 30, 2020 and 2019. As of June 30, 2020, the balance of long-term portion of loans from other financial institutions was $230,256 and the balance of short-term portion of loans from other financial institutions was $340,226. Interest expenses incurred from loans from other financial institutions for the six months ended June 30, 2020 were $21,662.

	As of June 30, 2020	As of December 31, 2019
Payments due by period
Less than 1 year	$340,226	$265,281
1-2 years	230,256	225,340
2-3 years		130,587
Total	$570,842	$621,208

Outstanding balances of loans from other financial institutions as of December 31, 2019 and 2018 were $621,208 and $nil, respectively. The total cash received from these transactions were $642,107 and $nil for the year ended December 31, 2019 and 2018. As of December 31, 2019, the balance of long-term portion of loans from other financial institutions was $355,927 and the balance of short-term portion of loans from other financial institutions was $265,281. Interest expenses incurred from loans from other financial institutions for the year ended December 31, 2019 were $28,478.

The loan term of such transactions was 35 months. The outstanding balances and maturities schedule of long-term loans from other financial institutions is as follow:

	As of December 31, 2019	As of December 31, 2018
Payments due by period
Less than 1 year	$265,281	$-
1-2 years	225,340	-
2-3 years	130,587	-
Total	$621,208	$-

Guarantees and Commitments

Guarantee Commitments

In November 2017, MingZhu entered into guarantee agreements for a capital lease of $2,531,453 to a subcontractor. The guarantee period is from November 2017 to January 2022. In November 2017, MingZhu entered into a guarantee agreement pursuant to which MingZhu Logistics provided guarantee for the above-mentioned capital lease.

Lease Commitments

We entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023, with a rent-free period from November 21, 2018 to November 20, 2019. The total future minimum lease payments under the non-cancellable operating lease with respect to the office December 31, 2019 are payable as follows:

Minimum lease payment
12 months ending June 30,
2021	229,641
2022	101,932
2023	101,371
2024	42,238
Future minimum operating lease payments	$475,182

We leases certain of our revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through May 2021. We have the option to purchase the revenue equipment for a nominal amount at the end of the lease term. We have also obtained installment loans for payment of revenue equipment’s insurance.

We have capital lease commitments for revenue equipment and installment loans summarized for the following periods:

	Minimum lease payments	Present value of minimum lease payments
12 months ending June 30,
2021	$69,543	$64,424
2022	4,446	4,234
Total	73,989	68,658

Less: amount representing interest	(5,331)	-

Present value of minimum lease payments	$68,658	$68,658

Less: current maturities		(64,424)

Capital lease obligations, long-term		$4,234

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims.

A contract dispute exists between MingZhu, MingZhu Pengcheng and Shengxin Wang. According to the Civil Judgement issued by the Shenzhen Intermediate People’s Court on August 23, 2018, Shengxin Wang was ordered to pay RMB 21,303 (approximately $3,098) and overdue interests thereof and pay RMB 1 (approximately $0.15) as the consideration of the vehicles to MingZhu Pengcheng and after that, MingZhu Pengcheng and MingZhu should respectively assist to transfer ownership of one tractor and one trailer to Shengxin Wang. According to the Civil Decision of Guangdong Provincial Higher People’s Court issued on December 20, 2018, Shengxin Wang’s application for retrial of the above Civil Judgement was rejected. On March 22, 2019, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu and MingZhu Pengcheng, which ordered MingZhu and MingZhu Pengcheng to perform relevant obligations as required by the foresaid judgement or otherwise the judgement would be enforced by the court. On May 29, 2019, a cash balance equal to Shengxin Wang’s payment obligation was frozen in his bank account and meanwhile, Shengxin Wang took over the tractor from MingZhu Pengcheng. According to the inquiry notes taken by the Yantian People’s Court Enforcement Bureau on May 30, 2019, MingZhu has made preparation for handover of the trailer to Shengxin Wang. As of the date of the prospectus included herein, Shengxin Wang has taken over the trailer, the balance half of the vehicles, from MingZhu, and the case has been concluded.

However, regarding the same dispute, Shengxin Wang filed another lawsuit against MingZhu Pengcheng. According to the Civil Indictment filed by Shengxin Wang (the plaintiff) on February 26, 2019, Shengxin Wang requested that MingZhu Pengcheng (the defendant) be ordered to compensate for the stoppage loss of RMB 4,772,269 (approximately $694,098). The nature of the case was a property damage compensation dispute. According to the response notice issued by the Shenzhen Yantian People’s Court on March 20, 2019, the court has accepted this case. According to the Civil Judgment issued by the Yantian District People’s Court in Shenzhen City, Guangdong Province on August 30, 2019, the court ruled that MingZhu Pengcheng should pay damages in the amount of RMB 203,700 (approximately $29,627) to Shengxin Wang and rejected Shengxin Wang’s other claims. According to the Civil Judgement issued by Shenzhen Intermediate People’s Court on July 6, 2020, the court rejected the other claims from MingZhu Pengcheng, but revoked the second instance of foresaid judgement and change the first instance of foresaid judgement to read: MingZhu Pengcheng should pay compensation of RMB 340,000 (approximately $48,838) to Shengxin Wang. On August 21, 2020, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu Pengcheng, which ordered MingZhu Pengcheng to perform relevant obligations as required by the effective judgement or otherwise the judgement would be enforced by the court. On August 31, 2020, the damages claimed together with the interest of bearing such debt, enforcement fee and other related expenses totaling RMB 349,871.49 (approximately $50,256) was deducted from Mingzhu Pengcheng’s bank account. According to the Notice of Acceptance of Civil Application for Retrial of Case issued by Higher People’s Court of Guangdong Province on August 25, 2020, Mingzhu Pengcheng applied for retrial. On 29 October 2020, the Higher People’s Court of Guangdong Province rejected the retrial application of MingZhu Pengcheng. As of the date of this prospectus, this case has been concluded and the Company has performed its obligation under the judgement of second instance.

On August 22, 2019, Sujin Wei (the plaintiff) submitted a Civil Complaint to the Yangjiang Yangdong District People’s Court against China Pacific Property Insurance Co., Ltd. Shenzhen Branch, MingZhu and two other defendants. The complaint requested that China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the death and disability compensation to the plaintiff in the amount of RMB 110,000 (approximately $15,999) and compensate the plaintiff of RMB 307,328.02 (approximately $44,699) within the third party liability insurance limit and also requested that defendants Shengming Zheng and MingZhu shall be jointly and severally liable for the foregoing claims, and the litigation fee in this case shall be borne by the four defendants. According to the response notice issued by the Yangjiang Yangdong District People’s Court on September 18, 2019, this case has been filed on September 4, 2019. The court held a hearing of this case on October 31, 2019. On December 16, 2019, the Yangjiang Yangdong District People’s Court issued a judgement which ordered insurance companies to compensate a sum of RMB 389,710 (approximately $54,522) to the plaintiff and other claims were rejected. MingZhu bears no compensatory obligations under this case. As of the date of the prospectus included herein, China Pacific Property Insurance Co., Ltd. Shenzhen Branch and the People’s Insurance Company of China Shenzhen Branch have paid a sum of RMB 389,710 (approximately $54,522) to the plaintiff, and the case has been concluded.

On January 2, 2020, Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against MingZhu, Dagang Li, Zaozhuang Yizhou Automobile Transportation Co., Ltd, China Pacific Property Insurance Co., Ltd. Shenzhen Branch, Huilai Feng, Anyang Anyun Modern Logistics Co., Ltd. and the People’s Insurance Company of China Anyang Branch (together the defendants). The compliant requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of RMB 1,096,380.93 (approximately $153,389); (ii) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the compensation within the limit of its insurance liability, the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) and the defendant Huilai Feng shall bear the remaining part of compensation liability exceeding the limit of insurance liability; and (iii) the litigation fee in this case shall be borne by the defendants. According to the Civil Judgment issued by the Queshan County People’s Court of Henan Province on May 20, 2020, which ordered that (i) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall compensate the plaintiffs including Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) within its insurance liability for a total of RMB 382,032.66 (approximately $54,876) and meanwhile the plaintiffs shall refund the funeral expenses of RMB 20,000 (approximately $2,873) to MingZhu; (ii) the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) in the amount of RMB 100,000 (approximately $14,364); (iii) the defendants Huilai Feng and Sufang Yang shall compensate the plaintiffs for their loss for a total of RMB 387,845.73 (approximately $55,711). The defendant China Pacific Property Insurance Co., Ltd. has fulfilled its payment obligations under the judgment on June 15, 2020. However, the defendants Huilai Feng and Sufang Yang have submitted an appeal petition to the Zhumadian Intermediate People’s Court. As of the date of this prospectus, according to the Civil Judgment issued by the Zhumadian Intermediate People’s Court, Henan Province on August 5, 2020, the appeal was rejected and the original judgment was upheld. MingZhu bears no compensatory obligations under this case, yet it has not received the funeral expenses refund of RMB20,000 (approximately $2,873) from the plaintiff.

Shuanbao Zhao, Ailian Qin, Fang Zhang, Shukai Zhao and Shuqiang Zhao (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against Dagang Li, Huilai Feng, MingZhu, Anyang Anyun Modern Logistics Co., Ltd., Zaozhuang Yizhou Automobile Transportation Co., Ltd, the People’s Insurance Company of China Tangyin Branch, China Pacific Property Insurance Co., Ltd. Futian Branch (together the defendants). The complaint requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of RMB 1,036,573.61 (approximately $148,894); (ii) the defendant the People’s Insurance Company of China Tangyin Branch shall make prioritized compensation within the scope of seat insurance liability; (iii) the defendant China Pacific Property Insurance Co., Ltd. Futian Branch shall make prioritized compensation within the scope of traffic compulsory insurance and commercial insurance liability; and (iv) the litigation fee in this case shall be borne by the defendants. According to the Civil Judgment issued by the Queshan County People’s Court of Henan Province on May 25, 2020, which ordered that (i) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Futian Branch shall compensate the plaintiffs including Shuanbao Zhao, Ailian Qin, Fang Zhang, Shukai Zhao and Shuqiang Zhao (together the plaintiffs) within its insurance liability for a total of RMB 331,472 (approximately $47,613) and meanwhile the plaintiffs shall refund the funeral expenses of RMB 20,000 (approximately $2,873) to MingZhu; (ii) the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) in the amount of RMB 100,000 (approximately $14,364); (iii) the defendants Huilai Feng and Sufang Yang shall compensate the plaintiffs for their loss for a total of RMB 535,101.6 (approximately $76,863). The defendant China Pacific Property Insurance Co., Ltd. has fulfilled its payment obligations under the judgment on June 15, 2020. However, the defendants Huilai Feng and Sufang Yang have submitted an appeal petition to the Zhumadian Intermediate People’s Court. As of the date of this prospectus, according to the Civil Judgment issued by the Zhumadian Intermediate People’s Court, Henan Province on August 5, 2020, the appeal was rejected and the original judgment was upheld. MingZhu bears no compensatory obligations under this case, yet it has not received the funeral expenses refund of RMB20,000 (approximately $2,873) from the plaintiff.

On January 11, 2021, regarding the two disputes above, Mingzhu submitted a Civil Complaint to the Queshan County People’s Court against Anyang Anyun Modern Logistics Co., Ltd., China Pacific Property Insurance Co., Ltd. Shenzhen Branch and China People’s Property Insurance Co., Ltd. Anyang Branch (together the defendants). The complaint requested that (i) the defendants compensate Mingzhu’s all kinds of losses in the amount of RMB125,783.1 (approximately $19,471), and (ii) the litigation fee in the case shall be borne by the defendants. According to the subpoena issued by the Queshan County People’s Court, Henan Province on January 15, 2021, the Queshan County People’s Court has accepted the case and originally scheduled it to be heard on January 25, 2021. However, it was postponed due to COVID-19. As of the date of this prospectus, the hearing has not yet been held.

Contractual Obligations

As of June 30, 2020, the future minimum payments under certain of our contractual obligations were as follows:

	Payment due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Bank Borrowings	$3,223,729	$3,223,729	$-	$-	$-
Capital Lease Obligations	68,658	64,424	4,234		-
Loans from other institution	570,482	340,226	230,256	-
Operating Lease Obligations	948,733	473,551	432,944	42,238	-
Total	$4,811,602	$4,101,930	$667,434	$42,238	$-

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions. In certain circumstances, those estimates and assumptions can affect amounts reported in the accompanying consolidated financial statements and notes. In preparing our financial statements, we have made our best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. Application of the accounting policies described below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. The following is a brief discussion of our critical accounting policies and estimates.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, and deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 90 days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

Property and Equipment, Net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings and improvements	10 years
Computer and office equipment	3-5 years
Revenue equipment*	5 years

*	Revenue equipment are trucks and trailers only used for providing trucking services.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Leases

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset. Otherwise, the lease will be treated as an operating lease.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, no impairment of long-lived assets was recognized.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by us.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue Recognition

The Company elected to adopt Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective as of January 1, 2017. Accordingly, the consolidated financial statements for the years ended December 31, 2019 and 2018 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have material impact on the Company’s consolidated financial statements.

Revenues are mainly generated from provision of trucking services. For each trip, we have one single performance obligation, which is to transport our customer’s freight from a specified origin to a specified destination, with the transit period typically being less than three days.

The management have determined that revenue recognition over the transit period provides a reasonable estimate of the provision of services to our customers as our obligation is performed over the transit period. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time.

We utilize independent contractors and third-party carriers in the performance of certain transportation services. While various ownership arrangements may exist for the equipment utilized to perform these services, including company-owned, owner-operator owned, and third-party carriers, revenue is generated from the same base of customers. We evaluate whether our performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. Our evaluation determined that we are in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on our evaluation of the control model, we determined that all of our major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

The Company applies the practical expedient in ASC 606 that permits the Company not to disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in ASC 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs.

The Company’s performance obligations represent the transaction price allocated to future reporting periods for freight services started but not completed at the reporting date. This includes the unbilled amounts and accrued freight costs for freight shipments in transit. As of December 31, 2019, the Company had $9,899 of unbilled amounts recorded in accounts receivable and $8,535 of accrued freight costs recorded in accounts payable.

Income Taxes

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Recent Accounting Pronouncements

See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a discussion of recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk and Credit Risk

Interest Rate Risk

Our market risk is affected by changes in interest rates. Historically, we have used a combination of fixed rate and variable rate obligations to manage our interest rate exposure. Fixed rate obligations expose us to the risk that interest rates might fall. Variable rate obligations expose us to the risk that interest rates might rise. We currently do not have any interest rate swaps although we may enter into such swaps in the future.

We are exposed to variable interest rate risk principally from our existing term loan facility and our existing revolving credit facility. We are exposed to fixed interest rate risk principally from equipment notes and mortgages. As of June 30, 2020, we had bank borrowings totaling $3,223,729 comprised of $1,383,699 variable rate borrowings and $1,840,030 fixed rate borrowings. As of December 31, 2019, we had bank borrowings totaling $3,726,967 comprised of $1,902,726 variable rate borrowings and $1,824,241 fixed rate borrowings. Accordingly, holding other variables constant (including borrowing levels), the Group’s interest rate risk is mainly concentrated on the fluctuation of interest rates quoted by The People’s Bank of China arising from the Company’s RMB denominated bank borrowings. If interest rates had been one percentage point higher/lower and all other variables were held constant, our profit for the six months ended June 30, 2020 and 2019 would decrease/increase by approximately $18,000 and $18,000, respectively. Management believes that the influence of such change has no material impact on the Company’s consolidated financial statements.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. Most of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

OUR INDUSTRY

We have engaged Frost & Sullivan to prepare a commissioned industry report that analyzes the PRC transportation industry. All information and data presented in this section have been derived from the Frost & Sullivan Report, unless otherwise noted. The following discussion includes projections for future growth, which may not occur at the rates that are projected or at all.

The trucking service sector of transportation industry in China is one of the largest in the world. Trucking is a form of road transportation that is a part of the transportation system. It is vital in the connection of other modes of transportation such as rail, waterway, and civil aviation. The revenue of trucking service market in China has from RMB 4,771.3 billion (approximately $694.0 billion) in 2012 to RMB 5,161.8 billion (approximately $750.8 billion) in 2017, representing a CAGR of 1.6 percent. Looking forward, the revenue of trucking service market in China is expected to increase from RMB5.16 trillion (approximately $750.8 billion) in 2017 to RMB5.70 trillion (approximately $829.7 billion) in 2021, representing a CAGR of 2.5 percent.

Source: Frost & Sullivan July 2019

Freight turnover has seen an increase of CAGR of 2.5%, from 17,377 billion ton per kilometer in 2012 to 19,613 billion ton per kilometer in 2017, with the eastern region of China contributing to the highest percentage of freight turnover.

Source: Frost & Sullivan July 2019

Tremendous growth has been observed in the trucking service sector of transportation industry and this can be attributed to the following:

1)	the growth of e-commerce in China,

2)	domestic economic growth in China,

3)	government support through official policies and planning support, and

4)	infrastructure improvement.

As trucking services are the primary choice for the e-commerce market, the trucking service sector of transportation industry has been able to share in the prosperity of the e-commerce boom. Upgrades in information technology across all sectors has reduced the operating costs for trucking businesses and improved their overall performance by allowing for better fleet, employee, and customer management, and as such, trucking businesses have been able to provide better service to their customers. There has been a shift in focus for China’s trucking service companies where they have moved from working on expanding to concentrating on developing and improving their existing systems instead.

Among all the growth factors, domestic economic growth has had the strongest impact. China’s gross domestic product, or GDP, with a CAGR of 8.7% from 2013 to 2018 has been favorable for transportation revenues. Domestic economic growth is expected to remain as supported by the 13th five-year plan that aims to create economic balance, inclusiveness, and sustainability in China.

Source: Frost & Sullivan July 2019 & National Bureau of Statistics of China

Moreover, as disposable incomes continue to rise, we expect to see even higher earnings in the transportation industry. The reason for such higher earnings is that higher disposable income will bring with it higher purchasing power and higher standard of living. From 2012 to 2017, per capita annual disposable income increased from RMB 16,510 (approximately $2,401) to RMB 25,974 (approximately $3,778) with a CAGR of 9.5%. Such number is expected to reach RMB 36,264 (approximately $5,274) by 2021.

Source: Frost & Sullivan July 2019 & National Bureau of Statistics of China

The effects have become more noticeable as the population of China continues to climb steadily. From 2012 to 2017, the total population grew from 1,354 million to 1,390.1 million. Urbanization rates have also increased from 52.6% in 2012 to 58.5% in 2017, and is expected to reach 64.3% in 2021.

Source: Frost & Sullivan July 2019 & National Bureau of Statistics of China

China’s government has played a large role in supporting the growth of the transportation industry through its policies and regulations. In the previous 12th five-year plan for the road transportation industry, China’s government focused its efforts on supporting the road transportation industry through vehicle and equipment upgrades, providing support to new market entrants, and information technology enhancements. In the most recent 13th 5-Year Plan for the Transportation Industry, the PRC Ministry of Transport points out that it will focus on building a unified and open integrated transport market system, enhance the service efficiency of integrated transport corridors, improve the service quality of integrated transportation hubs, deepen the capacity building of transport security and promote the joint development of transport services and related industries.

Infrastructure improvements have been vital to China’s economic success. During China’s five-year plan from 2011 to 2015, China had constructed 4,580,000 kilometers of highways and 80,000 kilometers of expressways.

Current Environment

Trucking services are closely linked to the economic and road infrastructure and development in a country. As illustrated in the diagram below, China’s trucking sector of transportation industry has reached the “Perfecting Stage” of its cycle.

Source: Frost & Sullivan July 2019

From 2013 to 2018, China’s road mileage has increased from 4,356.2 thousand kilometers to 4,846.5 thousand kilometers, with a CAGR of 2.2%. This growth is expected to continue into 2023 with road mileage reaching 5,229.8 kilometers as China continues to raise its investment into highway construction.

Source: Frost & Sullivan July 2019

Key Success Factors for PRC Transportation Industry Participants

Expanding Transportation Fleet for Scale Effect

In the trucking service market, large fleet’s utilization rate of vehicles is higher than the small-to-medium sized fleet. With the expansion of large companies on the demand side, clients need large transportation fleet to ensure the stability of the carriage of goods and the breadth of the transportation service area. Meanwhile, companies with large fleet team are more likely to obtain and maintain high quality clients. Therefore, expanding container fleet is beneficial for obtaining scale effect and reducing operation costs.

Applying Digital Tools for Improving Operation and Management

Digital tools can be used to monitor the vehicle driving conditions and report solutions to administration in time. Therefore, unsafe driving behaviors such as speeding, drunk driving and fatigue driving are able to be effectively controlled by digital monitoring equipment. Moreover, monitoring and analyzing vehicles by means of digital tools for improving the operation and management of the transportation companies is quite common in some European and American countries.

Combining the Own Advantages and Introducing Differentiated Products

The trucking service market is highly fragmented with fierce competition. Strong market participants know how to arrange their transport network and exploit differentiated products based on their own advantages. For example, considering the companies’ geographic position, fleet scale, customer relationships and financial capacity, companies could choose to invest in some areas with less competition and further improve the overall competitiveness through the success in certain segmented market.

Using the Internet of Things to Improve Operational Efficiency

The Internet of things (“IOT”) is the network of physical devices, vehicles and other items embedded with electronics, software, sensors, actuators, and network connectivity which enables these objects to connect and exchange data. The IOT allows objects to be sensed or controlled remotely across existing network infrastructure and resulting in improved efficiency, accuracy and economic benefit. Hence, trucking service companies with better application of IOT are more likely to be successful in competition.

Entry Barriers

Transportation Network

The scale of transportation network plays an important role in the development and expansion of trucking service enterprises as well as one of the entry barriers for new entrant of the market. Trucking service provider with multiple transportation lines are more attractive to customers in various industries and regions, and have ability to cope with different customers’ demands on transportation routes.

Capital Investment

Before doing the business, trucking service enterprises need to configure a lot of manpower and equipment, including vehicles, ability to adapt to variety of goods, and operating staff in each business line. Moreover, with the expansion of business scale and the improvement of customer’s requirements on the transportation service quality, trucking service enterprises need to apply and update information system and automatic systems to improve service quality and operational efficiency. Therefore, the trucking service market has a high demand for huge and continuous capital investment for new entrants.

Customer Relationship

Experienced trucking service enterprises are able to achieve stable sources of business based on their long-term cooperative relationship with customers. In addition, in order to maintain the service quality, customers usually choose suppliers with a good reputation and track record and are unlikely to change their suppliers frequently. This poses a significant barrier to the new entrants.

Guangdong

The transportation industry in Guangdong has grown alongside its economy and trade. In 2018, total road freight traffic volume reached 3.05 billion tons, with a CAGR of 3.1% from 2013 to 2018.

Source: Frost & Sullivan July 2019

Road transportation continues to be the most popular form of transportation among other tools such as rail, waterway, and civil aviation. However, in terms of freight turnover, waterway transportation took the highest percentage whilst road transportation accounted for 12.9%. Guangdong accounted for approximately 14.2% of freight turnover in 2017 and has the highest GDP figure among all provinces in China. With its increasing social demand for consumer goods and the development of e-commerce, the total road freight traffic volume is expected to reach 3.52 billion tons in 2023.

Recently, the total revenue of the trucking service market reached RMB 92.8 billion (approximately $13.5 billion) in 2017, with a CAGR of 9.2% from 2012 to 2017. Revenue is expected to continue growing to RMB 124.2 billion (approximately $18.1 billion) in 2022.

Source: Frost & Sullivan July 2019

Several factors explain the success of the transportation industry in the Guangdong region. Firstly, its advantageous geographic location. Guangdong borders the Southeast coast, also known as the beginning of “The Silk Road.” As such, it has access to many ports and is ideal for domestic and foreign trade. Secondly, Guangdong has taken efforts to improve their infrastructure significantly, an example being the revisions that have taken place in Shenzhen where ports have been reconstructed to handle higher shipping tonnage and container handling. Lastly, Guangdong’s government has issued many supportive policies to standardize and modernize the logistics services, one of which is known as Guangdong, such as Plan for Modern Logistics Development in Guangdong Province (2016-2020). Encouraged by those policies, the logistics services in Guangdong are expected to be standardized and modernized, will facilitate the growth of the trucking service market in Guangdong.

According to the Frost & Sullivan Report, among all the modes of transport in China, such as railroad and waterway, road transportation covers the highest percentage, especially in the Guangdong region, where 72.1% of total freight volume was from road transportation in 2017.

Xinjiang

Xinjiang houses a crucial segment of the Silk Road leading to Euroasia. According to the Frost & Sullivan Report, in the past 7 years, Xinjiang’s GDP has risen from approximately RMB 0.75 trillion (approximately $0.11 trillion) in 2012 to RMB 0.96 trillion (approximately $0.14 trillion) in 2016 and is expected to rise to RMB 1.42 trillion (approximately $0.20 trillion) in 2021. Furthermore, Xinjiang’s road mileage had been increasing steadily from 165.9 thousand kilometers in 2012 to 182.1 thousand kilometers in 2016. Despite a slow start to trucking services as compared to the central and eastern regions of China, Xinjiang is expected to grow in this area under the “One Belt, One Road” initiative. The volume of road freight in Xinjiang has increased from 596.2 million tons in 2013 to 850.3 million tons in 2018, equating to a CAGR of 7.4%. Such increase is largely a result of the continuous road upgrading and economic development in the area. Estimates show that volume of road freight will eventually reach 1,154.1 million tons in 2023.

Source: Frost & Sullivan July 2019

Due to its ideal geographical location for trade, Xinjiang benefits from national policies that are focused on creating a more welcoming business environment via better taxation and financing systems. Policies such as those issued by the People’s government of Xinjiang autonomous region aim to finish construction of a transportation hub in Xinjiang by 2030. These observations point to Xinjiang being a promising market to develop in.

Competition

China’s trucking service sector of transportation industry is highly competitive and fragmented with thousands of companies, none of which dominate the market. More specifically, in the Guangdong region, the top 5 trucking service providers, one of which is our company, collectively only owned 0.71% of the total market in 2017. Service and price are the principal factors considered by customers in the trucking service sector of transportation industry.

Source: Frost & Sullivan July 2019

Entry barrier for new entrants remains high. One of these obstacles is having an established transportation network. Trucking service providers with multiple transportation lines will be able to cover more industries and geographic regions and will therefore have more exposure. In addition, they have the ability to meet customers’ demands on transportation routes. Another entry barrier is the heavy investments, initially and subsequently needed for expansion. These investments are required for manpower, equipment, and vehicles. Subsequently, funds are needed to upgrade information systems to keep up with the competition, especially to provide quality service. Lastly, customers prefer working with businesses with an existing track record and a strong reputation. These relationships formed over a long period of time can’t be replicated by new entrants. As such, it is predicted that due to the cost and complexity of entering and surviving in the transportation industry, the economic and competitive pressures will force smaller competitors to either exit, or, be acquired in the future. We believe being larger will work to our competitive advantage and put us in a position primed to acquire smaller companies.

Supply

Several external factors affect the transportation industry, specifically operational costs. The most notable ones are manpower, fuel, and rubber. China has been seeing a shortage of drivers. Drivers holding the A2 driving license are in most demand as they are able to drive heavy trucks and trailer-towing vehicles. Due to the shortage and high turnover of A2 drivers, their salaries have seen a continuous increase over the years. In 2017, the average monthly salary of an A2 driving licensed driver reached RMB 8,515 (approximately $1,248). The average monthly salary of a driver in the trucking service sector of transportation industry is projected to reach RMB 10,780 (approximately $1,580) in 2021.

Source: Frost & Sullivan July 2019

Chinese diesel prices are closely linked to international crude oil and domestic supply and demand. Diesel prices took a dip in 2016, but have since stabilized, and are expected to grow to RMB 7,261.5 (approximately $1,056.1) per ton in 2021. Decreasing diesel prices from 2012 to 2017 were due to a slowdown in China’s economic growth, raised interest rates, and higher oil production levels from the US and Iran. We believe the impact of fuel prices will be lessened by our investment into vehicles powered by Liquefied Natural Gas (“LNG”) and our strategy to enter the intermodal rail business.

Source: Frost & Sullivan July 2019

Rubber is a main component of our vehicle tires, due to an oversupply of rubber, prices largely decreased from 2012 to 2015. After which prices bottomed in 2016 and has since rose due to a decline in rubber production. Rubber prices have recovered and are expected to stabilize to approximately RMB 13,543.1 (approximately $1,969.8) per ton in 2021.

Source: Frost & Sullivan July 2019

Future

Source: Frost & Sullivan July 2019

With China’s macro-economic growth and improvements with infrastructure, its road freight traffic volume is anticipated to reach 50.9 billion tons in 2023, with CAGR of 5.1% from 2018 to 2023.

In the Guangdong region, the revenue of trucking service is expected to reach RMB 124.2 billion (approximately $18.1 billion) in 2022. In 2018, road freight traffic in China reached 39.6 billion tons. Total road freight volume in Guangdong is expected to grow at a CAGR of 2.9% from 2018 to 2023.

As road freight traffic volumes grow in China, the growth in revenue of trucking services will subsequently follow. Revenue of trucking services in China is expected to increase from RMB 5,161.8 billion (approximately $750.8 billion) 2017 to RMB 5,704.8 billion (approximately $829.7 billion) in 2021, representing a CAGR of 2.5%.

Source: Frost & Sullivan July 2019

With the “One Belt, One Road” strategy well on its way, China’s transportation network is expected to become more efficient and more cohesive, with better linkages between different modes of transport. Logistic parks are being planned for construction for a cluster effect. In addition, the industry is expected to become more environmentally friendly with the elimination of high-pollution trucking vehicles. As information upgrades take place, trucking companies will shift their focus from extensive expansion to intensive development, and as such, operational costs are expected to go down. It is also expected that there will be a higher concentration of mid to large-sized companies, as smaller ones consolidate, become acquired, or exit the industry.

In the future, underpinned by the macro-economy and the further improvement of infrastructure in China, the road transportation industry in China is expected to grow continuously. In 2023, the road freight traffic volume in China is anticipated to reach 50.9 billion tons with a CAGR of 5.1% from 2018 to 2023. With the growing economy and increasing social demand on consumer goods as well as the development of e-commerce, the transportation industry in Guangdong is expected to grow steadily. In 2023, total road freight traffic volume in Guangdong is expected to reach 3.52 billion tons, with a CAGR of 2.9% from 2018 to 2023. As for Xinjiang, with the sustainable growth of Xinjiang’s economy and the increasing demand of Xinjiang’s resource products, it is expected that the road freight traffic volume in Xinjiang will increase from 850.3 million tons in 2018 to 1,154.1 million tons in 2023, representing a CAGR of 6.3%.

In addition to the anticipated growth of the PRC transportation industry, the industry has observed the following trends:

Development of Comprehensive Transportation Network

The coordination of different modes within the PRC transportation network is relatively poor. In the future, through scientific planning and design, different modes of transportation can achieve a reasonable connection. For instance, roads, waterways, railways, aviation, and pipelines can be linked to each other smoothly. With the establishment of comprehensive transportation network, trucking can be well connected with other transportation modes, the efficiency of trucking is expected to be improved greatly in Guangdong and the PRC.

Environmentally-Friendly Transportation Vehicles

With guidance from the government’s policies and market regulation, the trucking service market in Guangdong will become increasingly environmental, trucking vehicles are expected to be upgraded and reconstructed. High-polluting trucking vehicles are anticipated to be eliminated gradually in the future. Besides, Guangdong government attaches great importance in renovating the transportation stations to promote the green development of trucking service market in Guangdong.

Increasing Industry Concentration

At present, a large number of small-scaled trucking providers are faced with some problems such as similar operating structure, low management level, high competitive pressure and low profitability. With the standardization of the transportation industry and integration of transportation supply chain resources, the concentration of trucking service market is expected to be increased in the future, which is likely to bring more opportunities for large and standardized trucking provider.

BUSINESS

OVERVIEW

We are a trucking services provider in China with over 18 years of experience in the transportation industry. We formed our first operating subsidiary in 2002 to engage in the business of trucking services and subsequently formed four other wholly-owned subsidiaries. Our current operations are conducted through our subsidiaries. We experienced a steady growth in our business in recent years and our revenue increased by 6.4% for the year ended December 31, 2019 comparing to the same period in 2018. As a result of our continuous growth, we have become the second largest transportation company in the Guangdong region and we have been recognized and accredited by the China Federation of Logistics and Purchasing as a 4A-Grade trucking service provider.

As of the date of this prospectus, we operate a truckload fleet with 114 tractors and 76 trailers, all of which are owned by us. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC. Our transportation services operate out of two terminals, one in the Guangdong region, and the other in the Xinjiang region. Our business has created a successful business model that has allowed us to expand our customer base and market coverage whilst maintaining good relationships with our existing customers.

Our customers primarily include sizeable logistics companies, freight forwarders and warehouse operators in the PRC. During the six months ended June 30, 2020 and 2019, we had 33 and 43 customers, respectively, and sales to our top five customers accounted for approximately 89.0% and 74.7%, respectively.

We generate revenue from our trucking service business. Our total revenue was $8,872,972 and $9,669,288 for six months ended June 30, 2020 and 2019, respectively, representing a decrease of approximately 8.2%. We had an income from operation of approximately $312,014 and $588,729 for the six months ended June 30, 2020 and 2019, respectively, representing a decrease of approximately 47.0%. For the six months ended June 30, 2020 and 2019, 58.7% and 40.3% of our total revenue, respectively, was generated from the Guangdong province, whilst 41.3% and 59.7% were generated from the Xinjiang province, respectively. The following table sets forth the breakdown of our revenue generated from our trucking services from the regional terminals in Guangdong and Xinjiang during the six months ended June 30, 2020 and 2019:

	Six months ended June 30, 2020		Six months ended June 30, 2019
	Revenue	%	Revenue	%
Terminal 1 GUANGDONG
Across different provinces and within Guangdong province	$5,207,697	58.7	$3,899,875	40.3

Terminal 2 XINJIANG
Within Xinjiang province	$3,665,275	41.3	$5,769,413	59.7
Total	$8,872,972	100	$9,669,288	100

Our total revenue was $29,410,550 and $27,646,789 for the years ended December 31, 2019 and 2018, respectively, representing an increase of approximately 6.4%. We had an income from operation of approximately $2,675,066 and $4,034,766 for the year ended December 31, 2019 and 2018, respectively, representing a decrease of approximately 33.7%. For the years ended December 31, 2019 and 2018, 51.7% and 52.2% of our total revenue, respectively, was generated from the Guangdong province, whilst 48.3% and 47.8% were generated from the Xinjiang province, respectively. The following table sets forth the breakdown of our revenue generated from our trucking services from the regional terminals in Guangdong and Xinjiang during the past two fiscal years:

	Year Ended December 31, 2019		Year Ended December 31, 2018
	Revenue	%	Revenue	%
Terminal 1 GUANGDONG
Across different provinces and within Guangdong province	$15,209,518	51.7	$14,426,772	52.2

Terminal 2 XINJIANG
Within Xinjiang province	$14,201,032	48.3	$13,220,017	47.8
Total	$29,410,550	100	$27,646,789	100

Our mission has been and will continue to be the most trusted transportation company in China offering punctual, cost-effective, capable and reliable trucking services to businesses in the PRC by maintaining a sizeable fleet of transportation vehicles of our own complemented by reliable subcontracting arrangements. Given that the transportation industry in many regions of China is still underrepresented, we aim to capture additional market share by leveraging our strengths we have developed during the past 18 years as described in “Competitive Strength” below and continue to grow our business by implementing a number of strategies as described in “Our Strategies” below.

In July 2019, we expanded our businesses to the air freight sector by entering into several subcontracting agreements for routes starting from Guangdong to other nations. For the year ended December 31, 2019, a total revenue of $2,609,864 was generated from the air freight business. Due to the COVID-19 pandemic, our air freight business was suspended during the first half of 2020.

COMPETITIVE STRENGTH

We believe that the following competitive strengths are the key factors that have contributed to our success to date:

Substantial Industry Experience

We are an established trucking services provider with over 18 years of operation in the transportation industry in the PRC. As of the date of this prospectus, we are able to mobilize a sizeable fleet of 114 tractors and 76 trailers, and coupled with our subcontractors, we are able to provide a fleet of 200 tractors and 200 trailers on a stable basis. We have approximately 200 drivers who can travel an average of approximately 52,700 kilometers per day, with a maximum capacity of approximately 65,000 kilometers per day. The size of our fleet has allowed us to cater to the needs of all our customers in a timely manner.

To establish a solid reputation in the transportation industry in the PRC, we focus on the quality of our trucking services to ensure that we are able to meet the quality standards expected from our customers. Our focus on quality covers various areas such as vehicle reliability, service reliability, flexible and customizable service offerings for our customers, as well as responsiveness to customer feedback, and continuous process improvement. Please refer to the paragraph headed “— Quality Assurance” in this section for further details on our quality control measures.

Long-Standing Relationship with Our Sizeable and Reputable Customers in the PRC

Our focus on providing quality services has enabled us to establish a strong customer base across different industries. During the six months ended June 30, 2020 and 2019, we had 33 and 43 customers, respectively.

We have been able to maintain stable business relationships with our major customers, including reputable logistics companies in the PRC. Among our major customers, ANE Group a leading less-than-truckload third-party logistics operator in the PRC who we have been working with since 2010. Our ability to provide trucking services to ANE Group has provided us substantial and stable revenue and has also shown our ability to successfully serve a sizeable logistics company. Working with sizeable customers has strengthened our company’s reputation and credibility in the transportation industry.

We believe that it is vital for us to continue to develop and maintain long-standing relationships with our existing customers. To this end, we strive to understand the evolving needs of our existing and potential customers on an on-going basis and flexibly adjust our trucking services to match their trucking needs. With respect to our existing customers, our senior management team proactively communicate with them to collect their feedbacks on our trucking services periodically through telephone calls and meetings. Some of our customers have developed their own KPIs to review and evaluate our trucking services and to ascertain if our trucking services can meet their standards. This has provided us with clear minimum guidelines to meet and surpass.

Experienced and Motivated Management Team

We believe that the extensive industry expertise and experience of our management team is essential to our success. Our senior management team has an average of approximately 11 years of experience with our company and 15 years of experience in the transportation industry in the PRC. We believe that the experience and knowledge of our management team would enable us to keep abreast of our competitiveness and market landscape from time to time, recognize the needs of our customers more readily and manage our operations, specifically, labor and vehicle deployment, more efficiently.

Sizable Fleet Consisting of Over 110 Tractors and 70 Trailers

As of the date of this prospectus, we have a fleet of 114 tractors and 76 trailers that provide our trucking services. We have also established business relationships with a number of external transportation companies located in the PRC for the provision of trucking services to our customers, which enable us to mobilize 200 tractors and 200 trailers at one time. We strategically prioritize deploying our own transportation vehicles for dedicated trucking services. These are contracts with customers that have more routine schedule and routes.

Having a sizeable fleet has given us the advantage of being able to provide stable, reliable, and flexible trucking services to our customers. Furthermore, our fleet is capable to effectively minimize service interruption or delay caused by vehicle malfunctions of our transportation vehicles by deploying our other available vehicles or subcontractors as substitutes within a short period of time; and enlarge our customer base by having the capability to perform different types of delivery orders.

Well-Functioned Network

With two regional terminals, one in Guangdong and the other in Xinjiang, we have set up an established network of transport nodes throughout the years. Such a network has opened many routes for us to offer our customers more comprehensive services. We have become capable of covering a larger geographic region and provide more types of transportation services. We believe that our wide range of services offered has provided us with a significant competitive advantage over other local service providers in the PRC that only offer limited types of road trucking services with fixed routes, itinerary, and schedules.

To maximize revenue and to best serve our customers, we outsource transportation jobs when our own fleets are occupied. We have engaged a pool of six external transportation companies as our subcontractors. We continuously conduct a comprehensive assessment of our subcontractors in order to better control the quality of their services.

Fleet and Maintenance System Designed to Optimize Life Cycle Investment

Our fleet represents our largest capital investment, a visible representation of our brand for customers and drivers and a large portion of our controllable costs. We select, maintain and dispose of our fleet based on rigorous analysis of our investments and operating cost.

We generated cost and revenue synergies with increased operational efficiencies and cost control through the adoption of best practices and capabilities.

We are committed to safe and secure operations. We conduct a mandatory driver qualification process, including preparing drivers on safety procedures. We have teams focused on personnel safety, regulatory compliance and adoption of a comprehensive insurance.

OUR STRATEGIES

Our principal objectives are to sustain the continuous growth of our business and maintain our competitive advantages such that we can be positioned as a leading player in the transportation industry in the PRC. We plan to implement the following strategies to further develop our transportation business and reputation in the PRC.

Attract and Retain Top Talent at All Levels to Ensure Sustainable Growth

Our people are our strongest assets, and we believe they are key to growing our customer base and driving our performance. Our goal is to attract, retain, and develop the best talent in the industry across all levels. We strive to foster a collaborative environment and seek individuals who are passionate about our business and fit within our culture. Our goal is to become a preferred carrier within the driver community. Our culture, which from our founding has focused on the well-being of our employees, has allowed us to attract and retain high quality drivers. We have also been focusing on maintaining sound safety records for our drivers by continuously training them so our drivers are always up to date with the newest routes and road upgrades, having live GPS tracking technology installed into our vehicles so we can monitor any irregularities in case of accidents, and adopting periodical vehicle checkup to ensure the vehicles are in top condition for driving. Prior to onboarding new drivers, they are given safety training and their driving skills are monitored. In addition, we offer our employees physical health checkups and schedule mandatory rest stops for each delivery trip they make. Our investment into the well-being of our drivers is not limited to just their physical health as we are strong believers in personal development. As such, our company provides training and other educational channels to equip our employees with additional skills outside of their job scope so they can remain competitive in the industry.

Expand and Upgrade Our Fleet Size in Response to Increase in Market Demands

We intend to expand our vehicle fleet size by acquiring additional tractors, trailers and trucks in order to cope with the anticipated increasing demand of our trucking services in the market. We believe that the enlarged vehicle fleet will permit us to cater for increased demand from our existing customers and from prospective customers. We are of the view that an expansion and upgrade in our fleet size is necessary to cater for increasing demands from existing customers and from prospective customers. According to the Frost & Sullivan Report, with the growing economic and increasing social demand, the revenue of the road container transportation industry is expected to grow steadily and reach RMB 30.1 billion (approximately $4.38 billion) in 2021, at CAGR of 5.7% during the period between 2016 and 2021.

Through our communications with our customers, which have indicated to us of higher volume of sales in the years ahead, we expect our trips to increase. We consider that the expansion in our fleet size will provide us with sufficient capacity to meet demand from our customers and enable us to further grow our market share.

In addition to expanding our fleet size, we also plan to update our fleet in the following aspects:

1)	Introducing liquefied natural gas-powered transportation vehicles into our fleet to achieve better emission standards

As an effort to promote green growth with reduced carbon emission and to improve the air quality in the PRC, the PRC government has set out in its 13th five-year-plan on natural gas development to encourage the application of natural gas in the transportation section as the preferred power source over fossil fuel. According to the five-year-plan, the PRC government will continue to formulate and promulgate policies which promote the development and use of natural gas-powered vehicles, including but not limited to transportation vehicles in the transportation industry. Natural gas vehicles, such as LNG-powered transportation vehicles have undergone major development in the recent years. They are suitable for long distance traveling and with high engine thermal efficiency, and in certain extent more efficient than trucks running in fossil fuel. Furthermore, natural gas vehicles have also benefitted from government support, such as production subsidies, funding for research and development, and also waiver of highway tolls for natural gas vehicles. It is expected that these policies and technological advances would lead to natural gas becoming a more available source of fuel, and at the same time further reduction of cost of purchase and operation of natural gas-powered vehicles.

After considering the above, we believe that the introduction of LNG-powered transportation vehicles into our fleet will not only enable us to reduce carbon emission which aligns with our own policy and national policy, it would also allow us to be benefitted from the government policies and achieve cost savings simultaneously, which would enhance our corporate image as well as having a beneficial effect on our business operation.

2)	Upgrade and replace our existing transportation vehicles to minimize downtime and disruption of our trucking services

Of our current fleet of 114 tractors, less than five tractors are due for replacement as these tractors have an average remaining useful life of approximately six to eight years. On the other hand, of our current fleet of 76 trailers, 20trailers are due for replacement as these trailers have an average remaining useful life of approximately four to eight years. It would be costly to maintain older transportation vehicles due to the insurance costs incurred, the higher maintenance and repairs costs and the higher chance of breaking down. The breakdown of older transportation vehicles will possibly result in downtime causing disruption to the provision of our trucking services.

Strengthen Our Information Technology Systems

We intend to acquire a customized integrated transportation tracking system that will allow us to not only track but also record the movement of the transportation vehicles via global positioning satellite data, allowing us to monitor job completion progress better. With this new system, customers will be able to track the movements of our transportation vehicles delivering their goods online through our system. Further, we also aim to have the system linked with our operation and finance systems so that when our staff places the order details to our system, the system can plan the route and delivery time and generate delivery list and invoice subsequently upon an encrypted authorized access of certain staff. Such customized system will increase the efficiency of our operations by reducing the manual input of the orders into our separate systems, minimize the risks of mistakes by integrating all systems instead of manually inputting data into each separate system and also reduce the accident rates by more promptly responding to any emergencies and accidents arisen during the course of delivery. We also intend to extend our integrated transportation tracking system to our subcontractors so that our customers can also monitor our subcontractors’ deliveries online through our system.

We also plan to acquire additional hardware such as workstations and servers to support the implementation of the customized integrated transportation tracking system. We believe that the strengthening of our information technology systems will allow us to improve our workflow efficiency, deliver a better service experience to our customers, and reduce our spending in insurance coverage due to lower accident rates.

Maintain Stable Relationships with Our Major Customers and Suppliers and Expand Our Customer Base

Maintaining good relationships with our existing customers and suppliers has always been important to us as it ensures a platform for cross-selling our services, improves our network and reputation within the transportation industry. Additionally, new customer acquisition has been successful via referrals by existing customers. Our major customers and suppliers have established relationships with us for up to ten years. This has been due to our dedication to customer satisfaction, constant improvement of business know-how, and our ability to maintain reliable, consistent, and professional partnerships. To maintain the relationships with our existing customers, we focus on giving them the best service possible, and growing our service offerings to match their evolving needs. We are constantly expanding our portfolio of services to ensure their needs are always met. Such efforts include upgrading our vehicle fleet, technology, and improving our operational flow to minimize downtime and increase efficiency. In addition, we assign dedicated relationship managers with our important customers so they can regularly check in, answer to their needs promptly and have a deeper understanding of their business operations.

To expand our customer base, we seek out new customers through marketing activities such as participating in trade fairs and functions. We plan to focus on attracting financially stable customers who ideally share traffic flows that complement our existing routes. By maintaining an even flow of freight traffic, we improve our utilization rate by minimizing movement of idle equipment. Additionally, we continuously form strategic alliances with local government agencies to attain strong regional market knowledge and influence.

Further Expansion into Xinjiang and Other New Markets

The transportation industry is highly competitive, and each geographic market is highly fragmented. We believe that it is advantageous to enter new emerging markets ahead of the competition. We believe this can be achieved as we already have the existing infrastructure, network, experience, and financial resources for us to move ahead of our competitors.

During the last two years, we have begun to execute our geographic expansion strategy by entering the Xinjiang region. Xinjiang is a market and geographic region that has experienced high demand but has been largely untapped by our competitors. Located in far-western China, Xinjiang houses a crucial segment of the Silk Road leading to Euroasia. According to the Frost & Sullivan Report, in the past 8 years, Xinjiang’s GDP has risen from approximately RMB 0.75 trillion (approximately $0.11 trillion) in 2012 to RMB 0.96 trillion (approximately $0.14 trillion) in 2016 and is expected to rise to RMB 1.38 trillion (approximately $0.20 trillion) in 2021. These figures have attracted numerous Fortune 500 companies to set up bases there over the years. Since its value-added tax reform in May 2018, the business environment has become ideal for businesses to operate. Furthermore, Xinjiang’s road mileage has been increasing steadily from 165.9 thousand kilometers in 2012 to 182.1 thousand kilometers in 2016. Despite a slow start to trucking services as compared to the central and eastern regions of China, Xinjiang is expected to grow in this area under the “One Belt, One Road” initiative of the PRC government. The volume of road freight in Xinjiang has increased from 519 million tons in 2012 to 651.4 million tons in 2016, equating to a compound annual growth rate of 5.8%, largely a result of continuous road upgrading and economic development in the area. Estimates show that volume of road freight will eventually reach 987.9 million tons in 2021.

Since entering Xinjiang, we have successfully expanded our business by partnering with local logistics companies. One of these partnerships will allow us to offer intermodal trucking services. Intermodal trucking services transports containers on railroad flat cars, this method reduces timings for road transport over short distances thus reducing freight costs. Going forward, we will devote more resources and increase our presence in Xinjiang and other emerging regions by strengthening sales and marketing and forming more strategic alliances with government bodies and other businesses.

Acquire and Invest in Strategic Entities

In addition to growing our company organically, we plan to pursue selected acquisitions and form strategic alliances to take advantage of opportunities that complement our existing operations. These acquisitions and alliances will increase our service offerings, enhance our technology capabilities, increase our vehicle and personnel fleet size, access valuable information about new and existing markets, and increase our market coverage. All these benefits will help us remain competitive in this industry.

The transportation industry is currently highly fragmented. According to the Frost and Sullivan Report, the top five trucking service providers in the Guangdong region accounted for only 0.71% of the total trucking service market in Guangdong. This highlights the opportunities available for mergers and acquisitions. As mentioned, growing the size of our operations will allow us to gain significant competitive advantage. Given the size of our business and experience, we expect any future acquisitions to be integrated into our business more easily. As of the date of this prospectus, we are not a party to any agreement or understanding with respect any such acquisitions or alliances.

OUR TRUCKING SERVICES AND OPERATION

We transport and deliver a diverse range of products from our customers’ designated pick up locations to their designated destinations. Our trucking services are mainly dedicated trucking service, in which we provide exclusive use of vehicles and equipment and offer customized solutions under long term contracts, generally with higher operating margins and a lower rate of driver turnover. With these contracts, a dedicated relationship manager is usually assigned to the account, and the customer is given priority to a predetermined set of drivers and vehicles. Under these contracts, our vehicle utilization rate is maximized with cargo carrying return trips. The regularity of these contracts has also allowed for better fleet management and cash flow planning.

Our trucking services operate out of two terminals, one in the Guangdong region, and one in the Xinjiang region. For the Guangdong terminal, services are mostly embarking from the Pearl River Delta Region to other provinces. For the Xinjiang terminal, our primary services are for the delivery of slack coal within Xinjiang province.

Our delivery network covers 29 out of the 34 provinces and autonomous regions in China, representing 83.5% of the nationwide network coverage as illustrated below.

OUR SERVICE ENGAGEMENT

We obtain our service engagements with our customers by way of (i) quotation or (ii) a tendering process. The following table sets forth the revenue generated by quotations and by tenders during the six months ended June 30, 2020 and 2019.

	Six months ended June 30, 2020		Six months ended June 30, 2019
	Revenue	%	Revenue	%
By quotations	$7,862,504	88.6	$7,615,323	78.8
By tenders	1,010,468	11.4	2,053,965	21.2
Total	$8,872,972	100	$9,669,288	100

The following table sets forth the revenue generated by quotations and by tenders during the past two fiscal years.

	FY2019		FY2018
	Revenue	%	Revenue	%
By quotations	$25,934,915	88.2	$22,885,990	82.8
By tenders	3,475,635	11.8	4,760,799	17.2
Total	$29,410,550	100	$27,646,789	100

Quotations

We obtained a majority of our new contracts through quotations. In a quotations process, we give a fixed price quote for a delivery job that a potential or existing customer is looking to fulfill. The quotation will include payment terms and the contract’s length. If the price and terms for the delivery service is accepted, our team carries out the job.

Tenders

In a tender process, our customers invite us and our competitors to submit tender offers for a specific transportation job. These tender offers state the price and terms of the transportation service provided. The customer then evaluates all the tender documents submitted and chooses a company for that particular job.

Due to our reputation and track record in the transportation industry in the PRC, we have experienced success in both tendering and quotation.

OUR OPERATION FLOW

The below diagram shows the general workflow for our trucking services:

Depending on the needs of our customers, if the services are provided by our own transportation vehicles, our vehicles will arrive at the designated places in accordance with the regular delivery schedules pre-agreed by us and our customers. We will generally follow the process including (a) job planning and dispatch; (b) collection of goods at the designated pick-up points and location; (c) delivery to customer’s designated destinations; and (d) returned trailers to pick-up points or other designated destinations or locations.

Process (a): Job planning and dispatch

We assign particular drivers and transportation vehicles as our dedicated fleet for that customer to ensure that our drivers would perform the trucking services effectively and efficiently. In particular, we assign the same group of drivers to be responsible for a designated route with fixed schedules so they can arrive at the designated pick-up points according to the fixed schedule. Furthermore, when customers require transportation vehicles of a particular size, we will ascertain if our transportation vehicles meet such requirements. If not, we will arrange one of our subcontractors to provide the trucking services and also provide the delivery information to such subcontractor in advance.

When selecting the subcontractors for a specific assignment from our existing pool of subcontractors, we understand the transportation vehicles provided by different subcontractors are suitable for different customers. We arrange for the same subcontractor to provide trucking services to a particular customer to ensure that subcontractor’s transportation vehicles are in compliance with the customers’ requirements and standards.

Process (b): Collection of goods at designated pick-up points or location

Our transportation vehicles will arrive at the designated pick-up points or location pursuant to the pre-agreed delivery schedules, where our customers will be responsible to handle the packing and loading by its workers onto the container. In accordance with the pre-agreed delivery schedule, our driver will deliver the goods to our customer’s designated destinations, which are mainly logistics centers or warehouses.

A number of our vehicles with the “drop and hook” system will be able to pick up the loaded trailers immediately with minimal downtime so our drivers can make their return trip.

Process (c): Delivery to customer’s designated destinations

Our transportation vehicles will depart at the designated time. Depending on the distance traveled, it generally takes approximately two hours to two days to arrive at the destination. Similarly, our driver assigned to the project will communicate with our operation team the departure and arrival time. When our goods are delivered to our customer’s logistics centers or warehouses or other designated destinations, our customer will then proceed to unload all goods from the transportation vehicles. The delivery is considered to be completed when the goods are safely delivered to the designated destinations and when the delivery notes are signed by both parties. The unloading work is generally handled by the customer directly. To further facilitate our fleet planning, ensure timely delivery and expedite our billing process, our drivers will communicate with our operation team regarding departure time and arrival time which will be inputted into the monthly billing invoices for our and customer’s records. The monthly billing invoice will include the details of routes, the estimated and actual departure and arrival time and the name of the responsible drivers.

To effectuate the delivery of goods to our customers’ designated destinations in the most speedy and efficient manner, we keep track on the whereabouts of our transportation vehicles by GPS and also assign our transportation vehicles and drivers to the same designated route(s) so that each driver can become familiar with the route(s) assign to him/her and he/she will be responsible for the delivery of goods within certain route(s) only.

Process (d): Reloading and returned trailers to pick-up points or other designated destinations or locations

After our customer has successfully unloaded all the goods from the transportation vehicles, our vehicles will be reloaded with goods for the return trip. The unloading and reloading time will range from three hours to one day which may include the rest time of the drivers. Our transportation vehicles will then go back to the original pick-up points or to other designated locations. Throughout this whole process, we keep track of the movement of our transportation vehicles to ensure a smooth delivery to all delivery points. Our drivers will report to our operation team on their departure and arrival time. With respect to our trucking services which are performed by our subcontractors, we will rely on the same process as described above.

We issue monthly invoices to our customers on a monthly basis based on the amount of services we have performed. As such, the monthly fee varies depending on the actual quantity of services carried out. We are required to keep records on a daily basis and present a monthly report on our trucking services to our customers pursuant to the relevant master agreements.

If our customers raise any queries on the invoices issued by us regarding the number of deliveries made by our drivers, our customers will negotiate with us for settlement of the disputed amount. Our invoices will be subsequently issued to reflect the amount after such negotiation.

During the past two fiscal years, all revenue from our trucking services was derived from the PRC and denominated in Renminbi. Generally, our customers pay our invoices by bank transfers.

OUR FLEET

Our trucking services are mainly carried out by our self-owned vehicle fleet, which comprises of 144 tractors and 76 trailers. In line with the PRC government’s 13th five-year-plan on natural gas development, we have also invested in 56 of LNG transportation vehicles which have enabled us to reduce carbon emissions which falls in line with both our goals and the nation’s policy. In addition, we install GPS systems in our vehicles that enables the operations team to track the location of the vehicle in real-time. This not only improves safety for our drivers but also provides for better record keeping and updating for our customers. In addition, we have invested in vehicles with the “drop and hook” technology. The service allows our customers to preload the trailers with their goods so our drivers do not need to wait for the goods to be loaded upon arrival at their designated location. This decreases the driver’s downtime and increases vehicle turnaround speed. In addition, our vehicles are all insured against losses and damages for both our drivers and third parties, and regular maintenance programs have been put in place to ensure our vehicles are always in their best condition for our drivers.

Tractor

Trailer

CUSTOMERS

Our customers are mainly sizeable third-party logistics companies, freight forwarders, warehouse operators, and other supply chain service providers in the PRC.

Our Relationship with Major Customers

During the six months ended June 30, 2020 and 2019, we had 33 and 43 customers, respectively, and sales to our top five customers accounted for approximately 89.0% and 74.7%, respectively. We have been able to maintain stable business relationships with our major customers, including reputable logistics companies in the PRC. Among our major customers, ANE Group a leading less-than-truckload third-party logistics operator in the PRC who we have been working with since 2010. Our ability to provide trucking services to ANE Group has provided us substantial and stable revenue and has also shown our ability to successfully serve a sizeable logistics company. Working with sizeable customers has strengthened our company’s reputation and credibility in the transportation industry.

Despite our concentration on a limited number of major customers, we believe that a number of factors will help mitigate any material adverse impact of such concentration on our business operations and financial condition. Our services model and facilities are not specifically designed to cater solely for one particular customer. In contrast, they are flexible and adaptable in serving different customers’ needs. In the event that our current business relationship with our five largest customers or any one of them deteriorates, our services can be readily transferred to serve other potential new customers and satisfy their needs. The preparation works required for serving new customers usually include fine-tuning quality procedures to suit individual customer requirements, coordinating with new customers, re-designing the delivery route, allocating warehousing space and updating computer systems to facilitate the process, which in our view will not incur any significant cost or require long transition periods. In fact, our major customers continued to evolve in the past three years.

We believe that our continuous effort in providing high quality trucking services to our customers is the key to enlarge our market share in the transportation industry, strengthen our customer base as well as enhance our marketing effectiveness. Our operation team generally handles inquiries, complaints and feedbacks from our customers and will maintain a regular contact with our external transportation subcontractors with the goal of resolving issues such as late deliveries or complaints from customers in a timely fashion.

We recognize that having a high level of customer services is crucial in maintaining our reputation in the market and cultivating customer loyalty. Thus, we follow up with the orders and keep track of the level of satisfaction of our customers. We also gather customers’ feedbacks and review the flow of our trucking services in order to increase our customers’ satisfaction and improve our service quality. For further information regarding our quality control, please refer to “— Quality Assurance.”

Customer Acquisition

Our new customers are mainly referrals from our existing customers which in our view, is a reflection of our existing customers’ satisfaction with our services. Our primary strategy for new customer acquisition is to further develop our existing terminals in Guangdong and Xinjiang by expanding the range of transportation solutions offered from these terminals. We also plan to expand into new geographic regions through the opening of new terminals in new markets.

In addition, we seek out new customers through marketing activities such as participating in trade fairs and functions. We focus on attracting financially stable customers who ideally share traffic flows that complement our existing routes. By maintaining an even flow of freight traffic, we improve our utilization rate by minimizing movement of empty idle equipment. Additionally, we continuously form strategic alliances with local government agencies to attain stronger regional market knowledge and influence.

General Terms of the Master Service Agreements with Customers

We have entered into master service agreements with our customers. Among these agreements, certain agreements are short term ones with terms ranging from less than one year to two years while other contracts are long term agreements with indefinite terms. As part of our business strategy and commercial decision, we focus on having sizable customers with larger scales of operations as opposed to smaller customers as it provides substantial benefits including (i) higher and more steady income flows; (ii) better utilization rates of our vehicles as we are able to plan and schedule routes in advance; (iii) economies of scale as costs decrease; and (iv) management of our customer relationships more personally as we can focus on a smaller pool of customers.

Although the terms of master service agreements may vary, the material terms that are generally contained in our agreements with major customers are set out below:

Scope of Service	Each master agreement specifies the basic type of services to be provided, which is the provision of trucking services.
Condition of the Transportation Vehicles

The transportation vehicles provided are generally required to be in good condition. The types and required condition of the transportation vehicles to be provided may also be specified in certain master agreements.

Service Fees

In relation to our trucking services, we generally charge our customers at various fixed rates based on the scope of services provided. Our charging rate is mainly based on (i) the estimated amount of services required; or (ii) the distance between the designated pick-up points and delivery destinations; or (iii) the type of transportation vehicles required, particularly their gross vehicle weight.

Certain customer contracts also allow us to adjust our service fees in view of fluctuations in fuel prices from time to time.

Liability

Generally, the master agreements set out the respective rights and obligations of our Group and our customers, and the KPIs of respective customers.

We will be liable for any damages to the goods, equipment and premises of the customers caused by us during the provision of our trucking services. We are also liable for any loss or damages to the goods that are in our custody and for any non-compliance of relevant laws and regulations in the PRC.

Renewal	Certain master agreements have an automatic renewal clause while other agreements can be renewed upon written notice rendered within a specific period.
Termination	Generally, there are early termination clauses in the master agreements, which entitle our customers to immediately terminate the master agreements, including:

● our persistent failure to reach the agreed KPIs over a certain period, usually within two to four months; and/or
● any breach of the master agreements by us.

Insurance

Customers who entered into master agreements with us generally require us to maintain adequate insurance coverage with respect to, among other things, employee compensation, third party liability and loss or damage to goods in the course of our provision of trucking services.

We shall be responsible for any loss or damages to the goods entrusted to us or any loss or damage or personal injury happened in the course of our provision of relevant trucking services.

Subcontracting	In most master agreements, subcontracting of our trucking services to any third party is not expressly prohibited.
KPIs

Most of our customers assess the quality of our trucking services using their own KPIs. If our service quality falls below a predetermined benchmark of the KPIs set by each individual customer, our customers are entitled to request us to improve the quality of our trucking services. Failure to fulfil the KPIs may result in the termination of a master agreement.

With respect to our trucking services, the KPIs are measured mainly by reference to our ability to complete the deliveries, timeliness of delivery and condition of the goods which have been delivered by us.

Minimum Commitments	In some master agreements, we undertake to provide a minimum number of transportation vehicles or trips of delivery services per month. Any failure to meet the minimum commitments will result in the monetary compensation from us or a breach of contract on our part.

Credit and Provision Policy

We generally grant our customers a credit period ranging from 10 to 120 days from the invoice date. Although this is memorialized in our services agreement with each individual customer, our customers may settle our invoices beyond the credit period. The length of credit period granted varies on a case-by-case basis depending on the amount of services, the length of the relationship with these customers and the payment method. We update individual customers’ payment records from time to time and, if necessary, will revise the credit terms of individual customers accordingly.

MATERIAL CONTRACTS

Below is a summary of all material contracts to which we are a party dated within the preceding two years from the date hereof other than agreements entered into in our ordinary course of business:

Agreements with Postal Savings Bank of China

On October 27, 2018, MingZhu entered into a small business credit agreement with Postal Savings Bank of China (“Postal Bank”), pursuant to which, Postal Bank agreed to extend credit of up to RMB 9 million (approximately $1.3 million) to MingZhu for a credit period from October 29, 2018 to October 28, 2023 and a drawdown period from October 29, 2018 to October 28, 2021. The types of credit available under the credit agreement, include, but not limited to, working capital loans, fix assets loans, trade financing and letters of guarantees. Pursuant to the credit agreement, MingZhu will enter into a supplemental agreement with Postal Bank prior to the applicable drawdown that will set forth the terms of each borrowing thereunder, including term of loan, principal, interest rate and borrowing expenses. Postal Bank has the sole discretion to approve each drawdown. The credit is secured by a pledge of two real properties owned by Jinlong Yang, our principal shareholder, founder and Chairman of our board of directors, and Jinhua Yang, sister of Jinlong Yang and guaranteed by Jinlong Yang and Jinhua Yang, pursuant to the terms of separate pledge and guarantee agreements with Postal Bank.

Under the credit agreement, MingZhu has the obligation to notify Postal Bank of any circumstances that may affect the financial conditions or performance of obligations under the credit agreement and related agreements by MingZhu or its guarantors, which includes, but not limited to, merger, reorganization, planned public offering, transfer of material assets or equity and involvement of a material lawsuit.

Upon the occurrence of an event of default, Postal Bank has the right to adjust the credit available under the credit agreement, suspend the use of the remaining credit by MingZhu and declare all outstanding balance to become immediately due and payable. Events of default under the credit agreement include, among other matters, material adverse changes in MingZhu’s business or financial conditions, MingZhu’s involvement of a major lawsuit, MingZhu’s material breach of loan agreements with other creditors, MingZhu’s failure to perform its contractual obligations with Postal Bank, provision of false materials or omission of important business or financial facts of MingZhu, change of control, illegal conduct or involvement of litigation by MingZhu’s controlling shareholder or executive officers, and a breach of guarantee contract by MingZhu’s guarantor.

On October 27, 2018, MingZhu entered into a small business working capital loan agreement and a promissory note with Postal Bank for the drawdown of RMB 9 million (approximately $1.3 million) for a term of up to 24 months at an interest rate of 5.7% with a maturity date of November 12, 2020 for the purpose of freight payments. Pursuant to the loan agreement, MingZhu agreed, among other aspects, not to provide guarantees, prioritize repayment of other loans or pay dividends to its shareholders within the term of the loan without Postal Bank’s consent. In the event of default, MingZhu is required to pay 1% of total contract price of the loan agreement as liquidated damage.

Agreements with Zhujiang Rural Bank

On April 29, 2019, MingZhu entered into a comprehensive credit agreement with Zhujiang Rural Bank (“Zhujiang Bank”), pursuant to which, Zhujiang Bank agreed to extend credit of up to RMB 3 million (approximately $0.4 million) to MingZhu for a credit period from May 6, 2019 to May 5, 2020. The types of credit available under the credit agreement, include, but not limited to, general loans, bill acceptance, letters of credit, delivery guarantee, package loans, import and export bills, import payments and letter of guarantees. Pursuant to the credit agreement, MingZhu will enter into a supplemental loan agreement and a promissory note with Zhujiang Bank prior to each applicable drawdown that will set forth the terms of each borrowing thereunder. MingZhu is required to submit a written drawdown application to Zhujiang Bank five (5) business days in advance.

Under the credit agreement, MingZhu has the obligation to notify Zhujiang Bank thirty (30) days in advance and pay back any outstanding balance under the loan or provide additional guarantee upon the occurrence of certain events involving MingZhu, which includes, but not limited to, merger, debt or equity reorganization, dissolution and bankruptcy. MingZhu also has the obligation to notify Zhujiang Bank of any related party transaction that concerns 10% or more of MingZhu’s net assets.

Zhujiang Bank has the right to suspend the use of the remaining credit by MingZhu and declare all outstanding balance to become immediately due and payable, upon the occurrence of certain events, including, among other matters, provision of false materials or omissions of important business or financial facts of MingZhu, change of use of loan proceeds for purposes that are inconsistent with the credit agreement or for illegal purposes, reorganization or restructuring without consent from Zhujiang Bank, any breach of credit agreement by MingZhu and any breach of guarantee agreement by MingZhu’s guarantor.

On April 29 and May 6, 2019, MingZhu entered into an enterprise loan agreement and a promissory note, respectively, with Zhujiang Bank for the drawdown of RMB 3 million (approximately $0.4 million) for a term of 12 months at a monthly interest rate of 5.4375‰ with a maturity date of May 5, 2020 for its working capital purposes. Pursuant to the loan agreement, the loan is secured by pledge from Jinlong Yang of RMB 1 million (approximately US$0.1 million) cash deposited in Zhujiang Bank, our chairman and Chief Executive Officer, and by guarantee from Jinlong Yang and Guizhi Yang, Jinlong Yang’s sister, both of who entered into separate pledge and guarantee agreements with Zhujiang Bank. This loan was paid off by April 29, 2020.

On April 27, 2020, MingZhu entered into a comprehensive credit agreement with Zhujiang Bank, pursuant to which, Zhujiang Bank agreed to extend credit of up to RMB 3 million (approximately $0.4 million) to MingZhu for a credit period from April 30, 2020 to April 29, 2021. The types of credit available under the credit agreement, include, but not limited to, general loans, bill acceptance, letters of credit, delivery guarantee, package loans, import and export bills, import payments and letter of guarantees. Pursuant to the credit agreement, MingZhu will enter into a supplemental loan agreement and a promissory note with Zhujiang Bank prior to each applicable drawdown that will set forth the terms of each borrowing thereunder. MingZhu is required to submit a written drawdown application to Zhujiang Bank three (3) business days in advance.

Under the credit agreement, MingZhu has the obligation to notify Zhujiang Bank thirty (30) days in advance and pay back any outstanding balance under the loan or provide additional guarantee upon the occurrence of certain events involving MingZhu, which includes, but not limited to, merger, debt or equity reorganization, dissolution and bankruptcy. MingZhu also has the obligation to notify Zhujiang Bank of any related party transaction that concerns 10% or more of MingZhu’s net assets.

Zhujiang Bank has the right to suspend the use of the remaining credit by MingZhu and declare all outstanding balance to become immediately due and payable, upon the occurrence of certain events, including, among other matters, provision of false materials or omissions of important business or financial facts of MingZhu, change of use of loan proceeds for purposes that are inconsistent with the credit agreement or for illegal purposes, reorganization or restructuring without consent from Zhujiang Bank, any breach of credit agreement by MingZhu and any breach of guarantee agreement by MingZhu’s guarantor.

On April 27, 2020, MingZhu entered into an enterprise loan agreement with Zhujiang Bank for a working capital loan for the drawdown of RMB 3 million (approximately $0.4 million) for one (1) year at an annual interest rate of 6.53% with a maturity date of April 29, 2021. Pursuant to the loan agreement, the loan is guaranteed by Jinlong Yang, our chairman and Chief Executive Officer, and Guizhi Yang, Jinlong Yang’s sister, both of who entered into separate pledge and guarantee agreements with Zhujiang Bank.

Agreements with Industrial Bank

On April 16, 2019, MingZhu entered into a working capital loan agreement with Industrial Bank (“Industrial Bank”) for a term loan in the amount of RMB 2 million (approximately $0.3 million) for one (1) year at an interest rate of 1.345% over LPR (one year) with a maturity date of April 16, 2020 for working capital purposes. The loan shall be repaid with a monthly installment of RMB 100,000 (approximately $14,544) on the 21th day of each month starting from the third month and the remaining balance is due upon maturity. MingZhu may submit an extension request for the repayment of loan sixty (60) business days in advance and the term of the loan may be extended upon Industrial Bank’s approval. Prepayment is allowed without penalty, provided that MingZhu notifies Industrial Bank fifteen (15) business days in advance. The loan is guaranteed by Jinlong Yang and MingZhu Logistics pursuant to the terms and conditions of separate guarantee agreements. As of the date of this prospectus, this loan has been paid off.

On April 21, 2020, MingZhu entered into a new working capital loan agreement with Industrial Bank for a term loan in the amount of RMB2.6 million (approximately $0.4 million) for one (1) year at an interest rate of 1.805% over LPR (one year) with a maturity date of April 20, 2021 for working capital purposes. The loan shall be repaid with a monthly installment of RMB 100,000 (approximately $14,544) on the 21th day of each month starting from the third month and the remaining balance is due upon maturity. MingZhu may submit an extension request for the repayment of loan sixty (60) business days in advance and the term of the loan may be extended upon Industrial Bank’s approval. Prepayment is allowed without penalty, provided that MingZhu notifies Industrial Bank thirty (30) business days in advance. The loan is guaranteed by Jinlong Yang and MingZhu Logistics pursuant to the terms and conditions of separate guarantee agreements.

Pursuant to each of the loan agreements, MingZhu shall notify Industrial Bank thirty (30) business days in advance of any material corporate actions, including, but not limited to, mergers, equity transfers, reorganization or any event that results in a change of 30% or more of MingZhu’s equity ownership. In addition, MingZhu is required to notify Industrial Bank seven (7) business days in advance of any material operational or financial crisis of MingZhu’s controlling shareholder or its related entities or a change of 30% or more of MingZhu Logistics’ equity. MingZhu also has the obligation to notify Industrial Bank of any related party transaction that concerns 10% or more of MingZhu’s net assets. In addition, if proceeds from the loan is used for purposes other than the purposes set forth under the loan agreement or MingZhu fails to make timely payments under the loan agreement without negotiating an extension with Industrial Bank, the bank has the right to increase the interest rate by 50%.

Industrial Bank has the right to declare all outstanding balance to become immediately due and payable, upon the occurrence of certain events, including, among other, mergers, reorganization, equity transfers that may affect the repayment of the loan or MingZhu’s failure to make timely repayments.

Agreements with Everbright Bank

On October 10, 2020, MingZhu entered into a comprehensive credit agreement with China Everbright Bank Co., Ltd. Shenzhen Branch (“Everbright Bank”), pursuant to which, Everbright Bank agreed to extend credit of up to RMB30 million (approximately $4.65 million) to MingZhu for a credit period from October 16, 2020 to October 15, 2021. Pursuant to the credit agreement, MingZhu will enter into a supplemental loan agreement and a promissory note with Everbright Bank prior to each applicable drawdown that will set forth the terms of each borrowing thereunder.

Under such credit agreement, MingZhu has the obligation to notify Everbright Bank under the loan or provide additional guarantee upon the occurrence of certain events involving MingZhu, which includes, but not limited to, merger, debt or equity reorganization, dissolution and bankruptcy.

Everbright Bank has the right to suspend the use of the remaining credit by MingZhu and declare all outstanding balance to become immediately due and payable if the monetary policy has undergone a major adjustment.

On October 20, 2020, MingZhu entered into an enterprise loan agreement with Everbright Bank for a working capital loan for the drawdown of RMB15 million (approximately $2.32 million) for one (1) year at an annual interest rate of 5.3% with a maturity date of October 19, 2021. Pursuant to the loan agreement, the loan is guaranteed by Jinlong Yang, our chairman and Chief Executive Officer, Guizhi Yang, Jinlong Yang’s sister, and Shenzhen Bangrui Aviation Service Co., Ltd., each of whom has entered into separate pledge and guarantee agreements with Everbright Bank.

Agreements with Communications Bank

On October 19, 2020, MingZhu entered into a working capital loan agreement with Communications Bank, pursuant to which, Communications Bank agreed to extend credit of up to RMB 25 million (approximately $3.88 million) to MingZhu for a credit period from October 15, 2020 to September 25, 2021. Pursuant to the agreement, MingZhu will submit an application for use of loan limit to Communications Bank prior to each applicable drawdown that will set forth the terms of each borrowing thereunder.

On November 5, 2020, MingZhu submit an application for use of loan limit to Communications Bank for the drawdown of RMB 25 million (approximately $3.88 million) for one (1) year at an annual interest rate of 5.65% with a maturity date of November 5, 2021. Pursuant to the loan agreement, the loan is guaranteed by Jinlong Yang, our chairman and Chief Executive Officer, Guizhi Yang, Jinlong Yang’s sister, Hongxin Sun, Jinhua Yang and Mingzhu. Each of Jinlong Yang and Mingzhu has respectively entered into separate pledge and guarantee agreements with Communications Bank and others have jointly entered into a pledge and guarantee agreement with Communications Bank.

Agreements with Guangdong Nanyue Bank

On September 12, 2019, MingZhu entered into a maximum credit agreement with Guangdong Nanyue Bank (“Nanyue Bank”), pursuant to which, Nanyue Bank agreed to extend credit of up to RMB 10 million (approximately $1.4 million) to MingZhu for a credit period from September 12, 2019 to September 12, 2020. The type of credit available under the credit agreement is working capital loans. Pursuant to the credit agreement, MingZhu will enter into a supplemental agreement with Nanyue Bank prior to the applicable drawdown that will set forth the terms of each borrowing thereunder, including the term of loan, principal and interest rate. Nanyue Bank has the sole discretion to approve each drawdown. The credit is secured by a pledge of real properties owned by Jinlong Yang, our principal shareholder, founder and Chairman of our board of directors, Hongxin Sun (brother-in-law of Jinlong Yang) and Guizhi Yang (sister of Jinlong Yang). The loan is guaranteed by Jinlong Yang, MingZhu, Hongxin Sun and Guizhi Yang, pursuant to the terms of separate pledge and guarantee agreements with Nanyue Bank.

Under the credit agreement, MingZhu has the obligation to notify Nanyue Bank of any circumstances that may affect the financial conditions or performance of obligations under the credit agreement and related agreements by MingZhu or its guarantors, which includes, but not limited to, merger, reorganization, planned public offering, transfer of material assets or equity and involvement of a material lawsuit.

Upon the occurrence of an event of default, Nanyue Bank has the right to adjust the credit available under the credit agreement, suspend the use of the remaining credit by MingZhu and declare all outstanding balance to become immediately due and payable. Events of default under the credit agreement include, among other matters, material adverse changes in MingZhu’s business or financial conditions, MingZhu’s involvement of a major lawsuit, MingZhu’s material breach of loan agreements with other creditors, MingZhu’s failure to perform its contractual obligations with Nanyue Bank, provision of false materials or omission of important business or financial facts by MingZhu, change of control, illegal conduct or involvement of litigation by MingZhu’s controlling shareholder or executive officers, and a breach of guarantee contract by MingZhu’s guarantor.

On September 29, 2019, MingZhu entered into a short-term working capital loan agreement with Nanyue Bank for a drawdown of RMB 5 million (approximately $0.7 million) for a term of up to 12 months at an interest rate of 8.5% with a maturity date of September 29, 2020 for working capital purposes. Pursuant to the loan agreement, MingZhu agreed, among other aspects, not to provide guarantees, prioritize repayment of other loans or pay dividends to its shareholders within the term of the loan without Nanyue Bank’s consent. Upon occurrence of an event of default, Nanyue Bank will have the right, from the date of overdue, to charge additional 50% as the penalty interest rate at the interest rate stipulated in the contract.

On November 14, 2019, MingZhu entered into a short-term working capital loan agreement with Nanyue Bank for a drawdown of RMB 2 million (approximately $0.28 million) for a term of up to 12 months at an interest rate of 8.5% with a maturity date of November 14, 2020 for the purpose of fuel payments. Pursuant to the loan agreement, MingZhu agreed, among other aspects, not to provide guarantees, prioritize repayment of other loans or pay dividends to its shareholders within the term of the loan without Nanyue Bank’s consent. Upon occurrence of an event of default, Nanyue Bank will have the right, from the date of overdue, to charge additional 50% as the penalty interest rate at the interest rate stipulated in the contract.

On November 27, 2019, MingZhu entered into a short-term working capital loan agreement with Nanyue Bank for a drawdown of RMB 3 million (approximately $0.42 million) for a term of up to 12 months at an interest rate of 8.5% with a maturity date of November 27, 2020 for the purpose of fuel payments. Pursuant to the loan agreement, MingZhu agreed, among other aspects, not to provide guarantees, prioritize repayment of other loans or pay dividends to its shareholders within the term of the loan without Nanyue Bank’s consent. Upon occurrence of an event of default, Nanyue Bank will have the right, from the date of overdue, to charge additional 50% as the penalty interest rate at the interest rate stipulated in the contract.

Capital Lease Contract with Chailease International Finance Corporation

On September 9, 2019, MingZhu entered into a capital lease contract with Chailease International Finance Corporation (“Chailease”) for leasing of 19 tractors from September 20, 2019 to August 20, 2022 with the option to purchase such tractors at the end of the lease term for $0. The total consideration of lease is RMB 5,000,000 (approximately $718,205), which is to be made in 35 installment payments. In the event of any delay in payment, Chailease may charge an annual interest of 20% of any delayed payments as penalty. MingZhu agreed to make import tax payments and purchase relevant insurance for the lease properties.

Upon the occurrence of an event of default, Chailease has the right to declare all outstanding payment to become immediately due and payable, charge delay penalty, terminate the contract, request return of the lease properties an seek for compensation damages. Events of default under the capital lease contract include, among other matters, delay in payment, disposal, transfer, sublease, pledge of the lease properties, material adverse changes in MingZhu’s financial conditions, MingZhu’s material breach of loan agreements with other financial institutions, disposal or transfer of MingZhu’s material assets, and a breach of any provisions in the capital lease contract. For any default, Chailease is entitled to 30% of the outstanding payment under the contract as liquidation damage. MingZhu agreed to waive any claims against the lease properties once returned upon request by Chailease for MingZhu’s breach of contract.

MingZhu may not assign its rights and obligations under this contract to any third party, or sublease, pledge or allow any third party to use or possess the lease properties. For any early termination of the contract initiated by MingZhu, MingZhu agreed to pay all the outstanding payments under the contract, including any delay penalties, liquidation damages, taxes and insurance payments.

SALES AND MARKETING

We proactively source new customers by participating in industry events such as the China (Shenzhen) International Logistics and Transportation Fair. We believe that this allows the public to know more about our business, services and strengths through our direct communication, and also gives us an opportunity to understand our competitors. We continue to develop strategic partnerships with provincial and local government agencies to drive sales by leveraging their strengths and resources in targeted customer base, strong regional market influence and extensive government and industry resources.

We also rely on our established relationships with our existing customers, customer referrals and our reputation in the transportation industry to expand our business. Aside from obtaining new customers through referrals, we also seek out new customers by marketing our trucking services to them and by attending and participating in trade fairs. Our management team will regularly attend functions to build a stronger network with existing customers and so that potential customers may be referred to us. Our sales and marketing team regularly contact customers to maintain good business relationship and expand our network by soliciting new customers through referrals from existing customers.

SUBCONTRACTING ARRANGEMENT

During the past two fiscal years, we engaged a pool of six external transportation companies as our subcontractors. We continuously conduct a comprehensive assessment of our subcontractors in order to better control the quality of their services. We place orders to these subcontractors on a back-to-back basis, which means that, once we have entered into any service agreements with our customers, we will allocate the work to the subcontractors and pass along the relevant information to them. Such back-to-back arrangements can ensure the quality and quantity of the trucking services rendered by our subcontractors are in compliance with our customers’ requirements. Our subcontractors will then arrange for an appropriate number of vehicles for performing the agreed trucking services. Apart from the above, we also implement a series of measures to ensure that the delivery services provided by our subcontractors can fulfil the requirements of our customers. See “– Quality Assurance.”

We usually enter into master agreements with these subcontractors setting out the principal terms of the subcontracting arrangement. The terms and conditions in the master agreement entered into between us and our customers will be incorporated into the subcontracting master agreements.

The master agreements we provide our subcontractors are on a back-to-back basis, therefore we expect the terms and obligations we have with our clients to be shared and equally kept. The routes that have been scheduled will be written in the master agreements for clarity and allows for better planning by our subcontractors. In addition, we expect our subcontractors to comply with the basic standards that we have already set, such as possessing valid transportation licenses required to operate certain transportation vehicles. All these steps ensure that our subcontractors can provide our customers an equally good quality service experience.

In general, the subcontractors charge us based on the type of transportation vehicles required by our customers, the routes that will be taken, and the value and amount of the goods to be delivered.

The key terms of the master agreements for subcontractors are set out below:

Terms of Duration	The agreements generally contain standard fixed durations ranging from one to two years.
Obligations	The agreements will include the agreed provision of the respective transportation and delivery services.
Price	The price is determined by us and each individual subcontractor and thus, it varies.
Credit Term	Generally ranging from five to 60 days from the invoice date
Termination	The agreement can be terminated by either party by written notice in advance for certain periods set forth under the applicable agreement.
Insurance	In certain master agreements, we require our subcontractors to maintain insurance covering goods, transportation vehicles, traffic accident, medical and other insurances for their employees.

As of the date of this prospectus, we have not experienced any material dispute with our subcontractors. We do not foresee any material difficulties in sourcing substitute subcontractors if we terminate our relationship with any of the existing subcontractors.

SUPPLIERS

The supplies we need for our trucking service business mainly include tires, vehicles, fuel oil and gas. Our major suppliers for the past two years include China Petrochemical Marketing Co. Ltd. Huizhou Branch, Shenzhen Xinguoji Automobile Co., Ltd., Guangdong Hechengzhida Automobile Management Services Co., Ltd. and China National Petroleum Corporation Dongguan Branch.

QUALITY ASSURANCE

MingZhu has obtained an ISO9001:2015 Certification. The ISO9001 Certification is an internationally recognized standard for quality management. MingZhu has also obtained a three stars certification with respect to our trucking services of non-dangerous chemical goods from Shenzhen Institute of Standards and Technology.

We believe that our ability to maintain the quality of our trucking services is critical to our growth. Our quality assurance measures include the following:

●	Pre-trip commencement vehicle inspection

Before our drivers commence their first trip each day, they are required to perform a routine check on their vehicle. We provide our drivers with a vehicle checklist which they are required to complete before using the vehicle. The purpose of the checklist is to ensure that all vehicles in our fleet are in a roadworthy condition such that our drivers can operate in a safe working environment.

●	Regular vehicle inspection

To ensure vehicular safety, we have implemented a regular vehicle maintenance regime for our tractors and trailers. All tractors and trailers in our fleet are subject to regular inspection as regulated by a third-party vehicle inspection company with the view that vehicles that are not roadworthy can be a potential hazard to other road users and that regular inspections help to minimize vehicular breakdowns and road accidents. We have spent approximately RMB 1.7 million (approximately $251,892) and RMB 1.2 million (approximately $179,652) on vehicle repair and maintenance, respectively, during the six months ended June 30, 2020 and 2019. We have spent approximately RMB 2.6 million (approximately $378,958) and RMB 6.4 million (approximately $974,750) on vehicle repair and maintenance, respectively, during the year ended December 31, 2019 and 2018.

●	GPS installations

We have implemented a GPS system on our vehicles that enables us to accurately track the delivery departure and arrival time and detect any malpractice in the course of the delivery.

●	Monthly safety meetings

Our management and other staff hold regular monthly safety meetings with drivers to discuss topics relating to safe driving. During the meetings, all vehicle inspections, equipment conditions, driver feedback, weather conditions, and road conditions reports are presented and discussed among the operators and upper management.

●	Safety courses for drivers

As our drivers are responsible for operating vehicles, we require our drivers to attend relevant safety courses. We conduct in-house safety courses, including refresher courses to ensure that the drivers are up to date with the latest safety regulations. Our customers and suppliers may also conduct their own safety courses for our drivers who operate within their premises.

●	Trainings provided by vehicle manufacturers

Apart from attending our internal safety courses, our employees also attend training courses provided by the manufacturers of vehicles. Such training help drivers better understand the use of specific vehicles.

●	Customer feedback and process improvement

Our sales and marketing team and customer service team work closely with our customers throughout each job engagement. We constantly seek feedbacks from our customers on possible areas of improvement and often make changes to our internal processes in order to deliver higher quality services to our customers.

We believe that the foregoing measures have contributed to our quality service and low accident rate. During the years ended December 31, 2020 and 2019, we encountered 19 and 15 accidents, representing approximate 0.1% and 0.1%, respectively, of total trips in such year.

We have received a number of recognitions for our quality assurance programs. MingZhu received a certificate of First Grade Transportation Enterprise with respect to the Safety Production Standardization Level issued by the Ministry of Transport of the PRC in 2016. MingZhu was also awarded with 4 Stars Award with respect to the General Road Transportation (Excluding Dangerous Chemicals) based on the Third Party Logistics Services Evaluation Norms by Shenzhen Institute of Standards and Technology in 2020. We believe that these certificates are testaments to the effectiveness of our quality control measures and our dedications to the safety of our employees and the properties of our customers.

SEASONALITY

In general, demand for our trucking services is higher in June, November and December of each year due to higher demands for delivery services of consumer services products driven by the sales campaign organized by various online shopping platforms during these periods. With respect to services we provide to logistics companies, the routes and schedules generally remain unchanged throughout the applicable contract period. In periods of peak demand, we will extend our hours of trucking services per day with our existing drivers and subcontractors if necessary. As seasonal fluctuations in demand do not have material effect on our total revenue, we believe seasonality has minimal effect to our business’ overall performance.

CUSTOMER SERVICES

We believe that our continuous effort in providing high-quality trucking services to our customers is key to increasing our market share in the transportation industry. We have in place an operations team that manages general inquiries, complaints, and feedback from our customers. They are also responsible for working with our subcontractors to resolve and complaints or late delivery issues. The most efficient and main channel for communication used between our operations team and our customers and subcontractors is telephone call or messaging. This has allowed us to resolve issues quickly.

We recognize that having a high level of customer satisfaction is crucial in helping us maintain a strong reputation in the market and cultivate customer loyalty. As such, we monitor our delivery and customer feedback closely with the goal of increasing service quality and customer satisfaction. For further information regarding our quality control, please refer to “— Quality Assurance.”

ENVIRONMENTAL PROTECTION

Pursuant to the PRC Prevention of Environmental Noise Pollution Law, noise arising from the industrial and manufacturing activities should not exceed the prescribed emission level. We believe that we are in compliance with such requirement.

Due to the nature of our business, our operational activities do not directly generate industrial pollutants. As such, we have not directly incurred any cost of compliance with applicable PRC environmental protection rules and regulations as of the date of this prospectus and do not expect that we will directly incur significant costs for such compliance in the future.

Pursuant to the Limits and Measurement Methods of Fuel Consumption of Operating Vehicles and Limits and Measurement Methods of Fuel Consumption of Operating Truck, fuel consumption of our vehicles is subject to certain limitations prescribed thereunder. We have an internal policy in place to ensure all vehicles that we purchase are in compliance with these measures. We also engaged in fuel consumption testing project with truck manufacturer to test the fuel consumption of certain vehicles. In addition, we have invested largely in LNG vehicles to become more environmentally friendly and to adhere to international standards.

MingZhu, has obtained ISO14001:2015 Certification, which is an internationally recognized standard for identifying, managing, monitoring and controlling their environmental issues. As of the date of this prospectus, we had not come across any material non-compliance issues in respect of any applicable laws and regulations on environmental protection. We have not been subject to any administrative sanctions or penalties that have a material and adverse effect on our financial condition or business operation.

COMPETITION

According to the Frost & Sullivan Report, the transportation industry in the PRC is highly fragmented with fierce competition from thousands of small players. Entry barriers have dampened the rise of new entrants to a certain extent. Entry barriers include having an established transportation network means having multiple transport lines that can support the transport needs of customers, heavy initial and subsequent capital investments for acquiring manpower, equipment, and for business expansion, and long term customer relationships.

Our primary competitors are Shenzhen Chiwan Oriental Logistics Co., Ltd., Tianjin Shiqiao International Logistics Co., Ltd. and Guangzhou Zhihong Logistics Co., Ltd., each a private company operating in the PRC. Certain competitors have a cost structure that is characterized by lower capital expenditures or labor costs than ours, and other competitors may have greater scale, flexibility and more resources than we do. Our ability to compete with these players primarily depend on quality of our services (including reliability, responsiveness, expertise and convenience) and price.

INTELLECTUAL PROPERTY

We currently own 6 PRC patents related to technologies used in connection with trucking services, including 1 invention patent and 5 utility patents. We also own one PRC trademark and 17 PRC copyright registrations, including 1 art-work copyright and 16 software copyrights.

EMPLOYEES

We had 147 full-time employees as of December 31, 2020. The following table sets forth the number of our full-time employees categorized by function as of December 31, 2020:

Function	Number of Employees
Management	6
Administrative and Accounting	9
Safety and Technique	4
Transportation and Delivery Operations	6
Drivers	122
Total	147

Trucking services requires a large labor workforce. As of the date of this prospectus, we have employed a total of 122 drivers, accounting for roughly 83% of our total workforce. Our turnover rates are low compared to industry standards. Our core management team have remained onboard for over 11 years. Our team has shown a proven track record of growth and cost control.

We invest significant resources in the recruitment of employees in support of our rapidly growing business operations. We have established comprehensive training programs, including orientation programs and on-the-job-training, to enhance performance and service quality. We also regularly conduct employee trainings in the areas of risk management, managerial skills, company culture and communications.

We have established procedures to provide our staff with a safe and healthy working environment by setting out a series of work safety rules in the staff manual in case of emergencies including fire, electric shock and typhoons. We also provide our employees with occupational safety education and trainings to enhance their awareness of safety issues. In addition, we provide regular medical checks to our employees to ensure the health conditions of our drivers are fit for driving. In addition, we have invested in the use of LNG-powered vehicles which are safer to drive, since the ignition point of LNG is higher than that of other fuels, LNG’s can volatilize and diffuse more quickly in case of any leakages. We are subject to the requirements under the local laws, national standards and industrial standards in the PRC to maintain safe working conditions and to protect the occupational health of employees. See “Regulations – Regulations Relating to Work Safety.”

As required by regulations in China, we participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We are required under PRC law to contribute to social security plans at specified percentages of the salaries, bonuses and certain allowances of our employees up to a maximum amount specified by the local government from time to time. For risk in relation to our contribution for employee social security plans, see “Risk Factors—Risks Related to Doing Business in China—Any failure to comply with relevant regulations relating to social insurance and housing provident fund may subject us to penalty and materially and adversely affect our business, financial condition, and results of operations.”

FACILITIES

We believe our facilities are sufficient for our current needs and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any such expansion of our operations.

Location of property	Approximate gross floor area	Term of Lease	Facility Usage
	(sq. meters)
Yantian District #5, Yantian Port, Yantian District, Shenzhen City, Guangdong Province, PRC	10,494	One year (November 1, 2020 to October 31, 2021)	Parking Lot
South Side of Yantian District #5, Yantian Port, Yantian District, Shenzhen City, Guangdong Province, PRC	900	One year (November 1, 2020 to October 31, 2021)	Parking Lot
27th floor, Yantian Modern Industry Service Center, No.3018, Shayan Road, Yantian District, Shenzhen City, Guangdong Province, PRC	2,095.61	Five years (November 21, 2018 to November 20, 2023)	Office
Room 2307 and Room 2308, Unit A, Building 1, Haitongju, Zhongqing 1st road, Yantian District, Shenzhen City, Guangdong Province, PRC	99.04	Three years (September 1, 2018 to August 31, 2021)	Staff Accommodation

LICENCES AND PERMITS

We have obtained all necessary licenses, approvals and permits that are material to our road transportation business, all of which are validly issued and current as of the date of this prospectus. The details of the permits we have obtained by are as follows:

Approval	Recipient	Issuing body	Date of grant	Date of expiry
Road Freight Forwarding Operation Permit	MingZhu	Shenzhen Transportation Committee	November 7, 2018	November 6, 2022
Road Freight Forwarding Operation Permit	MingZhu Pengcheng	Shenzhen Transportation Committee	September 30, 2018	September 29, 2022

INSURANCE AND SOCIAL SECURITY MATTERS

We maintain automobile insurance policies against loss or damage to our vehicles, drivers and third parties arising in the course of the delivery and policies against damages and losses of cargo during the provision of trucking services. We currently do not have any business liability or disruption insurance. We also participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund.

Our insurance coverage complies with the requirements of our existing customers. We believe that such coverage is in line with industry norms in the PRC and is adequate and sufficient for our current operations.

RECOGNITIONS AND AWARDS

We have been accredited by the China Federation of Logistics & Purchasing as a 4A-grade trucking services company for the period of September 2020 to September 2023. A 4A-grade trucking services provider must meet the criteria of being able to cover routes across provinces and have (1) RMB300 million to RMB1.65 billion freight revenue per year, (2) have been operating for at least three years to five years, (3) have RMB200 million to RMB1.1 billion total assets (no higher than 70% of debt ratio), (4) own 400 to 1500 transport vehicles (or total weight of 2000 to 7500 tones), (5) have 30 to 50 operating outlets, and (6) operate an effective institution with operating systems for management, finance, statistics, and have technical departments in place.

In addition to our 4A-grade accreditation, we have also been recognized as a Green Card Enterprise according to the qualitative assessments of Four Rates system set by the Shenzhen Bureau of Transportation in 2007 and 2008. Furthermore, we have received the following awards and recognitions that are notable within the industry:

Year of Award	Recipient	Award	Awarding organization or authority
2019	MingZhu	2018 Shenzhen National Road Traffic Safety Advanced Unit	Shenzhen Public Security Bureau Traffic Police Station
2017	MingZhu	Guangdong Province Road General Freight Transport Enterprise Integrity Evaluation AAA (Excellent)	Guangdong Provincial Department of Transportation
2017	MingZhu	Yantian District Advanced Enterprises with Harmonious Labor Relations	Shenzhen Yantian District Labor Relations Coordination Committee
2016	MingZhu	Advanced Unit of Transportation Safety Production	Shenzhen Port and Freight Transport Administration
2014	MingZhu	Outstanding Contribution Award	Yantian Chamber of Logistics
2010	MingZhu	Excellent Enterprise	Shenzhen Municipal Transportation Bureau and Shenzhen Container Trailer Transport Association
2009	MingZhu	Shenzhen Advanced Unit for Transportation Safety Production	Shenzhen Municipal Transportation Bureau

LEGAL PROCEEDINGS

A contract dispute exists between MingZhu, MingZhu Pengcheng and Shengxin Wang. According to the Civil Judgement issued by the Shenzhen Intermediate People’s Court on August 23, 2018, Shengxin Wang was ordered to pay RMB 21,303 (approximately $3,098) and overdue interests thereof and pay RMB 1 (approximately $0.15) as the consideration of the vehicles to MingZhu Pengcheng and after that, MingZhu Pengcheng and MingZhu should respectively assist to transfer ownership of one tractor and one trailer to Shengxin Wang. According to the Civil Decision of Guangdong Provincial Higher People’s Court issued on December 20, 2018, Shengxin Wang’s application for retrial of the above Civil Judgement was rejected. On March 22, 2019, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu and MingZhu Pengcheng, which ordered MingZhu and MingZhu Pengcheng to perform relevant obligations as required by the foresaid judgement or otherwise the judgement would be enforced by the court. On May 29, 2019, a cash balance equal to Shengxin Wang’s payment obligation was frozen in his bank account and meanwhile, Shengxin Wang took over the tractor from MingZhu Pengcheng. According to the inquiry notes taken by the Yantian People’s Court Enforcement Bureau on May 30, 2019, MingZhu has made preparation for handover of the trailer to Shengxin Wang. As of the date of the prospectus included herein, Shengxin Wang has taken over the trailer, the balance half of the vehicles, from MingZhu, and the case has been concluded.

However, regarding the same dispute, Shengxin Wang filed another lawsuit against MingZhu Pengcheng. According to the Civil Indictment filed by Shengxin Wang (the plaintiff) on February 26, 2019, Shengxin Wang requested that MingZhu Pengcheng (the defendant) be ordered to compensate for the stoppage loss of RMB 4,772,269 (approximately $694,098). The nature of the case was a property damage compensation dispute. According to the response notice issued by the Shenzhen Yantian People’s Court on March 20, 2019, the court has accepted this case. According to the Civil Judgment issued by the Yantian District People’s Court in Shenzhen City, Guangdong Province on August 30, 2019, the court ruled that MingZhu Pengcheng should pay damages in the amount of RMB 203,700 (approximately $29,627) to Shengxin Wang and rejected Shengxin Wang’s other claims. According to the Civil Judgement issued by Shenzhen Intermediate People’s Court on July 6, 2020, the court rejected the other claims from MingZhu Pengcheng, but revoked the second instance of foresaid judgement and change the first instance of foresaid judgement to read: MingZhu Pengcheng should pay compensation of RMB 340,000 (approximately $48,838) to Shengxin Wang. On August 21, 2020, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu Pengcheng, which ordered MingZhu Pengcheng to perform relevant obligations as required by the effective judgement or otherwise the judgement would be enforced by the court. On August 31, 2020, the damages claimed together with the interest of bearing such debt, enforcement fee and other related expenses totaling RMB 349,871.49 (approximately $50,256) was deducted from Mingzhu Pengcheng’s bank account. According to the Notice of Acceptance of Civil Application for Retrial of Case issued by Higher People’s Court of Guangdong Province on August 25, 2020, Mingzhu Pengcheng applied for retrial. On 29 October 2020, the Higher People’s Court of Guangdong Province rejected the retrial application of MingZhu Pengcheng. As of the date of this prospectus, this case has been concluded and the Company has performed its obligation under the judgement of second instance.

On August 22, 2019, Sujin Wei (the plaintiff) submitted a Civil Complaint to the Yangjiang Yangdong District People’s Court against China Pacific Property Insurance Co., Ltd. Shenzhen Branch, MingZhu and two other defendants. The complaint requested that China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the death and disability compensation to the plaintiff in the amount of RMB 110,000 (approximately $15,999) and compensate the plaintiff of RMB 307,328.02 (approximately $44,699) within the third party liability insurance limit and also requested that defendants Shengming Zheng and MingZhu shall be jointly and severally liable for the foregoing claims, and the litigation fee in this case shall be borne by the four defendants. According to the response notice issued by the Yangjiang Yangdong District People’s Court on September 18, 2019, this case has been filed on September 4, 2019. The court held a hearing of this case on October 31, 2019. On December 16, 2019, the Yangjiang Yangdong District People’s Court issued a judgement which ordered insurance companies to compensate a sum of RMB 389,710 (approximately $54,522) to the plaintiff and other claims were rejected. MingZhu bears no compensatory obligations under this case. As of the date of the prospectus included herein, China Pacific Property Insurance Co., Ltd. Shenzhen Branch and the People’s Insurance Company of China Shenzhen Branch have paid a sum of RMB 389,710 (approximately $54,522) to the plaintiff, and the case has been concluded.

On January 2, 2020, Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against MingZhu, Dagang Li, Zaozhuang Yizhou Automobile Transportation Co., Ltd, China Pacific Property Insurance Co., Ltd. Shenzhen Branch, Huilai Feng, Anyang Anyun Modern Logistics Co., Ltd. and the People’s Insurance Company of China Anyang Branch (together the defendants). The compliant requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of RMB 1,096,380.93 (approximately $153,389); (ii) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the compensation within the limit of its insurance liability, the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) and the defendant Huilai Feng shall bear the remaining part of compensation liability exceeding the limit of insurance liability; and (iii) the litigation fee in this case shall be borne by the defendants. According to the Civil Judgment issued by the Queshan County People’s Court of Henan Province on May 20, 2020, which ordered that (i) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall compensate the plaintiffs including Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) within its insurance liability for a total of RMB 382,032.66 (approximately $54,876) and meanwhile the plaintiffs shall refund the funeral expenses of RMB 20,000 (approximately $2,873) to MingZhu; (ii) the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) in the amount of RMB 100,000 (approximately $14,364); (iii) the defendants Huilai Feng and Sufang Yang shall compensate the plaintiffs for their loss for a total of RMB 387,845.73 (approximately $55,711). The defendant China Pacific Property Insurance Co., Ltd. has fulfilled its payment obligations under the judgment on June 15, 2020. However, the defendants Huilai Feng and Sufang Yang have submitted an appeal petition to the Zhumadian Intermediate People’s Court. As of the date of this prospectus, according to the Civil Judgment issued by the Zhumadian Intermediate People’s Court, Henan Province on August 5, 2020, the appeal was rejected and the original judgment was upheld. MingZhu bears no compensatory obligations under this case, yet it has not received the funeral expenses refund of RMB20,000 (approximately $2,873) from the plaintiff.

Shuanbao Zhao, Ailian Qin, Fang Zhang, Shukai Zhao and Shuqiang Zhao (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against Dagang Li, Huilai Feng, MingZhu, Anyang Anyun Modern Logistics Co., Ltd., Zaozhuang Yizhou Automobile Transportation Co., Ltd, the People’s Insurance Company of China Tangyin Branch, China Pacific Property Insurance Co., Ltd. Futian Branch (together the defendants). The complaint requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of RMB 1,036,573.61 (approximately $148,894); (ii) the defendant the People’s Insurance Company of China Tangyin Branch shall make prioritized compensation within the scope of seat insurance liability; (iii) the defendant China Pacific Property Insurance Co., Ltd. Futian Branch shall make prioritized compensation within the scope of traffic compulsory insurance and commercial insurance liability; and (iv) the litigation fee in this case shall be borne by the defendants. According to the Civil Judgment issued by the Queshan County People’s Court of Henan Province on May 25, 2020, which ordered that (i) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Futian Branch shall compensate the plaintiffs including Shuanbao Zhao, Ailian Qin, Fang Zhang, Shukai Zhao and Shuqiang Zhao (together the plaintiffs) within its insurance liability for a total of RMB 331,472 (approximately $47,613) and meanwhile the plaintiffs shall refund the funeral expenses of RMB 20,000 (approximately $2,873) to MingZhu; (ii) the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) in the amount of RMB 100,000 (approximately $14,364); (iii) the defendants Huilai Feng and Sufang Yang shall compensate the plaintiffs for their loss for a total of RMB 535,101.6 (approximately $76,863). The defendant China Pacific Property Insurance Co., Ltd. has fulfilled its payment obligations under the judgment on June 15, 2020. However, the defendants Huilai Feng and Sufang Yang have submitted an appeal petition to the Zhumadian Intermediate People’s Court. As of the date of this prospectus, according to the Civil Judgment issued by the Zhumadian Intermediate People’s Court, Henan Province on August 5, 2020, the appeal was rejected and the original judgment was upheld. MingZhu bears no compensatory obligations under this case, yet it has not received the funeral expenses refund of RMB20,000 (approximately $2,873) from the plaintiff.

On January 11, 2021, regarding the two disputes above, Mingzhu submitted a Civil Complaint to the Queshan County People’s Court against Anyang Anyun Modern Logistics Co., Ltd., China Pacific Property Insurance Co., Ltd. Shenzhen Branch and China People’s Property Insurance Co., Ltd. Anyang Branch (together the defendants). The complaint requested that (i) the defendants compensate Mingzhu’s all kinds of losses in the amount of RMB125,783.1 (approximately $19,471), and (ii) the litigation fee in the case shall be borne by the defendants. According to the subpoena issued by the Queshan County People’s Court, Henan Province on January 15, 2021, the Queshan County People’s Court, Henan Province has accepted the case and originally scheduled it to be heard on January 25, 2021. However, it was postponed due to COVID-19. As of the date of this prospectus, the hearing has not yet been held.

Other than the proceeding disclosed above, we are currently not a party to any legal or administrative proceedings that will likely have material impact on our business operations, financial condition or results of operations. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, may result in additional costs and diversion of our resources, including our management’s time and attention.

CORPORATE HISTORY AND STRUCTURE

The Company was incorporated on January 2, 2018 as an exempted company structured as a holding company incorporated under the laws of Cayman Islands. Immediately prior to our initial public offering, we were owned by three entities and one individual: (i) Alpha Global (BVI) Limited, a company formed under the laws of the British Virgin Islands and wholly-owned by Jinlong Yang, our Chairman and Chief Executive Officer; (ii) Excelsior Investment Limited (Hong Kong), a company formed under the laws of Hong Kong and wholly-owned by Gui Ling Guo, a director and the Vice Chair of the board of directors of MingZhu and (iii) Exquisite Elite Limited (BVI), a company formed under the laws of the British Virgin Islands, with 86% of its equity interest owned by Zhuo Wang, our director. We began our operations in China in 2002 and currently conduct our business through our subsidiaries.

We currently have five wholly-owned subsidiaries, including MingZhu Investment Limited, a company formed under the laws of the British Virgin Islands (“MingZhu BVI”), MingZhu HK, a limited liability company formed under the laws of Hong Kong and three operating subsidiaries, each a limited liability company formed under the laws of the PRC. In 2002, we formed MingZhu to primarily engage in the business of transportation services. We also established MingZhu Pengcheng in 2010 under the laws of the PRC to engage in the business of trucking services. Through MingZhu BVI and MingZhu HK, we own 100% of the equity interest of Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd. (“MingZhu Management”), which is engaged in the business of transportation and supply chain management services.

A reorganization of our legal structure was completed in April 2018. On April 13, 2018, the former shareholders transferred their 100% ownership interest in MingZhu to MingZhu HK, which is 100% owned by the Company through MingZhu BVI. In consideration of such transfer, the Company issued 1,000 ordinary shares to the former shareholders of MingZhu. After the reorganization, the Company owns 100% equity interests of MingZhu BVI, MingZhu HK and MingZhu. The controlling shareholder of the Company is same as that of MingZhu prior to the reorganization.

The following diagram illustrates our corporate structure, including our subsidiaries as of the date of this prospectus:

REGULATIONS

This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC and our shareholders’ rights to receive dividends and other distributions from us.

Regulations Relating to Foreign Investment

The foreign investment was regulated by the Catalogue for the Guidance of Foreign Investment Industries (the “Catalogue”), which was promulgated and implemented in June 1995, respectively amended in 1997, 2002, 2004, 2007, 2011, 2015 and 2017 by the National Development and Reform Commission (“NDRC”) and the MOFCOM. Pursuant to the Catalogue, the foreign investment industries were divided into three categories in terms of foreign investment, which are “encouraged,” “restricted” and “prohibited”. All industries not listed under one of these categories were deemed to be “permitted.” Moreover, the Special Administrative Measures for Foreign Investment Access (Negative List) (2018) (the “2018 Negative List”) which was promulgated by the NDRC and the MOFCOM in June 2018 and came into effect in July 2018 revised the negative list specified in the Catalogue, significantly broadened the market access and reduced the scope of industries in which foreign investments are restricted or prohibited. The business engaged by our PRC subsidiaries was not listed in the 2018 Negative List.

On June 30, 2019, NDRC and MOFCOM jointly issued the Special Administrative Measures for Access of Foreign Investment (Negative List) (2019 Edition) (the “2019 Negative List”), the Special Administrative Measures for Access of Foreign Investment in Pilot Free Trade Zones (Negative List) (2019 Edition) and the Catalogue of Industries for Encouraged Foreign Investment (2019 Edition), all of which entered into force on July 30, 2019 and the 2018 Negative List, the Catalogue was repealed simultaneously. The 2019 edition of negative listed for access of foreign investment, stylistically and structurally same as the 2018 Negative List, was further made shorter than before, with a number of new opening-up measures launched. The business engaged by our PRC subsidiaries was not listed in the 2019 Negative List.

On June 23, 2020, NDRC and MOFCOM jointly issued the Special Administrative Measures for Access of Foreign Investment (Negative List) (2020 Edition) (the “2020 Negative List”) and the Special Administrative Measures for Access of Foreign Investment in Pilot Free Trade Zones (Negative List) (2020 Edition), both of which replaced the 2019 edition of negative lists respectively and became effective from June 23, 2020. The business engaged by our PRC subsidiaries was not listed in the 2020 Negative List.

Pursuant to the Provisional Measures on Administration of Filing for Establishment and Modifications of Foreign Investment Enterprises (the “Provisional Measures”), promulgated by MOFCOM on October 8, 2016 and became effective on the same day, was last amended in June 2018, establishment and modifications of FIEs which are not subject to the approval under the special entry management measures shall be filed with the delegated commercial authorities. Within the record-filing scope stipulated in Provisional Measures, FIEs shall fill in online and submit an application for record-filing of the change of FIEs and the relevant documents and handle the record-filing procedures since October 8, 2016. After the completion of record-filing, FIEs may obtain relevant record-filing receipts. On December 31, 2019, the MOFCOM and the State Administration for Market Regulation issued the Measures on Reporting of Foreign Investment Information which shall become effective from January 1, 2020 and the Provisional Measures shall be repealed simultaneously. According to the Measures on Reporting of Foreign Investment Information, foreign investors or foreign investment enterprises shall submit investment information to the commerce administrative authorities through the Enterprise Registration System and the National Enterprise Credit Information Publicity System. Foreign investment enterprises shall also submit the annual report for the preceding year during January 1 to June 30 annually through the National Enterprise Credit Information Publicity System.

Company Law of the PRC (the “Company Law”), which was enacted by the Standing Committee National People’s Congress (the “SCNPC”) in December 1993 and last amended in October 2018, provides for the establishment, corporate structure and corporate management of companies, which also applies to FIEs in the PRC. The PRC Wholly Foreign-owned Enterprise Law promulgated by the SCNPC in April 1986, amended in October 2000 and September 2016 and the Implementation Regulations on the Wholly Foreign-Owned Enterprise Law promulgated and became effective in December 1990, amended in April 2001 and February 2014, regulated the establishment, change, approval procedures of wholly foreign-owned enterprises.

On March 15, 2019, the National People’s Congress (the “NPC”) approved the PRC Foreign Investment Law (the “FIL”), which takes into effect on January 1, 2020 and replace three laws on foreign investments in the PRC, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the foresaid PRC Wholly Foreign-owned Enterprise Law. On December 26, 2019, the State Council issued the Regulations on Implementing the Foreign Investment Law of the PRC, which came into effect on January 1, 2020 and replaced the Regulations on Implementing the Sino-Foreign Equity Joint Venture Enterprise Law, Provisional Regulations on the Duration of Sino-Foreign Equity Joint Venture Enterprise Law, the Regulations on Implementing the Wholly Foreign-Owned Enterprise Law and the Regulations on Implementing the Sino-Foreign Cooperative Joint Venture Enterprise Law. The FIL embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in the PRC. The FIL establishes the basic framework for the access to and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

Regulations Relating to Transportation Industry

Pursuant to the Regulations of the PRC on Road Transport promulgated by the State Council in April 2004 and last amended in March 2019, the permit on the operation of the road transportation business, issued by the local transportation authority, except otherwise provided by these regulations, is required for any individual or entity to conduct its road transportation business. The transportation vehicles shall take operation licenses which are prohibited from being assigned or leased. Under the Regulations of the PRC on Road Transport, a company engaged in the operation of road transportation without road transportation operation licenses shall be ordered to stop its operation by the administrations of road transportation at the county level or above; any illegal gains shall be confiscated and the company shall be fined not less than 2 times but not more than 10 times of the amount of the illegal gains; where no illegal gains or the illegal gains is less than RMB 20,000, the company shall be fined RMB 30,000 to RMB 100,000. The Regulations of the PRC on Road Transport also clarifies that foreign investors may, in accordance with relevant PRC laws, administrative regulations and relevant state regulations, invest in road transport operations and road transport related businesses in the territory of the People’s Republic of China through Chinese-foreign joint ventures, Sino-foreign cooperation, and sole proprietorship.

In 2001, the Provisions on the Administrative of the Foreign-Invested Road Freight Forwarding Industry was promulgated and amended several times, which required that FIEs, engaging in road goods transport, road goods portage and loading and unloading, road goods storage and other supplementary services and vehicle maintenance relating to road transport and foreign invested enterprises for the provision of road freight forwarding services, including the transportation of goods by road, handling, warehousing and other related services, must obtain the Road Freight Forwarding Operation Permit from the provincial competent departments of communications and these enterprises must satisfy specific qualifications and conditions. However, the Provisions on the Administrative of the Foreign-Invested Road Freight Forwarding Industry has been revoked from November 2018 and therefore the business engaged by the Group is no longer regulated by the above provisions.

Pursuant to the Notice of Guangdong Provincial Department of Transportation on Delegating the Examination and Approval Authority of the Business Road Transportation of Hong Kong and Macao Enterprises (Yue Jiao Yun [2012] No.1118), the examination and approval authority of the Hong Kong and Macao commercial road transportation enterprises was delegated to the municipal department of transportation above local level, and the Hong Kong and Macao enterprises shall obtain the Road Freight Forwarding Operation Permit from the municipal department of transportation above local level.

Regulations Relating to International Freight Forwarding Agencies

We might be considered as an international freight forwarding agency for engaging in the air freight business before, even though we have suspended this type of business for now. According to the Administrative Provisions of the People’s Republic of China on International Freight Forwarders (promulgated in 1995 and revised in 2004), its detailed rules for implementing (promulgated in 2004) and the Tentative Measures on Putting on Record of International Freight Forwarding Agencies (promulgated in 2005 and revised in 2016), all international freight forwarding agencies and their branches registered with state industrial and commercial administration in accordance with laws should be filed with the MOFCOM or the governmental authorities authorized by the MOFCOM. An international freight forwarding agency may accept a commission to operate part or all of the following businesses, including (i) to book ship’s holds and warehouses, (ii) to supervise the loading and unloading of freight and the assembling and dismantling of containers, (iii) multi-forms of international transportation, (iv) international express deliveries excluding private letters, (v) to submit customs declarations and undergo customs quarantine and insurance inspections, (vi) to prepare the related bills and certificates, pay transport charges, settle accounts and miscellaneous fees, and (vii) any other businesses of an international forwarder. An international freight forwarding agency should conduct its business within its ratified scope. To engage in the above-mentioned businesses, an international freight forwarding agency must register with relevant competent authorities as required by the related laws and administrative rules and regulations. International freight forwarding agencies can also be mutually entrusted to conduct business as stipulated in these regulations. On January 16, 2013, the MOFCOM issued the Guiding Opinions on Accelerating the Healthy Development of International Freight Forwarding and Logistics Industry, which further provides that the MOFCOM entrusts the China International Freight Forwarders Association (“CIFA”) to oversee the filing of international freight forwarding enterprises. Accordingly, an international freight forwarding enterprise should complete filings with the CIFA or its branch.

Air freight business is also regulated by the Customs Law of the People’s Republic of China (Revised in 2017), the Administrative Provisions of the Customs of the People’s Republic of China on the Registration of Customs Declaration Entities (Revised in 2018), the Law of the People’s Republic of China on Imported and Exported Commodities Inspection (Revised in December 2018) and its Implementing Regulations revised in 2019. Pursuant to the Customs Law of the People’s Republic of China (Revised in 2017) revised by the SCNPC on April 11, 2017, the consignor or consignee of the goods exported or imported as well as a customs declaration enterprise must register themselves for declaration activities at customs in accordance with the law. Anyone who is not registered at the customs shall not conduct declaration activities. Customs brokers or customs declaration persons shall not make customs declaration illegally on behalf of others or conduct customs declaration activities beyond their business scope. On April 16, 2018, the General Administration of Customs circulated the Announcement on Matters relating to the Consolidation of Enterprises’ Qualifications for Customs Declaration and Declaration for Inspection and Quarantine (“Announcement 28”), the record-filing for declaration agencies for inspection and quarantine and the registration for customs declaration enterprises will be consolidated into the registration for customs declaration enterprises. From April 20, 2018, an enterprise will simultaneously become qualified for the customs declaration and the declaration for inspection and quarantine, once it has registered itself or filed a record with the customs and the customs will approve and issue the Certificate of the Customs of the People’s Republic of China on Registration of the Customs Declaration Entity and the Registration Form for Declaration Enterprises for Entry-Exit Inspection and Quarantine affixed with its special seal for registration and record-filing to the registered or recorded enterprise simultaneously. On October 26, 2018, the General Administration of Customs circulated the Announcement on Matters Related to Promoting the Integration of Customs Inspection and Optimizing the Registration of Customs Declaration (“Announcement 143”), according to which, from October 29, 2018, the Certificate of the Customs of the People’s Republic of China on Registration of the Customs Declaration Entity issued by the customs to the customs declaration enterprise that has completed the registration automatically reflects the two qualifications for customs declaration and the declaration for inspection and quarantine. The original “Registration Form for Declaration Enterprises for Entry-Exit Inspection and Quarantine” and “Registration Form for Entry-Exit Inspection and Quarantine Reporters” will no longer be issued. Any enterprises engaged in the business of making customs declarations and making the declaration for inspection and quarantine as an agent should obtain relevant certificate and make filings for customs declaration persons as prescribed by the foresaid regulations.

Regulations Relating to Work Safety

Pursuant to the Work Safety Law of the PRC promulgated by the Standing Committee of National People’s Congress in June 2002 and was recently amended in August 2014, road transportation entities shall establish a work safety management office or be staffed with full-time work safety management personnel. In March 2015, the Ministry of Transportation issued the Notice on Implementing the Work Safe Law, pursuant to which, the relevant enterprise shall establish and improve the safety production responsibility system covering all aspects of production and operation, clear standards and responsibility to the post, solidly promote the standardization of production safety and strengthen safety production management.

Regulations Relating to Dividend Distributions

Pursuant the FIL, foreign investors may, according to the present Law, freely remit into or out of China, in RMB or any other foreign currency, their capital contributions, profits, capital gains, income from asset disposal, intellectual property royalties, lawfully acquired compensation, indemnity or liquidation income and so on within the territory of China. In addition, pursuant to the Company Law, a wholly foreign-owned enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until its cumulative total reserve funds reach 50% of its registered capital. These reserve funds, however, may not be distributed as cash dividends.

Regulations Relating to Foreign Exchange

Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Round-trip Investment Through Special Purpose Vehicles, or Circular 37, issued by SAFE in and effective July 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing FIEs to obtain the ownership, control rights and management rights. Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch.

PRC residents or entities which have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of the Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change in the registered SPV, such as any change of basic information (including change of such PRC resident’s name and operation term), increases or decreases in investment amounts, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37, or making misrepresentation or failure to disclose controllers of FIE that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant FIEs, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. In February 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, effective from June 2015 and partially repealed on December 30, 2019. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. All of our shareholders who, to our knowledge, are subject to the above SAFE regulations have completed the necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37.

In March 2015, SAFE promulgated the Circular on Reforming the Administration Approach of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective from June 2015 and partially repealed on December 30, 2019. According to Circular 19, the foreign exchange capital of FIEs shall be subject to the Discretionary Foreign Exchange Settlement. The Discretionary Foreign Exchange Settlement refers to the foreign exchange capital in the capital account of an FIE for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the FIE. The proportion of Discretionary Foreign Exchange Settlement of the foreign exchange capital of an FIE is temporarily determined to be 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if an FIE needs to make further payment from such account, it still needs to provide supporting documents and go through the review process with the banks.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, in June 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As Circular 16 is newly issued, and SAFE has not provided detailed guidelines with respect to its interpretation or implementations, it is uncertain how these rules will be interpreted and implemented.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Authenticity and Compliance Verification, or Circular 3, which took effect on the same day. Circular 3 sets out various measures to tighten authenticity and compliance verification of cross-border transactions and cross-border capital flow, which include without limitation requiring banks to verify board resolutions, tax filing form, and audited financial statements before wiring foreign invested enterprises’ foreign exchange distribution above US$50,000, and strengthening genuineness and compliance verification of foreign direct investments.

In November 2012, SAFE issued the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, as amended in May 2015 and October 2018 and partially repealed on December 30, 2019, respectively, foreign exchange control methods for direct investments has been improved through cancelling and adjusting certain administrative licensing items for foreign exchange control for direct investments. Approval formalities for account opening and deposit for foreign currency accounts under direct investments and approval formalities for reinvestment of domestic legitimate income of foreign investors have been cancelled. Administration for conversion of foreign currency capital into Renminbi by foreign investment enterprises has also been improved.

Our PRC subsidiaries’ distributions to their offshore parents are required to comply with the requirements as described above.

Regulations Relating to Funds Transfer to PRC Subsidiaries

We are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries through loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements.

In the event of subsequent changes in the capital of the FIE such as increase in capital, such FIE shall complete change filing formalities with competent administrations for market regulation in accordance with relevant regulations, and registration change formalities shall also be completed with the competent administration of foreign exchange according to the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors. In addition, pursuant to Circular 16, foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

Pursuant to the Provisional Measures on Administration of Foreign Debt (the “Foreign Debt Measures”) issued by the State Development Planning Commission (revised), Ministry of Finance and SAFE in January 2003 and became effective on March 1, 2003, any loans provided by us to our PRC subsidiaries in foreign currencies shall be classified as foreign debt under the Foreign Debt Measures. According to the Foreign Debt Measures, the sum of cumulative accrued amounts of medium-term to long-term foreign loans and balance amounts of short-term foreign loans taken by a foreign investment enterprise shall be limited to the difference between the total project investment amount approved by the government and the amount of registered capital. Foreign investment enterprises may take foreign loans freely within the scope of difference.

On January 12, 2017, the PBOC issued the Notice of People’s Bank of China on Matters Concerning Macro-prudential Management on All-round Cross-border Financing (the “No.9 Notice”), which improved the policy framework of the cross-border financing. The No.9 Notice clarifies the new calculation methods of the upper limit of the risk-weighted balance for all types of cross-border financing, in particular, the upper limit for risk-weighted balance for cross-border financing equals to the capital or the net assets multiplied by the leverage rate of cross-border financing and the macro-prudential adjustment parameters. In the case of our PRC subsidiaries, the capital or the net assets is calculated at the net assets of each subsidiary, the leverage rate for cross-border financing for an enterprise is 2, and the macro-prudential adjustment parameter is 1 (the “All-Round Mode”). On March 11, 2020, the PBOC and SAFE promulgated the Circular of the People’s Bank of China and the State Administration of Foreign Exchange on Adjusting the Macro-prudential Regulation Parameter for Full-covered Cross-border Financing, which provides that based on the current macro economy and international balance of payments, the macro-prudential regulation parameter as set forth in the Notice 9 is updated from 1 to 1.25. Currently, the implementation of the foregoing methodologies in cross-border financing have not been formally determined by the PBOC and the SAFE. In the practice, according to the SAFE Shenzhen Branch, which is the competent local SAFE authority for our PRC subsidiaries, FIEs may choose between the Investment Difference Mode and the All-round Mode, but the enterprise cannot change the methodology once it makes the choice and the enterprise may be required to submit different materials for these two methodologies. Based on the current registered capital and total project investment amount, if we would provide funding to our PRC subsidiaries through loans and use the Investment Difference Mode, our PRC subsidiaries will be required to increase its registered capital and total project investment amount. Alternatively, if we choose to use the All-Round Mode, the amount of loans we can make to our PRC subsidiaries as calculated according to the No.9 Notice will not be more than 2.5 times of the net assets of such entities.

Moreover, as the debtors of cross-border financing, our PRC subsidiaries are also required to comply with certain registration formalities for execution of foreign debt contracts with the foreign exchange bureau at the locality within fifteen working days after signing the contracts according to the Notice of State Administration of Foreign Exchange on Promulgation of the Administrative Measures on Registration of Foreign Debt which was promulgated by the SAFE in April 2013 and revised in May 2015.

Pursuant to the Circular of the National Development and Reform Commission on Promoting the Administrative Reform of the Record-filing and Registration System for the Issuance of Foreign Debts by Enterprises promulgated on September 14, 2015 (“Circular 2044”), before the issuance of foreign loans, enterprises shall first apply to the NDRC for record-filing and registration procedures and shall report the information on the issuance to NDRC within 10 business days after completion of each issuance. The term “foreign loan” shall mean RMB-denominated or foreign currency-denominated debt instruments with a maturity of one year or more which are issued overseas by domestic enterprises and their controlled overseas enterprises or branches and for which the principal and interest are repaid as agreed, including bonds issued overseas and long- and medium-term international commercial loans, and so forth. In February 2020, the NDRC circulated the Guide to the Registration of Foreign Debt Issued by Enterprises on its official website, according to which, domestic companies (and their controlled overseas companies or branches) who borrowed from foreign companies (including overseas shareholders) a loan for more than one year need to apply to the NDRC. However, the NDRC has not issued any other further explanation for the implementation of the Circular 2044. In the practice, the NDRC’s attitude on whether foreign-invested enterprises with foreign loans with a term of more than one year need to register is still not completely unified, and it is generally determined on a case-by-case basis.

Regulations Relating to Taxation in the PRC

Enterprise Income Tax

In accordance with the PRC Enterprise Income Tax Law (the “EIT Law”, promulgated in March 2007 and last amended in December 2018) and the Regulations on the Implementation of Enterprise Income Tax Law of the PRC (the “EIT Regulations”, promulgated in December 2007 and last amended in April 2019), enterprises are classified as either “resident enterprises” or “non-resident enterprises.” Enterprises that are set up in the PRC under the PRC laws, or that are set up in accordance with the law of the foreign country (region) whose actual administration institution is in PRC, shall be considered as “resident enterprises.” Enterprises established under the law of the foreign country (region) with “de facto management bodies” outside the PRC, but have set up institutions or establishments in PRC or, without institutions or establishments set up in the PRC, have income originating from PRC, shall be considered as “non-resident enterprises.” The Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation (the Circular 82) promulgated by the State Administration of Taxation on April 22, 2009 and last revised in December 2017 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) half or more than half of the enterprise’s directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

A resident enterprise shall pay EIT on its income originating from both inside and outside PRC at an EIT rate of 25%. A non-resident enterprise that has establishments or places of business in the PRC shall pay EIT on its income originating from PRC obtained by such establishments or places of business, and on its income which deriving outside PRC but has an actual connection with such establishments or places of business, at the EIT rate of 25%. A non-resident enterprise that does not have an establishment or place of business in the PRC, or it has an establishment or place of business in the PRC but the income has no actual connection with such establishment or place of business, shall pay EIT on its passive income derived from the PRC at a reduced EIT rate of 10%.

According to the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (the “SAT Bulletin 7”) which was promulgated by SAT on February 3, 2015 and came into effect on the same day, revised in October 2017 and December 2017, where a non-resident enterprise indirectly transfers equities and other assets of a PRC resident enterprise to avoid the EIT payment obligation by making an arrangement with no reasonable business purpose, such indirect transfer shall be redefined and recognized as a direct transfer in accordance with the provisions of the EIT Law. Where the EIT on the income from the indirect transfer of real estate or equities shall be paid in accordance with the provisions of this Announcement, the entity or individual that directly assumes the obligation to make relevant payments to the transferor according to the provisions of the relevant laws or as agreed upon in the contract shall be the withholding agent. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (the “SAT Bulletin 37), which came into effect on December 1, 2017 and revised in June 2018. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Value-Added Tax

Pursuant to the Provisional Regulations on Business Tax which was promulgated by the State Council in December 1993 and revised in November 2008, organizations and individuals engaging in provision of labor services stipulated in these regulations, transfer of intangible assets or sale of immovables in China shall be taxpayers of business tax and shall pay business tax and the applicable business rate for transportation industry is 3%. The Provisional Regulations on Business Tax was abolished in November 2017. In accordance with Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax (Caishui [2016] No. 36), which was promulgated on March 23, 2016 and came into effect on May 1, 2016 and has been partially abolished, upon approval of the State Council, the pilot program of the collection of value-added tax (the “VAT”) in lieu of business tax shall be promoted nationwide in a comprehensive manner starting from May 1, 2016, and all business tax payers engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax. For transportation service income, the application VAT tax rate is 11%. For international transportation service income, the application VAT tax rate is 0%.

Pursuant to the Provisional Regulations on Value-Added Tax of the PRC (the “VAT Regulations”) last amended in November 2017 and effective on the same day and its implementation rules, all entities or individuals in the PRC engaging in the sale of goods, providing labor services of processing, repairs or maintenance, or selling services, intangible assets or real property in China, or importing goods to China are required to pay the VAT. The amount of VAT payable is calculated as “output VAT” minus “input VAT.” The rate of VAT is 17% for those engaging in the sale of goods or labor services or tangible personal property leasing services or importation of goods except as otherwise provided by the VAT Regulations. Furthermore, pursuant to the VAT Regulations, the tax rate of VAT is 11% for the sales of the service of transportation, posting, basic telecommunications, construction and leasing real estate, the sale of real estate and the transfer of land use right, or sell or import the goods listed in the VAT Regulations.

In April 2018, the Ministry of Finance (“MOF”) and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or Circular 32, according to which for VAT taxable sales acts or importation of goods originally subject to value-added tax rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

In March 2019, MOF, SAT and General Administration of Customs (“GAC”) jointly promulgated the Announcement on Policies for Deepening the VAT Reform, or Circular 39, according to which for general VAT payers’ sales activities or imports that are subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively. This Announcement came into force on April 1, 2019.

Urban Maintenance and Construction Tax

Pursuant to the Provisional Regulation on Urban Maintenance and Construction Tax of the PRC as amended in January 2011, any taxpayer, whether an entity or individual, of consumption tax, value-added tax or business tax shall be required to pay urban maintenance and construction tax based on the total amount of consumption tax, value-added tax or business tax paid by such taxpayer. The tax rate shall be 7% for a taxpayer whose domicile is in an urban area, 5% for a taxpayer whose domicile is in a county or a town, and 1% for a taxpayer whose domicile is not in any urban area or county or town.

Education Surcharge

Pursuant to the Provisional Provisions on Imposition of Education Surcharge as amended in January 2011, a taxpayer, whether an entity or individual, of consumption tax, value-added tax or business tax shall pay an education surcharge at a rate of 3% on the total amount of consumption tax, value-added tax or business tax paid by such entity, unless such obliged taxpayer is instead required to pay a rural area education surcharge as stipulated under the Notice of the State Council on Raising Funds for Schools in Rural Areas that promulgated by State Council in December 1984.

Dividend Withholding Tax

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-resident enterprises that have not set up institutions or establishments in China, or have set up institutions or establishments but the income obtained by the said enterprises has no actual connection with the set up institutions or establishments. However, the EIT Regulations reduced the rate from 20% to 10% with the implementation date starting from 1 January 2008. Pursuant to the EIT Law and the EIT Regulations, an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises”, and gains derived by such investors, which (a) do not have an establishment or place of business in mainland China or (b) have an establishment or place of business in mainland China, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within mainland China. Such income tax on the dividends may be reduced pursuant to a tax treaty between China and the jurisdictions in which our foreign shareholders reside.

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Tax on Income (the “Double Tax Avoidance Arrangement”), and other applicable mainland Chinese laws, if a Hong Kong resident enterprise is determined by the competent tax authority in mainland China to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a mainland China resident enterprise may be reduced to 5% upon receiving approval from in-charge tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties (the “Notice No. 81”) issued in February 2009 by the SAT, if the relevant Chinese tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Chinese tax authorities may adjust the preferential tax treatment. Based on Notice of the State Administration of Taxation on How to Understand and Determine the “Beneficial Owners” in Tax Agreements (the “Notice No. 601”), issued in October 2009 by the SAT, conduit companies, which are established for the purpose of evading or reducing tax, or transferring or accumulating profits, shall not be recognized as beneficial owners and thus are not entitled to the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. In February 2018, SAT issued the Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which became effective on April 1 and “the Notice 601” was repealed simultaneously. The Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties stipulates issues relating to determination of “beneficial owner” status in clauses of tax treaties on dividends, interest and royalties.

Tax Collection and Payment

The Law of the PRC on the Administration of Tax Collection (the “Tax Collection Law”), which was promulgated by the Standing Committee of National People’s Congress in September 1992 and last amended in April 2015, prescribes a regulatory framework of tax collection and payment in the PRC and the Implementation Regulations for the Law of the PRC on Administration of Tax Collection as amended in February 2016 has made further provisions on the basis of the Tax Collection Law. Pursuant to the Tax Collection Law, a taxpayer or withholding agent shall pay or deliver tax payments in compliance within the time limit specified by laws or administrative regulations, or as determined by taxation authorities in accordance with laws or administrative regulations. Where a taxpayer or a withholding agent fails to pay or underpays the amount of tax that should be paid or remitted within the specified time, the tax authorities shall order the taxpayer or withholding agent to pay or remit the tax within the specified time limit, and impose a penalty for late payment on a daily basis at the rate of 0.05% of the amount of tax in arrears from the date the tax payment is defaulted. If the taxpayer or withholding agent still fails to do so on the expiration of the time limit, the tax authorities may recover such unpaid taxes by adopting compulsory enforcement measures, and impose a fine of not less than 50% but not more than five times the amount of tax the taxpayer or withholding agent fails to pay or underpays or fails to remit. As prescribed by the Tax Collection Law, such compulsory enforcement measures adopted by the tax authorities may include (i) to notify in writing the bank or any other financial institution with which the taxpayer, withholding agent or tax payment guarantor has opened an account to withhold and remit the taxes from its deposits; (ii) to attach, seal up or, in accordance with law, auction or dispose of the commodities, goods or other property of the taxpayer, withholding agent or tax payment guarantor, valued equivalent to the taxes payable, and to use the proceeds therefrom to offset the taxes payable. Furthermore, the taxation authorities shall also announce the tax payments defaulted by taxpayers regularly.

Regulations Relating to Intellectual Property in the PRC

Copyright

Pursuant to the Copyright Law of the PRC, as amended in 2010, copyright protection extends to cover Internet activities and products disseminated over the Internet. Pursuant to the Regulations on the Protection of Computer Software promulgated by the State Council In December 2001 and most recently amended in January 2013, and the Rules for the Registration of Computer Software Copyright, which was promulgated by the China Copyright Office and came into effect in February 2002, anyone publishes, revises or translates computer software without obtaining the prior approval of the computer software copyright holders shall bear civil liability to the copyright owner because of harming the copyright. The corporate computer software copyright is valid for a term of 50 years until 31 December of the 50th year, starting from the date as of first publication. The computer software copyright owners shall register at the registration institution authorized by the PRC Copyright Office to obtain the computer software copyright registration certificates as preliminary evidence of the computer software copyright being registered.

Trademark

Pursuant to the Trademark Law of the PRC, as last amended in April 2019 and became effective from November 1, 2019, and the Implementation Regulations on the Trademark Law of the PRC amended in April 2014, the period of validity of a registered trademark shall be ten years, counted from the day the registration is approved. The trademark registrant may, by concluding a trademark licensing contract, authorize other persons to use the registered trademark. The licensor shall supervise the quality of the goods on which the licensee uses the licensor’s registered trademark, and the licensee shall guarantee the quality of the goods on which the registered trademark is used. Without putting the licensing of the trademark on records, the trademark shall not be used to defend the bona fide third party.

Patent

Pursuant to the Patent Law of the PRC, as amended in 2008, after the grant of the patent right for an invention or utility model, except where otherwise provided for in the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit the patent, that is, make, use, offer to sell, sell or import the patented product, or use the patented process, or use, offer to sell, sell or import any product which is a direct result of the use of the patented process, for production or business purposes. After a patent right is granted for a design, no entity or individual shall, without the permission of the patent owner, exploit the patent, that is, for production or business purposes, manufacture, offer to sell, sell, or import any product containing the patented design. Once the infringement of a patent is confirmed, the infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc.

Domain Name

The domain name is protected and regulated under the Measures for the Administration of Domain Names for the Internet promulgated in August 2017 and effective in November 2017. According to these measures, the principle “first come, first serve” is followed for the domain name registration service. After completing the domain name registration, the applicant becomes the holder of the domain name registered by him/it. Any organization or individual may file an application for settlement with the domain names dispute resolution institution or file a lawsuit in the people’s court in accordance with the law if such organization or individual consider its/his legal rights and interests to be infringed by domain names registered or used by others.

Regulations Relating to Labor Protection in the PRC

Enterprises in China are mainly subject to the following PRC labor laws and regulations: Labor Law of the PRC, PRC Labor Contracts Law, the Social Insurance Law of the PRC, the Regulation of Insurance for Work-Related Injury, the Regulations on Unemployment Insurance, the Provisional Measures on Insurance for Maternity of Employees, the Interim Regulation on the Collection and Payment of Social Insurance Premiums, the Administrative Regulation on Housing Fund and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time.

Pursuant to Labor Law of the PRC, which was promulgated in July 1994, effective January 1995, and most recently amended in December 2018, companies must enter into employment contracts with their employees, based on the principles of equality, consent and agreement through consultation. Companies must establish and effectively implement a system of ensuring occupational safety and health, educate employees on occupational safety and health, preventing work-related accident and reducing occupational hazards. Companies must also pay for their employees’ social insurance premium.

The principal regulations governing the employment contract is the PRC Labor Contracts Law, which was promulgated in June 2007 and amended in December 2012. Pursuant to the PRC Labor Contracts Law, employers shall establish employment relationship with employees on the date that they start employing the employees. To establish an employment, a written employment contract shall be concluded, or employers will be liable for the illegal actions. Furthermore, the probation period and liquidated damages shall be restricted by the law to safeguard employees’ rights and interests.

As required under the Social Insurance Law of the PRC, the Regulation of Insurance for Work-Related Injury, the Regulations on Unemployment Insurance, the Provisional Measures on Insurance for Maternity of Employees and the Administrative Regulation on Housing Fund, enterprises in China are obliged to provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance, medical insurance and housing accumulation fund.

Regulations Relating to Overseas Listing

Under the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, were jointly adopted by six PRC regulatory authorities, including CSRC, in August 2006, and most recently amended in June 2009, a foreign investor is required to obtain necessary approvals when (i) a foreign investor acquires equity in a domestic non-foreign invested enterprise thereby converting it into an FIE, or subscribes for new equity in a domestic enterprise via an increase of registered capital thereby converting it into an FIE; or (ii) a foreign investor establishes an FIE which purchases and operates the assets of a domestic enterprise, or which purchases the assets of a domestic enterprise and injects those assets to establish an FIE. According to the M&A Rules, where a domestic company or enterprise, or a domestic natural person, through an overseas company established or controlled by it/him, acquires a domestic company which is related to or connected with it/him, approval from MOFCOM is required.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District, Shenzhen, Guangdong, China 518081.

Name	Age	Position with our company
Jinlong Yang	43	Chairman of the Board of Directors and Chief Executive Officer
Zhuo Wang	33	Director
Jingwei Zhang	32	Chief Financial Officer
Mikael Charette	41	Independent Director
Yanhong Xue	48	Independent Director
To Wai Suen	47	Independent Director

Jinlong Yang has served as our Chief Executive Officer and Chairman of our board of directors since April 2018 and the Executive Director and General Manager of MingZhu since August 2012. Mr. Yang has over ten years of experience in the transportation industry. He joined MingZhu as a sales manager in May 2009 and was subsequently promoted to the General Manager, Executive Director and legal representative of MingZhu. Prior to joining MingZhu, Mr. Yang served as an officer at the Exit and Entry Frontier Inspection Stations in Shenzhen, Guangdong, China. Mr. Yang holds a Bachelor of Law degree from the Party School of the Central Committee of the Communist Party of China. We believe Mr. Yang is well qualified to serve on our board of directors because of his extensive operating and management experience and knowledge in the transportation industry.

Zhuo Wang has served as our director since April 2018. Mr. Wang has ten years of experience in investment and management. Since June 2018, he has been the Marketing Manager of Springview Enterprises Private Limited, a Singapore construction design and building supply company. Since May 2017, Mr. Wang has also been serving as the managing director of China International Securities Limited, a Hong Kong based securities firm, overseeing the firm’s brokerage services business operations and performance. Since March 2017, he has been serving as a director of China International Corporate Management Limited, a Hong Kong-based consulting firm that provides a range of business solutions to small and medium sized companies in Asia. Since April 2016, Mr. Wang has been serving as the Head of Finance and Operations of Shines International Limited, a management consultancy firm in Singapore specializing in education. Since October 2012, Mr. Wang has been serving as Head of Finance and Marketing of GGL Enterprises Pte. Ltd., a Singapore based firm that provides building external and interior designs, main contractor services and material supplies for major renovation and building works. In addition, Mr. Wang served as directors in the board of various companies, including Belvedere Ventures Pte Ltd, a real estate development and construction company, Sandhurst Global Pte Ltd., a security personnel staffing and systems company, and several holding companies. Mr. Wang holds a Bachelor of Science in Business Management from Babson College in Boston, Massachusetts. We believe Mr. Wang is well qualified to serve on our board of directors because of his experience in investment and management.

Jingwei Zhang has served as our Chief Financial Officer since April 2018. He has been serving as Financial Director of MingZhu since December 2016 where he oversees all aspects of financial control, manages yearly financial and inter-audits and provides financial, commercial and strategic support to the company. Since October 30, 2020 Mr. Zhang has served as the Director of Moon Space Net Inc. (OTC: MNSI), an online advertising platform. From May 2015 to November 2016, Mr. Zhang served as a corporate accountant of ERI Management, a management advisory firm in Singapore, where he reviewed clients’ accounts to ensure regulatory and U.S. GAAP compliance, assisted clients on cost management and budgeting and provided tax-related consultancy to reduce clients’ potential risks. From January 2014 to May 2015, Mr. Zhang served as an accountant at St. Plum-Blossom Press Pty. Ltd., a publisher in Melbourne, Australia, where he was responsible for bookkeeping and preparation of financial statements. Mr. Zhang holds a Bachelor of Business and Commerce in Accounting from Monash University in Melbourne, Australia and an Associate Degree in Business Administration from City University of Hong Kong.

Mikael Charette has served as our independent director since September 2020. He has been serving as Vice Chairman and Director of the Canadian Chamber of Commerce in Shanghai since April 2019 where he represents the interest of the Canadian business community in Shanghai. Since April 2019, he has also been serving as the Vice President of Fung & Yu CPA Ltd., a Hong Kong based accounting firm serving clients in Greater China and overseas. Since May 2006, Mr. Charette has also been serving as the President of Well Asia Group, an assets holding and managing company that provides immigration and real estate services to high net worth individuals. For the periods from February 2005 to May 2006 and from January 2009 to December 2015, he served as a partner of Harvey Law Group where he built a successful immigration practice for high net worth individuals and also represented clients in cross-border transactions and advised on market entry issues in China and other Asian countries. Mr. Charette holds a Master in Law degree from City University of Hong Kong and a Juris Doctor degree from University of Victoria in Victoria, Canada. We believe Mr. Charette is well qualified to serve on our board of directors because of his extensive experience with legal matters relating to cross-border transactions.

Yanhong Xue has served as our independent director since September 2020. Ms. Xue has over 20 years of experience in finance and accounting. She has been serving as the Chief Financial Officer of iFresh Inc. (Nasdaq: IFMK) since March 2020 and as the Chief Financial Officer of Goldenbridge Acquisition Ltd. since August 2020. She served as the Chief Financial Officer of XT Energy Group, Inc. (OTCQB: XTEG) from July 2018 to March 2020. She has also been serving as a Partner at Wall Street CPA Services, LLC, a middle market accounting and advisory firm, since October 2010. While at Wall Street CPA Services, LLC, she served as Chief Financial Officer of General Agriculture Corp. (OTCBB: GELT), an agriculture company, from July 2013 to April 2017, and Chief Financial Officer of China For-Gen Corp., a biotechnology company, and Vice President in Finance of Huifeng Bio-Pharmaceutical Technology (OTCBB: HFGB), a pharmaceutical company. Prior to that, she was a senior manager in the SEC Audit Services department of Acquaella, Chiarelli, Shuster, Berkower & Co., LLP, a certified public accounting & advisory firm, from September 2007 to October 2010. Ms. Xue also served as Manager in the Finance & Accounting Department of China Youth Daily from September 1997 to October 2004. Ms. Xue received a bachelor’s degree in history from Peking University and a master’s degree in accounting from State University of New York at Binghamton. She is a Certified Public Accountant in the State of New York and a member of American Institute of Certified Public Accountants. We believe Ms. Xue is well qualified to serve on our board of directors because of her extensive experience with accounting matters and public companies.

To Wai Suen has served as our independent director since September 2020 Mr. Suen has over 18 years of experience in finance and accounting. Mr. Suen has been an independent director of China Zenix Auto International Limited (Prior NYSE: ZX; Current OTC: ZXAIY), one of the largest commercial vehicle wheel manufacturer in China in both the aftermarket and OEM market by sales volume, since April 2018. From January 2018 to April 2019, he was an independent director of CT Environmental Group Limited (1363.HK), a company engaging in industrial wastewater treatment and hazardous waste disposal. He served as the corporate secretary of China Smarter Energy Group Holdings Limited (1004.HK) from January 2017 to April 2019, where he was responsible for the company’s mergers, acquisitions, investment, finance, internal control, audit, compliance and accounting. For the period from May 2015 to August 2016, Mr. Suen served as Chief Financial Officer and company secretary of China Saite Group Company Limited (153.HK), where he was responsible for the company’s mergers, acquisitions, investment, internal control, audit, compliance and accounting. From November 2013 to May 2015, Mr. Suen served as the Chief Financial Officer of China King Sun Power Group Limited, a company engaging in power plant operation, where he was responsible for mergers and acquisitions, investment and finance, internal control and accounting of the company. During the same period, he also served as Chief Financial Officer at DaYe Trust Co. Ltd., which is a finance company engaging in large scale loan lending and an affiliate of China King Sun Power Group Limited. Prior to that, he held various audit roles, including Staff Accountant, Senior Accountant and Senior Audit Manager, at Deloitte Touche Tohmatsu CPA Ltd. from January 2001 to January 2012 and Deloitte Touche Tohmatsu Limited from February 2012 to July 2013. Mr. Suen has served as a director of a number of investment holding companies, including Rising Group Limited, Rising Development Limited, Rising Manufacturing Limited, each an investment holding company formed under the laws of Hong Kong and Paprika Holdings Limited, an investment holding company formed under the laws of the Cayman Islands. Mr. Suen holds a Bachelor of Arts degree from The Chinese University of Hong Kong and a Bachelor of Commerce degree in accounting from The University of Western Australia. He is a member of the Hong Kong Institution of Certified Public Accountant and a Certified Practicing Accountant of Australia. We believe Mr. Suen is well qualified to serve on our board of directors because of his extensive experience in accounting and finance.

Board of Directors and Committees

Our board of directors consists of five directors, including two executive directors and three independent directors. We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and have adopted a charter for each of the three committees. Each of the committees of our board of directors have the composition and responsibilities described below.

Audit Committee

Mikael Charette, Yanhong Xue and To Wai Suen serve as members of our Audit Committee. Ms. Xue serves as the chair of the Audit Committee. Each of our Audit Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Ms. Xue possesses accounting or related financial management experience that qualifies her as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee performs several functions, including:

●	evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

●	providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Mikael Charette, Yanhong Xue and To Wai Suen serve as members of our Compensation Committee. Mr. Charette serves as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee is responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Mikael Charette, Yanhong Xue and To Wai Suen serve as members of our Nominating and Corporate Governance Committee. Mr. Charette serves as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee is responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

In addition, occasionally our board of directors may form sub-committees for certain matters on an ad hoc basis, such as a pricing committee, with advisory powers only, operating under a framework and guidelines as outlined and defined in advance by our board of directors.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We filed a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus forms a part, for our initial public offering. You can review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer, except that Mr. Zhuo Wang, our director, is the son of Gui Ling Guo, a director and Vice Chair of the board of directors of MingZhu.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the afore-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the director resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of one year and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

The executive officers are entitled to a fixed salary and to participate in our equity incentive plans, if any and other company benefits, each as determined by our board of directors from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. We may also terminate his employment without cause upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: a cash payment of one month of base salary as of the date of such termination for each year (which is any period longer than six months but no more than one year) and a cash payment of half month of base salary as of the date of such termination for any period of employment no more than six months, provided that the total severance payments shall not exceed twelve months of base salary.

The executive officer may terminate his employment at any time with 30 days’ advance written notice if there is any significant change in his duties and responsibilities or a material reduction in his annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to three months of his base salary. In addition, if we or our successor terminates the employment agreements upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity, the executive officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of base salary at a rate equal to the greater of his annual salary in effect immediately prior to the termination, or his then-current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under our health plans for three months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer. The employment agreements also contain customary restrictive covenants relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him in connection with claims made by reason of him being an officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2020, we paid an aggregate of RMB764,512 (approximately $108,210) in cash and benefits in-kind granted to or accrued on behalf of all of our directors and members of senior management for their services, in all capacities, and we did not pay any additional compensation to our directors and members of senior management. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2020, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Prior to Offering		After Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares(2)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares(3)
5% or Greater Shareholders
Alpha Global (BVI) Limited(4)	5,400,000	43.7%	5,400,000	34.4%
Excelsior Investment Limited(5)	1,260,000	10.2%	1,260,000	8.0%
Exquisite Elite Limited (6)	2,250,000	18.2%	2,250,000	14.3%

Executive Officers and Directors
Jinlong Yang(7)	5,400,000	43.7%	5,400,000	34.4%
Jingwei Zhang	-	-	-	-
Zhuo Wang (8)	2,250,000	18.2%	2,250,000	14.3%
Mikael Charette	-	-	-	-
Yanhong Xue	-	-	-	-
To Wai Suen	-	-	-	-
All directors and executive officers as a group (6 individuals)	7,650,000	61.9%	7,650,000	48.8%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District, Shenzhen, Guangdong, China 518081.

(2)	Applicable percentage of ownership is based on 12,354,040 ordinary shares outstanding as of the date of this prospectus.

(3)	Applicable percentage of ownership is based on 15,687,375 ordinary shares outstanding immediately after the offering.

(4)	Jinlong Yang, our Chief Executive Officer and Chairman of our board of directors, is the sole shareholder and director of Alpha Global (BVI) Limited, a limited company formed under the laws of the British Virgin Islands and holds the voting and dispositive power over the ordinary shares held by Alpha Global (BVI) Limited. The address of Alpha Global (BVI) Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(5)	Gui Ling Guo, a director and Vice Chair of the board of directors of MingZhu and mother of Zhuo Wang, our director, is the sole shareholder and director of Excelsior Investment Limited, a limited company incorporated under the laws of Hong Kong, and holds the voting and dispositive power over the ordinary shares held by Excelsior Investment Limited. The address of Excelsior Investment Limited is FLAT/RM 6 8/F, K Wah Centre, 191 Java Road North Point, Hong Kong.

(6)	Zhuo Wang, our director, is a director and holder of 86% of the outstanding shares of Exquisite Elite Limited, a British Virgin Islands company, and holds the voting and dispositive power over the ordinary shares held by Exquisite Elite Limited. The address of Exquisite Elite Limited is Vistra Corporation Service Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(7)	Consists of 5,400,000 ordinary shares directly held by Alpha Global (BVI) Limited, of which Jinlong Yang, our Chief Executive Officer and Chairman of our board of directors, is the sole shareholder and director. Mr. Yang holds the voting and dispositive power over the ordinary shares held by Alpha Global (BVI) Limited.

(8)	Consists of 2,250,000 ordinary shares directly held by Exquisite Elite Limited, of which Zhuo Wang, our director, is a director and holder of 86% of its outstanding shares. Mr. Wang holds the voting and dispositive power over the ordinary shares held by Exquisite Elite Limited.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Set forth below are the related party transactions of our company, which are identified in accordance with the rules prescribed under Form F-1 and Form 20-F and may not be considered as related party transactions under PRC law.

Related Party Balances

The amount due from related parties consists of the following:

RP Name	Relationship	Nature	June 30, 2020	December 31, 2019
MingZhu Logistics	Mr. Jinlong Yang’s family member as sole shareholder	Lending with no interests	$497,456	$1,844,661
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Advances for operational purpose	1,219,980	109,856
Mr. Zuojie Dai	Manager of MingZhu Pengcheng	Advances for operational purpose	50,538
			$1,767,974	$1,954,517

The above balance has been fully collected by the date of this prospectus.

The amount due to related parties consists of the following:

RP Name (EN)	Relationship	Nature	June 30, 2020	December 31, 2019
Exquisite Elite Limited	Shareholder	Advances for payment of professional fee	$741,973	$594,895
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Advances for operational purpose	4,409	-
Mr. Zuojie Dai				145,068
			$746,382	$739,963

Collateral and Guarantee

The collateral and guarantee made by related parties to the Company as of June 30, 2020 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of June 30, 2020
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,273,867	$1,019,094
Guarantee by Mr. Jinlong Yang and Mingzhu Logistics.	The Industrial Bank Co., Ltd.	From April, 2020 to April, 2021	368,006	353,852
Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledge by Mr. Jinlong Yang and his private fixed deposits of RMB 1 million.	Zhujiang Rural Bank	From May, 2020 to May, 2021	424,622	424,622
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	527,254	92,657
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	Guangdong Nanyue Bank	From September, 2019 to September 2020	1,415,408	1,415,408
			$4,009,157	$3,305,633

The collateral and guarantee made by related parties to the Company as of December 31, 2019 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2019
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,292,769	$1,120,400
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2019 to March, 2020	1,149,129	595,593
Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd.	The Industrial Bank Co., Ltd.	From April, 2019 to April, 2020	287,282	186,733
Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledged by Jinlong Yang and his private fixed deposits of RMB 1,000,000 (approximately $143,641).	Zhujiang Rural Bank	From May, 2019 to May, 2020	430,923	387,831
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	535,077	191,848
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	Guangdong Nanyue Bank	From September, 2019 to September 2020	1,436,410	1,436,410
			$5,131,590	$3,918,815

The collateral and guarantee made by related parties to the Company as of December 31, 2018 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2018
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November, 2018 to November, 2020	$1,308,996	$1,308,996
Guarantee by Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From May, 2018 to June, 2019	727,220	574,504
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2018 to March, 2019	436,332	272,707
Guarantee by Mr. Jinlong Yang and MingZhu Logistics for bank borrowings	The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	290,888	145,444
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	541,793	374,518
Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang for bank borrowings	China Merchants Bank	From April, 2018 to April, 2019	290,888	221,075
			$3,596,117	$2,897,244

Employment Agreements

See “Management — Employment Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act.

As of the date hereof, our authorized share capital is $50,000 divided into 50,000,000 ordinary shares with a par value of $0.001 per share. As of the date of this prospectus, 12,354,040 ordinary shares were issued and outstanding.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General

We are authorized to issue 50,000,000 ordinary shares of par value $0.001 each. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their ordinary shares in accordance with the amended and restated memorandum and articles of association.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our articles of association provide that our board of directors may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which our shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 40% of the aggregate share capital of our company that carries the right to vote at a general meeting, in which case an advance notice of at least 120 clear days is required for the convening of our annual general meeting and other general meetings by requisition of the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary shares irrespective of whether the shares are fully paid or the Company has no lien over it. If our board of directors refuses to register a transfer, it shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. Upon completion of this offering, we intend to waive our right to refuse transfers of any ordinary shares. The registration of transfers may, after compliance with any notice required of the stock exchange on which our shares are listed, be suspended at such times and for such periods as our board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 30 days in any year as our board of directors may determine.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

The Companies Act and our memorandum of association permit us to purchase our own shares. In accordance with our articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, provided the requirements under the Companies Act have been satisfied, including out of capital, as may be determined by our board of directors.

Inspection of Books and Records

Holders of our ordinary shares have no general right under our articles of association to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares

Our memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

●	the designation of the series to be issued;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Differences in Corporate Law

The Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offer, or may, within a two-month period conversing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arising from dishonesty of such directors or officers willful default of fraud.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the view of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent

The Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by an amendment to its certificate of incorporation.

Shareholder Proposals

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our articles of association allow our shareholders holding not less than 40% of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents and rules promulgated by the SEC. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the Companies Act, but our articles of association do not provide for cumulative voting.

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Removal of Directors

Under our amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote.

Transactions with Interested Shareholders

The Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding up

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of Rights of Shares

Under the Companies Act and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Amendment of Governing Documents

As permitted by the Companies Act, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Placement Agent Warrants

Please see “Plan of Distribution” below for a full description of the warrants (and shares underlying such warrants) that we are issuing to the Placement Agent in connection with this offering.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “YGMZ”. We do not intend to apply for listing of the warrants on any securities exchange or nationally recognized trading system, and we do not expect a market to develop for the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for our securities is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 15,687,375 ordinary shares outstanding, assuming the Placement Agent and investors do not exercise their warrant to purchase additional ordinary shares. All of the securities sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares. Although our ordinary shares are listed on the Nasdaq, we cannot assure you that a regular trading market will for our ordinary shares will sustain or continue to exist.

Lock-Up Agreements

In connection with our initial public offering, our directors, executive officers and shareholders of 5% or more of our ordinary shares entered into similar lock-up agreements until October 23, 2021, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

Additionally, our directors and executive officers, and principal shareholders (5% or more shareholders) have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, or any securities convertible into or exchangeable or exercisable for our ordinary shares, for a period of 90 days after the date of this prospectus, without the prior written consent of the Placement Agent. After the expiration of the 90-day period, the ordinary shares held by these directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our securities. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ordinary shares may dispose of significant numbers of our ordinary shares in the future. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

Rule 144

9,000,000 of our ordinary shares that will be outstanding upon the completion of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares which will equal 123,540 ordinary shares; or

●	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales by our affiliates under Rule 144 are also subject to certain requirements relating to the manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our securities is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our securities, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of PACGATE, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of securities, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase securities. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

The Cayman Islands currently levies no taxes in on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes levied by the Government of the Cayman Islands that are likely to be material to holders of ordinary shares except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, the Company has obtained an undertaking from the Financial Secretary of the Cayman Islands:

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of our company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of 20 years from March 22, 2018.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, SAT Circular 82, which was issued in April 2009 and partially abolished on December 29, 2017, specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as non-domestically-registered resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011 and was last amended on June 15, 2018, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that the Company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, the Company may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

The SAT and the MOF issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which became effective on January 1, 2008 and was amended on December 25, 2014 and became effective from January 1, 2014. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which became effective on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, pursuant to the Announcement of the State Taxation Administration on Promulgation of the Administrative Measures on Entitlement of Non-resident Taxpayers to Tax Treaty Benefits (or Circular 35) which was issued on October 14, 2019 and became effective from January 1, 2020, non-resident taxpayers claiming tax treaty benefits shall adopt the method of “making independent judgement, declaring claims and retaining the relevant materials for future inspection”. Where a non-resident taxpayer deems that it satisfies the criteria for entitlement to tax treaty benefits, it may, at the time of filing tax return or making withholding declaration through a withholding agent, enjoy tax treaty benefits, and simultaneously compile and retain the relevant materials pursuant to the provisions of this circular for future inspection, and be subject to follow-up administration by the tax authorities. There are also other conditions to qualify for such a reduced withholding tax rate according to other relevant tax rules and regulations. Accordingly, MingZhu HK may be able to enjoy the 5% withholding tax rate for the dividends it receives from the wholly foreign-owned enterprises, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations, and obtains the approvals as required under the Administrative Measures. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our units, ordinary shares and warrants by a U.S. Holder, as defined below. For U.S. federal income tax purposes, the holder of a unit generally should be treated as the owner of the underlying ordinary share and warrant components of the unit, as the case may be. As a result, the discussion below with respect to actual holders of ordinary shares and warrants should also apply to holders of units (as the deemed owners of the underlying ordinary shares and warrants that comprise the units). This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes, is applicable only to holders who purchased units in this offering and assumes any distributions on our ordinary shares will be paid in U.S. dollars. This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one ordinary share and one warrant to acquire one ordinary share. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between the one ordinary share and the warrant based on the relative fair market value of each at the time of purchase. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each ordinary share and the warrant should be the shareholder’s tax basis in such share or warrant, as the case may be. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the ordinary share and the warrant comprising the unit, and the amount realized on the disposition should be allocated between the ordinary share and warrant based on their respective relative fair market values at the time of disposition (as determined by each such unit holder based on all relevant facts and circumstances). The separation of the ordinary share and the warrant comprising a unit should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the ordinary shares and warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize gain or loss on the exercise of a warrant. A U.S. holder’s tax basis in an ordinary share received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant (which will equal the portion of the U.S. holder’s purchase price for the units that is allocated to the warrant, as described above) and the exercise price of such warrant. The U.S. holder’s holding period for an ordinary share received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the ordinary shares received generally will equal the U.S. holder’s tax basis in the warrant. If the cashless exercise was not a realization event, it is unclear whether a U.S. holder’s holding period for the ordinary shares acquired pursuant to the exercise of such warrant will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares will generally include the holding period of the warrant. It is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized because a U.S. holder may be deemed to have surrendered a portion of its warrants in a taxable transaction to pay the exercise price for the balance of its warrants that are treated as exercised for U.S. federal income tax purposes. In such event, a U.S. holder would recognize capital gain or loss in an amount equal to the difference between the exercise price for the total number of warrants treated as exercised and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the ordinary shares received would equal the U.S. holder’s tax basis in the warrants treated as exercised plus the exercise price of such warrants. It is unclear whether a U.S. holder’s holding period for the ordinary shares would commence on the date of exercise of the warrants or the day following the date of exercise of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if we redeem warrants for cash or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of ordinary shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of our ordinary shares which is taxable to the U.S. holders of such ordinary shares as described under “— Taxation of Dividends and Other Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares. In addition, a U.S. holder may not make a “qualified electing fund” election with respect to its warrants to acquire our ordinary shares. As a result, if a U.S. holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, if we were a PFIC at any time during the period the U.S. holder held the warrants.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Units

Each Unit consists of one ordinary share and one warrant to purchase 0.75 ordinary share.

Warrants

Duration and Exercise Price

The warrants offered hereby will have an exercise price of US$6.60 per share. The warrants will be immediately exercisable after the closing of this offering (the “Initial Exercise Date”) for 0.75 ordinary share per warrant and will expire three and one-half years after the Initial Exercise Date. The exercise price and number of ordinary shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our ordinary shares. Warrants will be issued in certificated form only.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding ordinary shares after exercising the holder’s warrants up to 9.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the ordinary shares underlying the warrants, Warrants may be exercised on a “cashless exercise” basis pursuant to which the holder will receive upon such exercise a net number of ordinary shares determined according to a formula set forth in the warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our ordinary shares, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of ordinary shares of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of ordinary shares for which the warrant is exercisable immediately prior to such event.

Trading Market

There is no established trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the warrant on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of ordinary shares, the holders of warrants will not have the rights or privileges of holders of our ordinary shares, including any voting rights, until such warrant holders exercise their warrants.

Ordinary share

The material terms and provisions of our ordinary shares are described under the caption “Description of Share Capital” beginning on page 130.

PLAN OF DISTRIBUTION

Placement Agent Agreement

We have entered into a Placement Agent Agreement with FT Global Capital, pursuant to which FT Global Capital has acted as our exclusive placement agent in connection with this offering (the “Placement Agent”). The form of the Placement Agent Agreement is included as an exhibit to the Registration Statement.

The Placement Agent is not purchasing any securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but the Placement Agent has agreed to use its best efforts to arrange for the direct sale of all of the securities in this offering pursuant to this prospectus. There is no requirement that any minimum number of securities be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered pursuant to this prospectus supplement.

We have entered into a securities purchase agreement (“Securities Purchase Agreement”) directly with each investor in connection with this offering and we may not sell the entire amount, or any amount, of securities offered pursuant to this prospectus. Furthermore, pursuant to the Placement Agent Agreement, the Placement Agent’s obligations are subject to customary conditions, representations and warranties contained in the Placement Agent Agreement, such as receipt by the Placement Agent of officers’ certificates, comfort letters and legal opinions.

The form of the Securities Purchase Agreement is included as an exhibit to the Registration Statement.

We have also agreed to indemnify the investors against certain losses resulting from our breach of any of our representations, warranties, or covenants under agreements with the purchasers as well as under certain other circumstances described in the Securities Purchase Agreement.

In connection with this offering, the Placement Agent may distribute this prospectus electronically.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agent. Under these rules and regulations, the Placement Agent: (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed their participation in the distribution.

Fees

In consideration for these placement agent services, we have agreed to pay the Placement Agent upon the closing of this offering a cash fee equal to 7.5% of the aggregate purchase price of the Units sold under this prospectus. In addition, we agreed to pay additional compensation to the Placement Agent in the form of the Placement Agent Warrants to purchase that number of shares which equals 2.5% of the aggregate number of the Units sold in this offering at an exercise price of $7.50 per share. Under the Placement Agent Agreement, the Placement Agent is also entitled to additional tail compensation for any financings consummated within the twelve (12) month period following completion of this offering.

The Placement Agent Warrants

The Placement Agent Warrants which we agreed to issue to the Placement Agent upon closing of this offering Agent shall generally be on the same terms and conditions as the investor warrants, subject to limitations set forth in FINRA Rule 5110, provided that the exercise price of the Placement Agent Warrants shall be 125% of the public offering price of the Units and the term of the Placement Agent Warrants shall expire on the three and one-half year anniversary of the date of commencement of sales in this offering. Pursuant to FINRA Rule 5110(e), with limited exceptions, any ordinary shares issued upon exercise of the Placement Agent Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering. The Placement Agent Warrants contain “piggy-back” registration rights.

We have agreed to indemnify the Placement Agent and purchasers against liabilities under the Securities Act and to contribute to payments that the Placement Agent may be required to make in respect of such liabilities.

Concurrently with the execution and delivery of the Placement Agent Agreement, the Company will set up an escrow account with a third-party escrow agent in the United States and will fund such account with $500,000 from this offering that may be utilized by the Placement Agent to fund any bona fide indemnification claims of the Placement Agent arising during a 24 months period following the offering. The escrow account will be interest bearing, and we will be free to invest the assets in securities. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. The Company will pay the reasonable fees and expenses of the escrow agent.

The following table shows the per Unit and total placement agent fees we will pay to the Placement Agent in connection with the sale of Units offered pursuant to this prospectus assuming the purchase of all of the Units initially offered hereby:

Total
Aggregate Offering Price of units	$20,000,010.00
Placement agent fees*	$1,500,000.75

*	Does not include any Placement Agent Warrants

Because there is no minimum offering amount in this offering, the actual total placement agent fees are not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees, will be approximately $241,550, which include legal and printing costs and various other fees. At the closing, our transfer agent will credit the Units to the respective accounts of the purchasers. We will mail the Warrants directly to the purchasers at their respective addresses set forth in the Securities Purchase Agreement.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agent Agreement and the Securities Purchase Agreement. Copies of the each have previously been included, or will be included, as exhibits to the Registration Statement to which this prospectus relates.

Lock-Up Agreements

We have agreed that, without the prior written consent of the Placement Agent and subject to certain exceptions, we will not, during the period ending 90 days after the date of this prospectus, (i) issue, offer, pledge, sell, contract to sell, offer or issue, contract to purchase or grant any option, right or warrant to purchase, or otherwise dispose of, any ordinary shares or any securities convertible into or exercisable or exchangeable for such ordinary shares or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or (iii) file any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

Each of our directors and executive officers and current shareholders has agreed that, without the prior written consent of the Placement Agent and subject to certain exceptions, it will not, during the period ending 90 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for such ordinary shares, (ii) enter into a transaction which would have the same effect or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any of our securities that are substantially similar to the ordinary shares or any options or warrants to purchase any of the ordinary shares or any securities convertible into, exchangeable for or that represent the right to receive the ordinary shares, whether now owned or hereinafter acquired, owned directly by it or with respect to which it has beneficial ownership within the rules and regulations of the SEC, whether any of these transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise or (iii) publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement.

The restrictions described in the preceding paragraph are subject to certain exceptions, including the transfer of shares as a bona fide gift or through will of intestacy.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “YGMZ”. The warrants will not be listed on any exchange and we do not expect any market for the warrants to develop. We do not intend to apply for listing the warrants on any securities exchange or nationally recognized trading system, and we do not expect a market to develop for warrants.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Units or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other material or advertisements in connection with the ordinary shares be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the Units in the United States, the Placement Agent may, subject to applicable foreign laws, also offer the Units in certain countries.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding discounts and commissions of the Placement Agent, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$4,050
FINRA Filing Fee	5,000
Printing and Engraving Expenses	5,000
Legal Fees and Expenses	175,000
Accounting Fees and Expenses	50,000
Transfer Agent Fee	2,500
Total	$241,550

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP, New York, New York, with respect to certain legal matters as to United States federal securities and New York State law. The Placement Agent is being represented by Schiff Hardin LLP, Washington, DC. The validity of the securities offered in this offering will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by PACGATE. Ellenoff Grossman & Schole LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and PACGATE with respect to matters governed by PRC law. Schiff Hardin LLP may rely upon PACGATE with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of December 31, 2019 and 2018, and for each of the years in the period then ended included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, New York, NY 10006.

The section in this prospectus entitled “Our Industry” is based in part upon, and summaries elsewhere in this prospectus attributed to Frost & Sullivan are based upon, information either compiled or produced by Frost & Sullivan and are included in reliance upon the authority of that firm as an expert, although Frost & Sullivan has not independently verified the material provided to it by the outside sources referenced in that section. This information has been included with the consent of Frost & Sullivan and Frost & Sullivan has authorized that portions of the prospectus be attributed to it. The registered business address of Frost & Sullivan is 1018 Tower B, 500 Yunjin Road, Shanghai, China 200232.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying securities to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our securities.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also request a copy of these filings, at no cost, by writing to us at 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District, Shenzhen, Guangdong, China 518081 or call us at +86 755-25209839. We also maintain a website at www.szygmz.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of MingZhu Logistics Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MingZhu Logistics Holdings Limited and Subsidiaries (collectively, the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2019.

New York, New York

April 23, 2020, except for Notes 1, 13 and 15 which are dated May 22, 2020

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2019	As of December 31, 2018
	USD	USD
ASSETS
CURRENT ASSETS
Cash	$223,507	$648,103
Restricted cash	-	160,206
Accounts receivable, net	10,884,302	7,392,863
Operating supplies	-	4,019
Prepayments	1,933,764	1,868,180
Other receivables	429,972	442,872
Amount due from related parties	1,954,517	51,655
Total Current Assets	15,426,062	10,567,898

PROPERTY AND EQUIPMENT, NET	4,595,206	4,988,774

OTHER ASSETS
Deferred tax assets	19,559	22,267
Deposits	344,973	304,612
Total other assets	364,532	326,879
Total assets	$20,385,800	$15,883,551

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$2,606,567	$1,213,730
Accounts payable	1,565,668	845,093
Other payables and accrued liabilities	626,389	956,052
Amount due to related parties	739,963	193,032
Tax payable	2,205,611	1,397,508
Current maturities of long-term bank borrowings	1,120,400	174,533
Current portion of capital lease and financing obligations	711,421	737,463
Current maturities of loans from other financial institutions	265,281	-
Total current liabilities	9,841,300	5,517,411

OTHER LIABILITIES
Long-term bank borrowings	-	1,134,463
Long-term loans from other financial institutions	355,927	-
Long-term portion of capital lease and financing obligations	161,943	726,646
Total other liabilities	517,870	1,861,109
Total liabilities	10,359,170	7,378,520

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares: $0.001 par value, 50,000,000 shares authorized, 9,000,000 shares issued and outstanding as of December 31, 2019 and 2018*	9,000	9,000
Share subscription receivables	(847,086)	(847,086)
Additional paid-in capital	4,115,638	4,115,638
Statutory reserves	760,475	537,874
Retained earnings	6,240,833	4,820,640
Accumulated other comprehensive loss	(252,230)	(131,035)
Total shareholders’ equity	10,026,630	8,505,031
Total liabilities and shareholders’ equity	$20,385,800	$15,883,551

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2019	2018
	USD	USD
REVENUES	$29,410,550	$27,646,789

COSTS AND EXPENSES
Transportation costs	25,358,456	22,399,066
General and administrative expenses	1,299,413	1,147,101
Sales and marketing expenses	77,615	65,856
Total costs and expenses	26,735,484	23,612,023

INCOME FROM OPERATIONS	2,675,066	4,034,766

OTHER (EXPENSES) INCOME
Interest expenses	(370,682)	(355,332)
Other expenses	(12,683)	(8,204)
Other income	172,343	189,685
Total other expenses, net	(211,022)	(173,851)

INCOME BEFORE INCOME TAXES	2,464,044	3,860,915

PROVISION FOR INCOME TAXES	821,250	1,006,028

NET INCOME	1,642,794	2,854,887

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(121,195)	(419,684)
COMPREHENSIVE INCOME	$1,521,599	$2,435,203

Weighted average shares used in computation:
Basic and diluted*	9,000,000	9,000,000

EARNINGS PER SHARE - BASIC AND DILUTED*	$0.18	$0.32

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Share	Additional	Retained Earnings		Accumulated Other
	Shares*	Amount	Subscription Receivables	Paid-in Capital	Statutory Reserve	Unrestricted	Comprehensive Income (Loss)	Total
		USD	USD	USD	USD	USD	USD	USD
BALANCE, December 31, 2017	9,000,000	9,000	(5,506,775)	7,746,086	251,360	2,252,267	288,649	5,040,587

Capital contribution	-	-	4,659,689	-	-	-	-	4,659,689
Capital distribution due to reorganization	-	-	-	(3,630,448)	-	-	-	(3,630,448)
Net income for the year	-	-	-	-	-	2,854,887	-	2,854,887
Foreign currency translation adjustment	-	-	-	-	-	-	(419,684)	(419,684)
Appropriation to statutory reserves	-	-	-	-	286,514	(286,514)	-	-
BALANCE, December 31, 2018	9,000,000	$9,000	$(847,086)	$4,115,638	$537,874	$4,820,640	$(131,035)	$8,505,031

Net income for the year	-	-	-	-	-	1,642,794	-	1,642,794
Foreign currency translation adjustment	-	-	-	-	-	-	(121,195)	(121,195)
Appropriation to statutory reserves	-	-	-	-	222,601	(222,601)	-	-

BALANCE, December 31, 2019	9,000,000	$9,000	$(847,086)	$4,115,638	$760,475	$6,240,833	$(252,230)	$10,026,630

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2019	2018
	USD	USD
Cash flows from operating activities:
Net income	$1,642,794	$2,854,887
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on disposals of equipment	(25,558)	6,803
Provision for doubtful accounts	34,356	63,601
Amortization of deferred financing fees	176,391	217,928
Depreciation for property and equipment	1,365,945	1,374,737
Deferred income tax expenses	2,451	3,013
Changes in operating assets and liabilities
Accounts receivable	(3,645,292)	(72,261)
Operating supplies	4,000	166,637
Prepayments	292,288	(535,532)
Other receivables	(34,961)	247,278
Deposits	33,692	87,537
Accounts payable	741,827	(803,359)
Other payables and accrued liabilities	(314,380)	(376,775)
Tax payables	843,842	564,503
Net cash provided by operating activities	1,117,395	3,798,997

Cash flows from investing activities:
Purchases of equipment	(917,288)	(108,591)
Proceeds from disposal of equipment	-	92,082
Net cash used by investing activities	(917,288)	(16,509)

Cash flows from financing activities:
Proceeds from short-term bank borrowings	3,329,425	1,815,706
Repayment of short-term bank borrowings	(1,910,598)	(3,580,723)
Proceeds from long-term bank borrowings	-	1,361,779
Repayment of long-term bank borrowings	(173,709)	(756,544)
Proceeds from other financial institutions	642,107	-
Repayments of loans from other financial institutions	(94,671)	-
Repayments of obligations under capital leases	(1,078,425)	(1,178,813)
Amounts advanced from related parties	9,263,395	7,304,612
Repayments to related parties	(10,766,291)	(8,547,655)
Capital contribution	-	3,916,672
Capital distribution	-	(3,630,448)
Net cash used in financing activities	(788,767)	(3,295,414)

Effect of exchange rate change on cash	3,858	(31,513)

Net (decrease) increase in cash and restricted cash	(584,802)	455,561

Cash and restricted cash at beginning of the year	808,309	352,748

Cash and restricted cash at end of the year	$223,507	$808,309

Supplemental disclosure of cash flow information:
Interest paid	$370,682	$345,654
Income tax paid	$43,902	$633,290

Supplemental non-cash investing and financing information:
Non-cash capital leases to acquire revenue equipment	$89,716	$918,741
Capital contribution by offsetting debt	$-	$743,017
Uncollected receivable from disposal of revenue equipment	$55,863	$304,946
Amount due to related parties offset by other receivables	$-	$408,534
Non-cash capital leases offset by related parties	$564,555	$360,434
Purchase of revenue equipment paid by a related party	$39,867	$-
Purchase of revenue equipment offset by receivables	$15,082	$-
Professional fees paid by related parties	$594,895	$-

Reconciliation to amounts on consolidated balance sheets:
Cash	$223,507	$648,103
Restricted cash	-	160,206
Total cash and restricted cash	$223,507	$808,309

The accompanying notes are an integral part of these consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Mingzhu Logistics Holdings Limited and its consolidated subsidiaries (collectively referred to as the “Group” or the “Company”) primarily provide trucking and delivery services using its own truckload fleet and subcontractors to meet its customers’ diverse transportation needs across different provinces or within Guangdong and Xinjiang in the People’s Republic of China (the “PRC” or “China”).

Mingzhu Logistics Holdings Limited (“MingZhu Cayman”) is a holding company incorporated in the Cayman Islands on January 2, 2018 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of MingZhu Investment Limited (“MingZhu BVI”) established under the laws of the British Virgin Islands on January 15, 2018. MingZhu BVI is also a holding company holding all of the outstanding equity of YGMZ (Hong Kong) Limited (“MingZhu HK”) which was incorporated in Hong Kong on February 2, 2018.

Reorganization

A reorganization of the Company’s legal structure was completed on April 13, 2018. The reorganization involved the incorporation of MingZhu Cayman, and its wholly-owned subsidiaries, MingZhu BVI, and MingZhu HK; and the transfer of all equity ownership of Shenzhen Yangang Mingzhu Freight Industry Co., Ltd (“MingZhu”) to MingZhu HK from the former shareholders of MingZhu. In consideration of the transfer, the Company issued 1,000 shares of the Company with par value $0.001 (HKD 0.01) per share to the former shareholders of MingZhu.

On April 13, 2018, the former shareholders transferred their 100% ownership interest in MingZhu to MingZhu HK, which is 100% owned by MingZhu Cayman through MingZhu BVI. After the reorganization, MingZhu Cayman owns 100% equity interests of MingZhu BVI, MingZhu HK and MingZhu. The controlling shareholder of MingZhu Cayman is same as of MingZhu prior to the reorganization.

MingZhu was incorporated on July 10, 2002 in Shenzhen, Guangdong under the laws of the PRC. Shenzhen Pengcheng Shengshi Logistics Co., Ltd. (“MingZhu Pengcheng”), a company providing trucking services, was incorporated on April 7, 2010 in Shenzhen, Guangdong under the laws of the PRC. Prior to the reorganization, MingZhu and MingZhu Pengcheng were under common control. On November 10, 2017, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, the entire equity interest of MingZhu Pengcheng was transferred to MingZhu.

These two transactions were between entities under common control, and therefore accounted for in a manner similar to the pooling of interest method. Under the pooling-of-interests method, combination between two businesses under common control is accounted for at carrying amounts with retrospective adjustment of prior period financial statements, and the equity accounts of the combining entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction (i.e., distribution to parent company). As opposed to the purchase method of accounting, no intangible assets are recognized in the transaction, and no goodwill is recognized as a result of the combination.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

On September 5, 2018, MingZhu HK established its wholly-owned subsidiary, Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd (“MingZhu Management”), a PRC company. MingZhu Management engages in providing transportation and supply chain management services.

With the effect of resolutions passed by board of directors on February 12, 2020, the authorized number of ordinary shares increased from 38,000,000 to 50,000,000 with a par value of $0.001 instead of HKD 0.01 and the issued number of ordinary shares increased from 1,000 to 9,250,000 with a par value of $0.001 instead of HKD 0.01. With the effect of resolution passed by board of directors on May 21, 2020, the issued number of ordinary shares decreased from 9,250,000 to 9,000,000. As of the date hereof, the authorized number of ordinary shares is 50,000,000 with a par value of $0.001 and the issued number of ordinary shares is 9,000,000.

Since the Company and its subsidiaries are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The above-mentioned transactions were accounted for as a recapitalization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

Note 2 – Summary of significant accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
MingZhu Investment Limited (“MingZhu BVI”)	● A British Virgin Islands company ● Incorporated on January 15, 2018 ● A holding company	100% owned by MingZhu Cayman
YGMZ (Hong Kong) Limited (“MingZhu HK”)	● A Hong Kong company ● Incorporated on February 2, 2018 ● A holding company	100% owned by MingZhu BVI
Shenzhen Yangang Mingzhu Freight Industry Co., Ltd (“MingZhu”)	● A PRC limited liability company ● Incorporated on July 10, 2002 ● Providing trucking services	100% owned by MingZhu HK
Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd (“MingZhu Management”)	● A PRC limited liability company ● Incorporated on September 5, 2018 ● Transportation and supply chain management services	100% owned by MingZhu HK
Shenzhen Pengcheng Shengshi Logistics Co., Ltd (“MingZhu Pengcheng”)	● A PRC limited liability company ● Incorporated on April 7, 2010 ● Providing trucking services	100% owned by MingZhu

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Foreign currency translation and transaction

The functional currencies of the Company are the local currency of the country in which the subsidiaries operate. The reporting currency of the Company is the United States Dollars (“U.S. dollar”). The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in consolidated statements of changes in shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the consolidated statement of income and comprehensive income.

The functional currency of MingZhu Cayman and MingZhu BVI is U.S. dollar. The functional currency of the MingZhu HK is the Hong Kong dollar (“HKD”). The Company’s subsidiaries with operations in PRC uses the local currency, Renminbi (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

For the purpose of presenting these financial statements of subsidiaries using RMB as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 6.9618 and 6.8755 as of December 31, 2019 and 2018, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 6.9081 and 6.6090 for the years ended December 31, 2019 and 2018, respectively.

For the purpose of presenting these financial statements of the subsidiary using HKD as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 7.7894 and 7.8305 as of December 31, 2019 and 2018, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 7.8351 and 7.8376 for the years ended December 31, 2019 and 2018, respectively.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Cash

Cash comprises of cash at banks and on hand, which includes deposits with original maturities of three months or less with commercial banks in PRC. As of December 31, 2019 and 2018, the Company did not have any cash equivalents. Cash were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their creditworthiness. The Company and its subsidiaries have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

Restricted cash

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods. Earlier adoption is permitted. The amendments in this Update should be applied using a retrospective transition method to each period presented. On January 1, 2018, the Company adopted this guidance on a retrospective basis and have applied the changes to the consolidated statement of cash flows starting from the year ended December 31, 2016.

As of December 31, 2019 and 2018, there was restricted cash balance of $nil and $160,206. Restricted cash mainly represents cash in bank that was frozen by court orders due to two lawsuits. On January 25, 2019 and February 22, 2019, respectively, the frozen cash balance was released when the two lawsuits were all settled.

Accounts Receivable and allowance for doubtful accounts

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 90 days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Operating supplies

Operating supplies consist primarily of tires for servicing the Company’s revenue equipment. Operating supplies are recorded at the lower of cost (on a first-in, first-out basis) or net realizable value. Tires purchased as part of revenue equipment are capitalized as part of the cost of the equipment. Replacement tires are charged to expense when placed in service.

Prepayments and Deposits

Prepayments are cash deposited or advanced to suppliers for purchasing goods or services that have not been received or provided and deposits made to the Company’s customers and landlord. This amount is refundable and bears no interest. Prepayment and deposit are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Other receivables

Other receivables primarily include short-term interest-free advances made to third parties, rental receivables and receivables for disposal of equipment. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made.

Property and equipment, net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings and improvements	10 years
Computer and office equipment	3-5 years
Revenue equipment*	5 years

*	Revenue equipment are trucks and trailers only used for providing trucking services.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Leases

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset. Otherwise, the lease will be treated as an operating lease.

Impairment of long-lived assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2019 and 2018, no impairment of long-lived assets was recognized.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Interest rates that are currently available to the Company for issuance of long-term debt and capital lease with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The fair value of the Company’s long-term debt approximated the carrying value at December 31, 2019 and 2018, as the weighted average interest rate on these long-term debt approximates the market rate for similar debt.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Share subscription receivables

Share subscription receivables represent unpaid capital contribution from the Company’s shareholders.

Claims accruals

With respect to cargo loss and auto liability, the Company maintains insurance coverage to protect it from certain business risks. Claims accruals represent the uninsured portion of pending claims including estimates of adverse development of known claims, plus an estimated liability for incurred but not reported claims. Upon settling claims and expenses associated with claims where it has third party coverage, the Company is generally required to initially fund payment to the claimant and seek reimbursement from the insurer.

The Company shall be responsible for any loss or damages to the goods entrusted to it or any loss or damage or personal injury happened in the course of the Company’s provision of relevant trucking services. As at the date of this report the Company maintained an adequate insurance coverage in relation to the trucking services to be delivered to its customers and third-party liability. The Company has also maintained sufficient workers’ compensation for its employees.

Revenue Recognition

The Company elected to adopt Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2017. Accordingly, the consolidated financial statements for the years ended December 31, 2019 and 2018 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements.

Revenues are mainly generated from provision of trucking services. For each trip, The Company has a single performance obligation, to transport its customer’s freight from a specified origin to a specified destination, with the transit period typically being less than three days.

The management have determined that revenue recognition over the transit period provides a reasonable estimate of the provision of services to its customers as its obligation is performed over the transit period. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time.

The Company subcontracts certain of its trucking services and other transportation services to external transportation companies, primarily to carry out trucking services for customers with demand of irregular delivery schedules. The Company also engages subcontractors when it is under capacity assuming its master service agreements with customers allow subcontracting. Revenue is generated from the same base of customers. The Company evaluates whether its performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. The Company’s evaluation determined that it is in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on its evaluation of the control model, the Company determined that all of its major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

The Company applies the practical expedient in Topic 606 that permits the Company to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs.

The Company’s performance obligations represent the transaction price allocated to future reporting periods for freight services started but not completed at the reporting date. This includes the unbilled amounts and accrued freight costs for freight shipments in transit. As of December 31, 2019, the Company has $9,899 of unbilled amounts recorded in accounts receivable and $8,535 of accrued freight costs recorded in accounts payable.

Disaggregated information of revenues by geographic locations are as follows:

	For the year ended December 31
	2019	2018
Guangdong province	$15,209,518	$14,426,772
Xinjiang province	14,201,032	13,220,017
Total revenues	$29,410,550	$27,646,789

Transportation costs

The transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repairs expenses, subcontractor fees, depreciation expenses and other expenses.

Sales and marketing expenses

Sales and marketing expenses primarily include advertising costs. Advertising costs are expensed as incurred and amounted to $77,615 and $65,856 for the years ended December 31, 2019 and 2018, respectively.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $56,097 and $65,470 for the years ended December 31, 2019 and 2018, respectively.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Value added taxes

The Company is subject to value added tax (“VAT”). Revenue from provision of trucking services is generally subject to VAT at the rate of 9% starting in April 2019, at the rate of 10% starting in May 2018 to March 2019 or at the rate of 11% in April 2018 and prior. For international transportation service income, the application VAT tax rate is 0% starting from May 2016. The Company is entitled to a refund for VAT already paid on goods and services purchased. The VAT balance is recorded in tax payables on the consolidated balance sheets. Revenues are presented net of applicable VAT.

Income taxes

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2019 and 2018, there were no dilutive shares.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment Reporting

The Company’s chief operating decision maker (“CODM”) has been identified as its CEO, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and all of the Company’s revenues are derived from the PRC.

Recent issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. In November 2019, the FASB issued ASU No. 2019-10, by which to defer the effective date for all other entities by an additional year. As an emerging growth company, the Company has not early adopted this update and it will become effective on January 1, 2021. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not expect this standard to have a material impact on its consolidated financial statements.

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not expect this guidance will have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the consolidated financial position, statements of operations and cash flows.

Concentrations of Risks

(a)	Foreign currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Company’s business or results of operations. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As a result, the Company is exposed to foreign exchange risk as revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of RMB revenues, earnings and assets as expressed in U.S. dollar financial statements will decline. The Company has not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

(b)	Concentration of Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and restricted cash. As of December 31, 2019, and 2018, substantially all of the Company’s cash and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to accounts receivable, the Company performs ongoing credit evaluations of its customers. The Company establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. The allowance amounts were immaterial for all periods presented.

(c)	Customer concentration risk

For the year ended December 31, 2019, three customers accounted for 25.2%, 15.8% and 12.2% of the Company’s total revenues. For the year ended December 31, 2018, two customers accounted for 20.4% and 16.3% of the Company’s total revenues. No other customer accounts for more than 10% of the Company’s revenue for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, three customers accounted for 42.8%, 17.7% and 14.7% of the total balance of accounts receivable. As of December 31, 2018, four customers accounted for 26.9%, 13.2%, 13.1% and 10.7% of the total balance of accounts receivable. No other customer accounts for more than 10% of the Company’s accounts receivable as of December 31, 2019 and 2018, respectively.

(d)	Vendor concentration risk

For the year ended December 31, 2019, four subcontractors accounted for 49.9%, 18.0%, 16.6% and 13.0% of the Company’s total subcontracting costs. For the year ended December 31, 2018, two subcontractors accounted for 84.9% and 14.1% of the Company’s total subcontracting costs. No other subcontractor accounts for more than 10% of the Company’s total subcontracting costs for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, three subcontractors accounted for 24.4%, 22.1% and 11.2% of the total balance of accounts payable. As of December 31, 2018, two subcontractors accounted for 67.2% and 32.8% of the total balance of accounts payable. No other subcontractor accounts for more than 10% of the Company’s accounts payable as of December 31, 2019 and 2018, respectively.

Note 3 – Accounts receivable, net

Accounts receivable, net consist of the following:

	December 31, 2019	December 31, 2018

Accounts receivable	$11,006,358	$7,481,932
Allowance for doubtful accounts	(122,056)	(89,069)
Total accounts receivable, net	$10,884,302	$7,392,863

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Movements of allowance for doubtful accounts are as follows:

	December 31, 2019	December 31, 2018

Beginning balance	$89,069	$29,518
Provision	34,356	63,601
Write off	-	-
Exchange rate effect	(1,369)	(4,050)
Ending balance	$122,056	$89,069

Note 4 – Prepayments

Prepayments consist of the following:

	December 31, 2019	December 31, 2018
Prepayments
Prepayment - subcontracting	$1,096,762	$1,416,114
Prepayment - fuel	254,291	244,083
Prepayment - insurance	176,219	137,996
Prepayment - parts and others	104,791	69,987
Deferred IPO costs	301,701	-
Total prepayments	$1,933,764	$1,868,180

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 5 – Other receivables

Other receivables consist of the following:

	December 31, 2019	December 31, 2018
Other receivables
Rental receivables	$31,275	$36,334
Other receivables, disposal of revenue equipment	33,705	89,101
Others	364,992	317,437
Total Other receivables	$429,972	$442,872

Others primarily involve the interest-free advances to third parties. The balance of others as of December 31, 2018 was fully collected during the year of 2019. Approximately $359,103 of others as of December 31, 2019 was collected by March 31, 2020 and the management believes the remaining balance is immaterial and will be collected by the end of 2020.

Note 6 – Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2019	December 31, 2018
Property and equipment
Buildings and improvements	$1,087,462	$1,101,111
Computer and office equipment	19,796	20,045
Revenue equipment	8,812,912	8,473,825
Subtotal	9,920,170	9,594,981
Less: accumulated depreciation	(5,324,964)	(4,606,207)
Property and equipment, net	$4,595,206	$4,988,774

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Revenue equipment under capital leases

The Company leased its revenue equipment from third parties with terms of approximately 24 to 36 months and account for as a capital lease. As of December 31, 2019, carrying value and accumulated depreciation of the assets under capital leases recorded by the Company were $987,640 and $952,761, respectively. As of December 31, 2018, carrying value and accumulated depreciation of the revenue equipment under capital leases recorded by the Company were $1,409,368 and $718,483, respectively. Depreciation expenses for revenue equipment under capital leases were $332,993 and $443,046 for the years ended December 31, 2019 and 2018, respectively.

Depreciation expenses for the years ended December 31, 2019 and 2018 was $1,365,945 and $1,374,737, respectively. For the years ended December 31, 2019, the Company disposed revenue equipment with cost of $610,056 with accumulated depreciation $579,553 for proceeds of $55,863 resulting in disposal gain of $25,558. For the years ended December 31, 2018, the Company disposed revenue equipment with cost of $972,606 with accumulated depreciation $875,000 for proceeds of $90,803 resulting in disposal loss of $6,803.

Note 7 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2019	December 31, 2018
Other payables and accrued liabilities
Contingent liabilities	$-	$199,498
Rental deposits	31,601	4,848
Salary payables	408,106	554,094
Others	92,542	151,797
Receipt in advance	94,140	45,815
Total Other payables and accrued liabilities	$626,389	$956,052

Others primarily involve the interest-free borrowings from third parties. Contingent liabilities include expenses accrued due to several lawsuits (refer to Note 14). As of December 31, 2018, $160,206 of cash was frozen by the local court due to two lawsuits. Upon the date of April 30, 2019, the frozen cash was released as the two lawsuits were all resolved and a total amount of $145,909 were paid.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 8 – Credit facilities

Short-term bank borrowings

Outstanding balances of Short-term bank borrowings as of December 31, 2019 and 2018 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2019	December 31, 2018

Bank of China*	From March, 2019 to March, 2020	Weighted average rate of 7.18%	Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. (“MingZhu Logistics”), a company owned by Mr. Jinlong Yang’s sister, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March 13, 2020	$155,850	$-
Bank of China*	From January 2019 to January, 2020	Weighted average rate of 7.18%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	January 7, 2020	439,743	-
The Industrial Bank Co., Ltd.	From April, 2019 to April, 2020	Weighted average rate of 5.59%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics.	April 16, 2020	186,733	-
Zhujiang Rural Bank**	From May, 2019 to May, 2020	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledge by Jinlong Yang and his private fixed deposits of RMB 1 million.	-	387,831	-

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Guangdong Nanyue Bank***	From September, 2019 to September 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	718,205	-
Guangdong Nanyue Bank***	From November, 2019 to November, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	287,282	-
Guangdong Nanyue Bank***	From November, 2019 to November, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	430,923	-
Bank of China*	From March, 2018 to March, 2019	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March 11, 2019	-	272,707
China Merchants Bank	From April, 2018 to April, 2019	Weighted average rate of 6.61%	Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang	April 10, 2019	-	221,075
The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	Weighted average rate of 7.90%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics	January 5, 2019	-	145,444

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Postal Savings Bank of China Co., Ltd.****	From May, 2018 to May, 2019	Weighted average rate of 5.44%	Guarantee by third party, Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang	April 20, 2019	-	574,504
Total					$2,606,567	$1,213,730

*	In December 2018, the Company rolled over into a one-year term line of credit agreement with Bank of China pursuant to which the Company may borrow up to RMB 14,000,000 (approximately $2,010,974). The line of credit agreement entitles the Company to enter into separate loan contracts under such line of credit. The Company utilized RMB 3,000,000 (approximately $430,923) in March 2018, RMB 6,125,000 (approximately $727,220) in January 2019 and RMB 1,875,000 (approximately $436,332) in March 2019. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in the Company’s consolidated financial statements. As of December 31, 2018 and 2019, the unutilized line of credit was RMB 11,000,000 (approximately $1,580,051) and RMB 3,000,000 (approximately $430,923), respectively. As of December 31, 2019, the above-mentioned line of credit had expired and the Company did not renew or roll over into new line of credit agreement with Bank of China.

**	In April 2019, the Company entered into a one-year term line of credit agreement with Zhujiang Rural Bank pursuant to which the Company may borrow up to RMB 3,000,000 (approximately $430,923). The line of credit agreement entitles the Company to enter into separate loan contracts under such line of credit. The Company utilized RMB 3,000,000 (approximately $430,923) in April 2019. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in its consolidated financial statements. As of December 31, 2019, the Company had utilized all line of credit.

***	In September 2019, the Company entered into a one-year term line of credit agreement with Guangdong Nanyue Bank pursuant to which the Company may borrow up to RMB 10,000,000 (approximately $1,436,410). The line of credit agreement entitles the Company to enter into several separate loan contracts under such line of credit. The Company utilized RMB 5,000,000 (approximately $718,205) in September 2019, RMB 2,000,000 (approximately $287,282) in November 2019 and RMB 3,000,000 (approximately $430,923) in November 2019. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in its consolidated financial statements. As of December 31, 2019, the Company had utilized all line of credit.

****	In October 2018, the Company entered into a five-year term line of credit agreement with Postal Savings Bank of China Co., Ltd pursuant to which the Company may borrow up to RMB 9,000,000 (approximately $1,292,769). The line of credit agreement entitles the Company to enter into separate loan contracts under such line of credit. The Company utilized RMB 9,000,000 (approximately $1,292,769) in November 2018. For such withdraw from the line of credit, a separate loan was entered into with a two-year term from the line of credit withdraw date and the Company recorded this loan as long-term bank borrowings in our consolidated financial statements. As of December 31, 2018 and 2019, the Company had utilized all line of credit.

Interest expenses incurred from short-term bank borrowings were $127,314 and $211,460 for the years ended December 31, 2019 and 2018, respectively.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Long-term bank borrowings

Outstanding balances of long-term bank borrowings as of December 31, 2019 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2019	December 31, 2018

Postal Savings Bank of China Co., Ltd.*	From November, 2018 to November, 2020	Weighted average rate of 5.70%	Guarantee by Mr. Jinlong Yang and third party, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	$1,120,400	$1,308,996
Less: current maturities					(1,120,400)	(174,533)
Non-current maturities					$-	$1,134,463

The maturities schedule of long-term bank borrowings is as follow:

	As of December 31, 2019	As of December 31, 2018
Payments due by period
Less than 1 year	$1,120,400	$174,533
1-2 years	-	1,134,463
Total	$1,120,400	$1,308,996

Interest expenses incurred from long-term bank borrowings were $70,692 and $6,468 for the years ended December 31, 2019 and 2018, respectively.

Loans from other financial institutions

On September 9, 2019, MingZhu entered into a capital lease contract with Chailease International Finance Corporation (“Chailease”) for selling and leasing back of 19 tractors from September 20, 2019 to August 20, 2020 with the option to purchase such tractors at the end of the lease term for $0. The total consideration of lease is RMB 5,000,000 (approximately $718,205) which is to be made in 35 installments. The Company did not transfer its control of these tractors to Chailease and has continued its involvement with these tractors. Chailease has not obtained control of these tractors because it was limited in its ability to direct the use of, and obtain substantially all of the remaining benefits from, these tractors. Consequently, in accordance with ASC 606-10-55-68 to 70, this transaction was accounted for as a financing arrangement. The proceeds received from Chailease are presented as loan from other financial institutions on the consolidated balance sheets.

Outstanding balances of loans from other financial institutions, which solely includes the loan from Chailease, as of December 31, 2019 and 2018 were $621,208 and $nil, respectively. The loan was pledged by several revenue equipment with recorded carrying value of $256,758 and accumulated depreciation of $917,745 as of December 31, 2019. The depreciation expenses of $126,595 was recorded for revenue equipment pledged under this loan for the year ended December 31, 2019. The interest rate of this loan was 17.0%, and the loan term is 35 months starting from September 2019. The total cash received from this transaction were $642,107 for the year ended December 31, 2019. As of December 31, 2019, the balance of long-term portion of loans from other financial institutions was $355,927 and the balance of short-term portion of loans from other financial institutions was $265,281. Interest expenses incurred from loans from other financial institutions for the year ended December 31, 2019 were $28,478.

The loan term of such transactions was 35 months. The outstanding balances and maturities schedule of long-term loans from other financial institutions is as follow:

	As of December 31, 2019	As of December 31, 2018
Payments due by period
Less than 1 year	$265,281	$-
1-2 years	225,340	-
2-3 years	130,587	-
Total	$621,208	$-

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 9 – Leases

The Company leases certain of its revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through May, 2021. The Company has option to purchase the revenue equipment for a nominal amount at the end of the lease term.

The Company has capital lease commitments for revenue equipment summarized for the following fiscal years:

	Minimum lease payments	Present value of minimum lease payments
12 months ending December 31,
2020	$747,503	$711,421
2021	164,766	161,943
Total	912,269	873,364

Less: amount representing interest	(38,905)	-

Present value of minimum lease payments	$873,364	$873,364

Less: current maturities		(711,421)

Capital lease obligations, long-term		$161,943

The lease term of the Company’s capital lease obligations ranged from two to three years. Interest rates underlying the capital lease obligations ranged from 3.4% to 11.1% per annum and 5.7% to 12.5% per annum for the years ended December 31, 2019 and 2018, respectively. Interest expenses incurred from capital lease were $144,198 and $137,404 for the years ended December 31, 2019 and 2018, respectively.

The Company’s pledged revenue equipment under capital lease are as follow:

Name of institution	Maturities	Interest rate	Carrying amount of pledged revenue equipment as of December 31, 2019	Carrying amount of pledged revenue equipment as of December 31, 2018
ShanDong HOWO Auto Finance Co., Ltd.	From June 20, 2019 to May 15, 2021	3.4%	114,230	-
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From September 30, 2018 to September 10, 2020	11.1%	57,973	73,328
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From July 20, 2018 to July 10, 2020	11.1%	27,181	34,836
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From May 23, 2018 to May 20, 2021	7.6%	594,314	773,065
Shanghai Chengtai Finance Leasing Co., Ltd.	From December 28, 2017 to December 29, 2020	7.5%	44,715	111,403
Zhejiang Zhongda Yuantong Finance Leasing Co.,Ltd.	From October 12, 2017 to October 20, 2019	9.9%	-	73,403
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From May 10, 2017 to June 20, 2020	10.5%	51,966	72,884
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From April 1, 2017 to April 20, 2019	10.5%	-	131,437
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From February 27, 2017 to March 20, 2020	10.5%	97,261	139,012
Total			$987,640	$1,409,368

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

The Company’s capital lease obligations are secured by the lessor’s title to the leased assets. As of December 31, 2019, certain of the Company’s obligation under finance lease was secured by corporate guarantees given by MingZhu Logistics.

The Company entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023, with a rent-free period from November 21, 2018 to November 20, 2019.

The total future minimum lease payments under the non-cancellable operating lease with respect to the office December 31, 2019 are payable as follows:

12 months ending December 31,
2020	$423,186
2021	105,151
2022	102,875
2023	91,445
Future minimum operating lease payments	$722,657

Rental expense of the Company for the years ended December 31, 2019 and 2018 were $103,675 and $38,350, respectively.

Note 10 – Related party balances and transactions

Related party balances

The amount due from related parties consists of the following:

RP Name	Relationship	Nature	December 31, 2019	December 31, 2018
MingZhu Logistics	Mr. Jinlong Yang’s family member as sole shareholder	Lending with no interests	$1,844,661	$51,603
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Advances for operational purpose	109,856
Excelsior Investment Limited	Shareholder	Advance for tax in relation with share transfer	-	52
			$1,954,517	$51,655

The Company has collected all amount due from related parties by the end of March, 2020.

The amount due to related parties consists of the following:

RP Name	Relationship	Nature	December 31, 2019	December 31, 2018
Exquisite Elite Limited	Shareholder	Advances for payment of professional fee	594,895	-
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Advances for operational purpose	-	193,032
Mr. Zuojie Dai	Manager of MingZhu Pengcheng	Advances for operational purpose	145,068	-
			$739,963	$193,032

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Collateral and Guarantee

The collateral and guarantee made by related parties to the Company as of December 31, 2019 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2019
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,292,769	$1,120,400
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2019 to March, 2020	1,149,129	595,593
Guarantee by Mr. Jinlong Yang and Mingzhu Logistics.	The Industrial Bank Co., Ltd.	From April, 2019 to April, 2020	287,282	186,733
Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledge by Mr. Jinlong Yang and his private fixed deposits of RMB 1 million.	Zhujiang Rural Bank	From May, 2019 to May, 2020	430,923	387,831
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	535,077	191,848
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	Guangdong Nanyue Bank	From September, 2019 to September 2020	1,436,410	1,436,410
			$5,131,590	$3,918,815

The collateral and guarantee made by related parties to the Company as of December 31, 2018 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2018
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,308,996	$1,308,996
Guarantee by Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From May, 2018 to June, 2019	727,220	574,504
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2018 to March, 2019	436,332	272,707
Guarantee by Mr. Jinlong Yang and MingZhu Logistics for bank borrowings	The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	290,888	145,444
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	541,793	374,518
Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang for bank borrowings	China Merchants Bank	From April, 2018 to April, 2019	290,888	221,075
			$3,596,117	$2,897,244

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 11 – Employee benefits government plan

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the Company to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate based on the basic monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution.

Note 12 – Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

MingZhu BVI is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

MingZhu HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, MingZhu HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The Company PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

The Ministry of Finance (“MOF”) and State Administration of Taxation (“SAT”) on January 17, 2019 jointly issued Cai Shui 2019 No. 13. This clarified that from January 1, 2019 to December 31, 2021, eligible small enterprises whose first RMB 1,000,000 of annual taxable income is eligible for 75% reduction on a rate of 20% (i.e., effective rate is 5%) and the income between RMB 1,000,000 and RMB 3,000,000 is eligible for 50% reduction on a rate of 20% (i.e. effective rate is 10%). For the year ended December 31, 2019, MingZhu Pengcheng was eligible to employ this policy.

Significant components of the income tax expense consisted of the following for the years ended December 31,

	2019	2018
Current income tax expense	$818,799	$1,003,014
Deferred income tax expense	2,451	3,014
Total	$821,250	$1,006,028

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

The tax effects of temporary difference that give rise to the deferred tax assets as of December 31, 2019 and December 31, 2018 are $19,559 and $22,267, respectively. Deferred tax assets consist of as follow

	As of December 31, 2019	As of December 31, 2018
Deferred tax assets:
Allowance for doubtful accounts	$19,559	$22,267
Net operating loss carryforwards:
PRC	53,435	2,179
HONG KONG	1,549	-
	74,543	24,446
Less valuation allowance	(54,984)	(2,179)
Total deferred tax assets	$19,559	$22,267

The Company evaluated the recoverable amounts of deferred tax assets and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified. The Company’s NOL was mainly from MingZhu Management’s cumulative net operating loss (“NOL”) of approximately $205,539 which will expire in 2024 and MingZhu HK’s NOL of approximately $9,390 as of December 31, 2019 which can be carried forward indefinitely until utilized. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

Reconciliation of effective income tax rate is as follows for the years ended December 31:

	2019	2018
PRC statutory tax rate	25.0%	25.0%
Effect of tax rate differential	-2.2%	-0.3%
Valuation allowance deferred tax	2.2%	0.1%
Non-deductible items*	8.3%	1.3%
Effective tax rate	33.3%	26.1%

*	Non-deductible items mainly arise from expenses not deductible for tax purposes primarily including professional fees in relation to capital market planning, amortization expenses of buildings and improvements.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2019, the Company was obliged to pay the income tax of $1,696,252, including the unpaid income tax of $905,285 incurred for the year ended December 31, 2018 and the late fees of approximately $96,413 as the Company failed to pay the income tax for the year ended December 31, 2018 by May 31, 2019, the deadline for making such tax payment. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from December 31, 2019.

Value added tax

For revenues that are earned by provision of trucking services and received in the PRC are subject to a Chinese VAT at the rate of 9% starting in April 2019, at the rate of 10% starting in May 2018 to March 2019, at the rate of 11% in April 2018 and prior of the gross proceed or at a rate approved by the Chinese local government. For revenues earned by provision of international transportation services and received in the PRC are subject to a Chinese VAT at the rate of 0% starting in May 2016.

Taxes payable consisted of the following:

	December 31, 2019	December 31, 2018
VAT taxes payable	$504,673	$434,401
Income taxes payable	1,696,252	938,971
Other taxes payable	4,686	24,136
Total	$2,205,611	$1,397,508

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 13 – Shareholders’ equity

Ordinary shares

MingZhu Cayman was established under the laws of Cayman Islands on January 2, 2018. The authorized number of ordinary shares was 38,000,000 shares with a par value of approximate $0.001 (HKD 0.01) per ordinary share.

With the effect of resolutions passed by board of directors on February 12, 2020, the authorized number of ordinary shares increased from 38,000,000 to 50,000,000 with a par value of $0.001 instead of HKD 0.01 and the issued number of ordinary shares increased from 1,000 to 9,250,000 with a par value of $0.001 instead of HKD 0.01. With the effect of resolution passed by board of directors on May 21, 2020, the issued number of ordinary shares decreased from 9,250,000 to 9,000,000. As of the date hereof, the authorized number of ordinary shares is 50,000,000 with a par value of $0.001 and the issued number of ordinary shares is 9,000,000.

The Company believes it is appropriate to reflect the above transactions as re-denomination and nominal issuance of shares on a retroactive basis similar to stock split or dividend pursuant to ASC 260. According to the above transactions, the Company has retroactively adjusted the shares and per share data for all periods presented.

Share subscription receivables

Share subscription receivables represent unpaid capital contribution from the Company’s shareholders of $847,086 and $847,086 as of December 31, 2019 and 2018, respectively.

Statutory reserves

In accordance with the relevant PRC laws and regulations, the Group’s subsidiaries in the PRC are required to provide for certain statutory reserves, which are appropriated from net profit as reported in accordance with PRC accounting standards. The Group’s subsidiaries in the PRC are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. Appropriations to other types of reserves in accordance with relevant PRC laws and regulations are to be made at the discretion of the board of directors of each of the Group’s subsidiaries in the PRC. The statutory reserves are restricted from being distributed as dividends under PRC laws and regulations. The statutory reserves recorded by the Group’s subsidiaries in the PRC were $760,475 and $537,874 as of December 31, 2019 and 2018, respectively.

Restricted assets

As a result of these PRC laws and regulations and the requirement that distributions by the Group’s subsidiaries in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s subsidiaries in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and the statutory reserves of the Group’s subsidiaries in the PRC. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Group’s subsidiaries in the PRC not available for distribution, was $3,448,262 and $3,225,661 as of December 31, 2019 and 2018, respectively.

Capital contributions

For the year ended December 31, 2019 shareholders contributed $0 to the Company. During the year ended December 31, 2018, the Company’s shareholders contributed $3,916,672 via cash and $743,017 via debt settlement.

Capital distribution

On March 29, 2018, 100% equity interests of MingZhu transferred to MingZhu HK. On the date of transaction, the Company distributed $3,630,448 to shareholders as a consideration of transferring MingZhu’s 100% equity interests from Mr. Jinlong Yang to MingZhu HK.

Note 14 – Commitments and Contingencies

Guarantee Commitments

In November 2017, MingZhu entered into guarantee agreements for a capital lease of $2,531,453 to a subcontractor. The guarantee period was from November 2017 to January 2022. In November 2017, the MingZhu entered into a guarantee agreement in which MingZhu Logistics, a related party, guaranteed for the above-mentioned capital lease.

Lease Commitments

The Company entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023. The Company’s commitments for minimum lease payment under these operating leases as of December 31, 2019 are listed in section “Note 9 – Leases”.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims.

A contract dispute exists between MingZhu, MingZhu Pengcheng and Shengxin Wang. According to the Civil Judgement issued by the Shenzhen Intermediate People’s Court on August 23, 2018, Shengxin Wang was ordered to pay RMB 21,303 (approximately $3,098) and overdue interests thereof and pay RMB 1 (approximately $0.15) as the consideration of the vehicles to MingZhu Pengcheng and after that, MingZhu Pengcheng and MingZhu should respectively assist to transfer ownership of one tractor and one trailer to Shengxin Wang. According to the Civil Decision of Guangdong Provincial Higher People’s Court issued on December 20, 2018, Shengxin Wang’s application for retrial of the above Civil Judgement was rejected. On March 22, 2019, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu and MingZhu Pengcheng, which ordered MingZhu and MingZhu Pengcheng to perform relevant obligations as required by the foresaid judgement or otherwise the judgement would be enforced by the court. On May 29, 2019, a cash balance equal to Shengxin Wang’s payment obligation was frozen in his bank account and meanwhile, Shengxin Wang took over the tractor from MingZhu Pengcheng. According to the inquiry notes taken by the Yantian People’s Court Enforcement Bureau on May 30, 2019, MingZhu has made preparation for handover of the trailer to Shengxin Wang. As of the date of the audit report included herein, Shengxin Wang has taken over the trailer, the balance half of the vehicles, from MingZhu, and the case has been concluded.

However, regarding the same dispute, Shengxin Wang filed another lawsuit against MingZhu Pengcheng. According to the Civil Indictment filed by Shengxin Wang (the plaintiff) on February 26, 2019, Shengxin Wang requested that MingZhu Pengcheng (the defendant) be ordered to compensate for the stoppage loss of RMB 4,772,269 (approximately $694,098). The nature of the case was a property damage compensation dispute. According to the response notice issued by the Shenzhen Yantian People’s Court on March 20, 2019, the court has accepted this case. According to the Civil Judgment issued by the Yantian District People’s Court in Shenzhen City, Guangdong Province on August 30, 2019, the court ruled that MingZhu Pengcheng should pay damages in the amount of RMB 203,700 (approximately $29,627) to Shengxin Wang and rejected Shengxin Wang’s other claims. MingZhu Pengcheng submitted an Appeal Petition to the Shenzhen Intermediate People’s Court on September 18, 2019, requesting a change in the judgment of first instance and changing the judgment so that MingZhu Pengcheng will not have to pay the damages to Shengxin Wang. According to the summons issued by Shenzhen Intermediate People’s Court on March 9, 2020, the second trial of this case has been heard on March 26, 2020. As of the date of the audit report included herein, the court has not issued a decision.

On September 4, 2018, MingZhu received an arbitration award from the Shenzhen Arbitration Committee for Labor Disputes, which ruled that MingZhu was required to pay for worker compensation to Qing Tan, Xiangyang, Haiyang Shi, and Hanxiao Shi in the aggregate amount of RMB 448,440 (approximately $65,223). Regarding the same dispute, MingZhu filed two lawsuits to the Shenzhen Yantian People’s Court, both of which were dismissed by the court. MingZhu appealed to the Shenzhen Intermediate People’s Court, both of which were also rejected. On December 21, 2018, the Shenzhen Yantian People’s Court issued an execution order which ruled that MingZhu’s property should be used to enforce its obligations under the foresaid arbitration award. On February 22, 2019, RMB 510,272 (approximately $74,961) from MingZhu’s bank account was enforced by the court. Such amount involves the damages and other charges resulting from delayed performance under the foresaid arbitration award. MingZhu filed an execution dissidence to the Shenzhen Yantian People’s Court on March 8, 2019, which was dismissed by the court on April 16, 2019. According to the execution order issued by the Shenzhen Yantian People’s Court on June 14, 2019, MingZhu has performed all its obligations under the arbitration award.

On August 22, 2019, Sujin Wei (the plaintiff) submitted a Civil Complaint to the Yangjiang Yangdong District People’s Court against China Pacific Property Insurance Co., Ltd. Shenzhen Branch, MingZhu and two other defendants. The complaint requested that China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the death and disability compensation to the plaintiff in the amount of RMB 110,000 (approximately $15,999) and compensate the plaintiff of RMB 307,328.02 (approximately $44,699) within the third party liability insurance limit and also requested that defendants Shengming Zheng and MingZhu shall be jointly and severally liable for the foregoing claims, and the litigation fee in this case shall be borne by the four defendants. According to the response notice issued by the Yangjiang Yangdong District People’s Court on September 18, 2019, this case has been filed on September 4, 2019. The court held a hearing of this case on October 31, 2019. On December 16, 2019, the Yangjiang Yangdong District People’s Court issued a judgement which ordered insurance companies to compensate a sum of RMB 389,710 (approximately $54,522) to the plaintiff and other claims were rejected. MingZhu bears no compensatory obligations under this case. As of the date of the audit report included herein, China Pacific Property Insurance Co., Ltd. Shenzhen Branch and the People’s Insurance Company of China Shenzhen Branch have paid a sum of RMB 389,710 (approximately $54,522) to the plaintiff, and the case has been concluded.

On January 2, 2020, Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against MingZhu, Dagang Li, Zaozhuang Yizhou Automobile Transportation Co., Ltd, China Pacific Property Insurance Co., Ltd. Shenzhen Branch, Huilai Feng, Anyang Anyun Modern Logistics Co., Ltd. and the People’s Insurance Company of China Anyang Branch (together the defendants). The compliant requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of RMB 1,096,380.93 (approximately $153,389); (ii) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the compensation within the limit of its insurance liability, the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) and the defendant Huilai Feng shall bear the remaining part of compensation liability exceeding the limit of insurance liability; and (iii) the litigation fee in this case shall be borne by the defendants. According to the response notice issued by the Queshan County People’s Court on January 15, 2020, this case has been filed on January 8, 2020. The trial that was scheduled in a summons, which was issued by Queshan County People’s Court on the March 12, 2020, for the March 24, 2020 was not heard. As of the date of the audit report included herein, MingZhu has not received any new summons from the court. MingZhu bears no compensatory obligations under this case.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Shuanbao Zhao, Ailian Qin, Fang Zhang, Shukai Zhao and Shuqiang Zhao (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against Dagang Li, Huilai Feng, MingZhu, Anyang Anyun Modern Logistics Co., Ltd., Zaozhuang Yizhou Automobile Transportation Co., Ltd, the People’s Insurance Company of China Tangyin Branch, China Pacific Property Insurance Co., Ltd. Futian Branch (together the defendants). The complaint requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of RMB 1,036,573.61 (approximately $148,894); (ii) the defendant the People’s Insurance Company of China Tangyin Branch shall make prioritized compensation within the scope of seat insurance liability; (iii) the defendant China Pacific Property Insurance Co., Ltd. Futian Branch shall make prioritized compensation within the scope of traffic compulsory insurance and commercial insurance liability; and (iv) the litigation fee in this case shall be borne by the defendants. According to the response notice and summons issued by the Queshan County People’s Court on April 8, 2020, this case has been filed and will be heard on April 28, 2020. MingZhu bears no compensatory obligations under this case.

In accordance with ASC No. 450-20, “Loss Contingencies”, the Company will record accruals for above loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. There are no other material loss contingencies than above-mentioned ones for the years ended December 31, 2019 and 2018.

Note 15 – Subsequent events

An outbreak of respiratory illness caused by a novel coronavirus (“COVID-19”) was first emerged in Wuhan city, Hubei province, China in late 2019 and continues to expand within the PRC and globally. The new strain of coronavirus is considered highly contagious and may pose a serious public health threat. With respect to the outbreak, the management currently expect that the Company’s first quarter 2020 financial results will be negatively impacted. The management are uncertain as to when the outbreak will be contained, and also cannot predict if the impact will be short-lived or long-lasting. If the outbreak of COVID-19 is not effectively controlled in a short period of time, the business operation and financial condition may be materially and adversely affected as a result of any slowdown in economic growth, negative business sentiment or other factors that cannot foresee. However, with the toll-free policy issued by Ministry of Transport of the People’s Republic of China in February 2020, the management expect that net income will be partially recovered by the remarkable decrease of highway and bridge expenses which account for 11.8% of total transportation costs for the year ended December 31, 2019. Furthermore, the management had studied from the Company’s counterparts who survived from the SARS outbreak in 2003 and hence be ready to overcome current public health event.

In April 2020, the Company obtained a bank borrowing which was RMB 2.6 million (approximately $0.4 million) from Industrial Bank with an annual interest rate of 5.655% to be due in April 2021. This bank borrowing is guaranteed by Mr. Jinlong Yang and MingZhu Logistics.

In April 2020, the Company repaid the bank borrowing from Zhujiang Rural Bank in the amount of RMB 3 million (approximately $0.4 million) in full, and entered into a new line of credit agreement with Zhujiang Rural Bank from which the Company can borrow up to RMB 3 million (approximately $0.4 million), and in the same month the Company utilized the whole amount of RMB 3 million (approximately $0.4 million) under such line of credit, via entering into a separate bank borrowing agreement, with an annual interest rate of 6.53% to be due in April 2021. This bank borrowing is guaranteed by Mr. Jinlong Yang and a Mr. Jinlong Yang’s family member.

Note 16 – Condensed financial information of the parent company (unaudited)

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the years presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have other commitments, long-term obligations, or guarantees as of December 31, 2019 and 2018.

PARENT COMPANY BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash	$17,671	$123,060
Amounts due from subsidiaries	4,590,534	4,547,284
Total current assets	4,608,205	4,670,344

OTHER ASSETS
Investment in subsidiaries	5,418,425	3,834,687
Total assets	$10,026,630	$8,505,031

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY

Ordinary shares: $0.001 par value, 50,000,000 shares authorized, 9,000,000 shares issued and outstanding as of December 31, 2019 and 2018*	9,000	9,000
Share subscription receivables	(847,086)	(847,086)
Additional paid-in capital	4,115,638	4,115,638
Statutory reserves	760,475	537,874
Retained earnings	6,240,833	4,820,640
Accumulated other comprehensive loss	(252,230)	(131,035)
Total shareholders’ equity	10,026,630	8,505,031

Total liabilities and shareholders’ equity	$10,026,630	$8,505,031

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

PARENT COMPANY STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	For the year ended December 31,
	2019	2018
EQUITY INCOME OF SUBSIDIARIES	$2,020,552	$2,855,074

COSTS AND EXPENSES
General and Administrative expenses	377,758	187
Total costs and expenses	377,758	187

INCOME FROM OPERATION	1,642,794	2,854,887

INCOME BEFORE INCOME TAXES	1,642,794	2,854,887

PROVISION FOR INCOME TAXES	-	-

NET INCOME	1,642,794	2,854,887

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(121,195)	(419,684)
COMPREHENSIVE INCOME	$1,521,599	$2,435,203

PARENT COMPANY STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$1,642,794	$2,854,887
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries	(2,020,552)	(2,855,074)
Others payable and accrued liabilities	291,484	-
Net cash used in operating activities	(86,274)	(187)

Cash flows from investing activities:	-	-
Net cash provided by investing activities:	-	-

Cash flows from financing activities:
Amounts advanced from related parties	(19,145)	(3,797,183)
Capital contribution	-	3,916,672
Net cash (used in) provided by financing activities	(19,145)	119,489

Effect of exchange rate change on cash	30	3,758

Net (decrease) increase in cash	(105,389)	123,060

Cash at beginning of the year	123,060	-

Cash at end of the year	$17,671	$123,060

Capital contributions

During the year ended December 31, 2019, shareholders contributed $0 to the Company. During the year ended December 31, 2018, the Company’s shareholders contributed $3,916,672 via cash and $743,017 via debt settlement.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2020	As of December 31, 2019
	USD	USD
ASSETS
CURRENT ASSETS:
Cash	$353,265	$223,507
Accounts receivable, net	6,176,710	10,884,302
Prepayments	2,426,713	1,933,764
Others receivables	3,839,476	429,972
Amount due from related parties	1,767,974	1,954,517
Total Current Assets	14,564,138	15,426,062

PROPERTY AND EQUIPMENT, NET	3,853,603	4,595,206

OTHER ASSETS
Deferred tax assets	95,512	19,559
Deposits	295,156	344,973
Total other assets	390,668	364,532
Total assets	$18,808,409	$20,385,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$2,204,635	$2,606,567
Accounts payable	1,467,681	1,565,668
Others payable and accrued liabilities	270,372	626,389
Amount due to related parties	746,382	739,963
Tax payable	2,390,101	2,205,611
Current maturities of long-term bank borrowings	1,019,094	1,120,400
Current portion of capital lease and financing obligations	64,424	711,421
Current maturities of loans from other financial institutions	340,226	265,281
Total current liabilities	8,502,915	9,841,300

OTHER LIABILITIES
Long-term loans from other financial institutions	230,256	355,927
Long-term portion of capital lease and financing obligations	4,234	161,943
Total other liabilities	234,490	517,870
Total liabilities	8,737,405	10,359,170

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares: $0.001 par value, 50,000,000 shares authorized, 9,000,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019*	9,000	9,000
Share subscription receivables	(847,086)	(847,086)
Additional paid-in capital	4,115,638	4,115,638
Statutory reserves	819,844	760,475
Retained earnings	6,288,162	6,240,833
Accumulated other comprehensive loss	(314,554)	(252,230)
Total shareholders’ equity	10,071,004	10,026,630
Total liabilities and shareholders’ equity	$18,808,409	$20,385,800

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME

	For the Six Months Ended June 30,
	2020	2019
	USD	USD
REVENUES	$8,872,972	$9,669,288

COSTS AND EXPENSES
Transportation costs	7,678,741	8,349,754
General and administrative expenses	579,139	606,629
Provision for doubtful accounts	261,702	91,761
Sales and marketing expenses	41,376	32,415
Total costs and expenses	8,560,958	9,080,559

INCOME FROM OPERATIONS	312,014	588,729

OTHER (EXPENSES) INCOME
Interest expenses	(210,887)	(166,178)
Other expenses	-	(7,526)
Other income	109,623	89,620
Total other (expenses) Income, net	(101,264)	(84,084)

INCOME BEFORE INCOME TAXES	210,750	504,645

PROVISION FOR INCOME TAXES	104,052	187,453

NET INCOME	$106,698	$317,192

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(62,324)	(90,836)
COMPREHENSIVE INCOME	$44,374	$226,356

Weighted average shares used in computation:
Basic and diluted*	9,000,000	9,000,000

EARNINGS PER SHARE - BASIC AND DILUTED*	$0.01	$0.04

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Six Months Ended June 30, 2020
							Accumulated
			Stock	Additional	Retained Earnings		Other
	Ordinary Shares		Subscription	Paid-in	Statutory		Comprehensive
	Shares*	Amount	Receivable	Capital	Reserve	Unrestricted	Income (Loss)	Total
		USD	USD	USD	USD	USD	USD	USD
BALANCE, January 1, 2020	9,000,000	$9,000	$(847,086)	$4,115,638	$760,475	$6,240,833	$(252,230)	$10,026,630

Net income for the period	-	-	-	-	-	106,698	-	106,698
Foreign currency translation adjustment	-	-	-	-	-	-	(62,324)	(62,324)
Appropriation to statutory reserve	-	-	-	-	59,369	(59,369)	-	-

BALANCE, June 30, 2020	9,000,000	$9,000	$(847,086)	$4,115,638	$819,844	$6,288,162	$(314,554)	$10,071,004

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Six Months Ended June 30, 2019
			Share	Additional	Retained Earnings		Accumulated Other
	Shares*	Amount	Subscription Receivables	Paid-in Capital	Statutory Reserve	Unrestricted	Comprehensive Income (Loss)	Total
		USD	USD	USD	USD	USD	USD	USD
BALANCE, January 1, 2019	9,000,000	$9,000	$(847,086)	$4,115,638	$537,874	$4,820,640	$(131,035)	$8,505,031

Net income for the period	-	-	-	-	-	317,192	-	317,192
Foreign currency translation adjustment	-	-	-	-	-	-	(90,836)	(90,836)
Appropriation to statutory reserves	-	-	-	-	55,577	(55,577)	-	-

BALANCE, June 30, 2019	9,000,000	$9,000	$(847,086)	$4,115,638	$593,451	$5,082,255	$(221,871)	$8,731,387

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Six Months Ended June 30,
	2020	2019
	USD	USD

Cash flows from operating activities:
Net income	$106,698	$317,192
Adjustments to reconcile net income to net cash provided by operating activities:	-	-
Loss (gain) on disposals of equipment	2,721	(1,852)
Provision for doubtful accounts	261,702	91,761
Amortization of deferred financing fees	34,911	57,522
Depreciation for property and equipment	835,463	656,797
Deferred income tax benefit	(76,596)	(20,874)
Changes in operating assets and liabilities
Accounts receivable	4,306,728	1,095,173
Operating supplies	-	(16,667)
Prepayments	(517,693)	(1,485,195)
Other receivables	(3,242,663)	(44,411)
Deposits	(3,709)	(39,397)
Accounts payable	(75,447)	282,749
Others payable and accrued liabilities	(366,206)	(146,685)
Tax payables	217,752	(76,300)
Net cash provided by operating activities	1,483,661	669,813

Cash flows from investing activities:
Purchases of equipment	(136,964)	(260,160)
Net cash used in by investing activities	(136,964)	(260,160)

Cash flows from financing activities:
Proceeds from short-term bank borrowings	796,337	1,916,387
Repayments of short-term bank borrowings	(1,172,663)	(1,502,565)
Repayments of long-term bank borrowings	(85,322)	(88,449)
Repayments of loans from other financial institutions	(8,871)	-
Repayments of obligations under capital leases	(852,718)	(503,494)
Amounts advanced from related parties	5,195,613	4,465,920
Repayments to related parties	(5,083,005)	(5,339,228)
Net cash used in financing activities	(1,210,629)	(1,051,429)

Effect of exchange rate change on cash	(6,310)	7,607

Net increase (decrease) in cash	129,758	(634,169)

Cash and restricted cash at beginning of the period	223,507	808,309

Cash at end of the period	$353,265	$174,140

Supplemental disclosure of cash flow information:
Interest paid	$154,324	$160,229
Income tax paid	$105,493	$30,995

Supplemental non-cash investing and financing information:
Non-cash capital leases to acquire revenue equipment	$-	$91,363
Uncollected receivable from disposal of revenue equipment	$23,649	$-
Purchase of revenue equipment paid by a related party	$-	$37,966
Professional fees paid by related parties	$143,862	$-

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statement.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Mingzhu Logistics Holdings Limited and its consolidated subsidiaries (collectively referred to as the “Group” or the “Company”) primarily provide trucking and delivery services using its own truckload fleet and subcontractors to meet its customers’ diverse transportation needs across different provinces or within Guangdong and Xinjiang in the People’s Republic of China (the “PRC” or “China”).

Mingzhu Logistics Holdings Limited (“MingZhu Cayman”) is a holding company incorporated in the Cayman Islands on January 2, 2018 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of MingZhu Investment Limited (“MingZhu BVI”) established under the laws of the British Virgin Islands on January 15, 2018. MingZhu BVI is also a holding company holding all of the outstanding equity of YGMZ (Hong Kong) Limited (“MingZhu HK”) which was incorporated in Hong Kong on February 2, 2018.

Reorganization

A reorganization of the Company’s legal structure was completed on April 13, 2018. The reorganization involved the incorporation of MingZhu Cayman, and its wholly-owned subsidiaries, MingZhu BVI, and MingZhu HK; and the transfer of all equity ownership of Shenzhen Yangang Mingzhu Freight Industry Co., Ltd (“MingZhu”) to MingZhu HK from the former shareholders of MingZhu. In consideration of the transfer, the Company issued 1,000 shares of the Company with par value $0.001 (HKD 0.01) per share to the former shareholders of MingZhu.

On April 13, 2018, the former shareholders transferred their 100% ownership interest in MingZhu to MingZhu HK, which is 100% owned by MingZhu Cayman through MingZhu BVI. After the reorganization, MingZhu Cayman owns 100% equity interests of MingZhu BVI, MingZhu HK and MingZhu. The controlling shareholder of MingZhu Cayman is same as of MingZhu prior to the reorganization.

MingZhu was incorporated on July 10, 2002 in Shenzhen, Guangdong under the laws of the PRC. Shenzhen Pengcheng Shengshi Logistics Co., Ltd. (“MingZhu Pengcheng”), a company providing trucking services, was incorporated on April 7, 2010 in Shenzhen, Guangdong under the laws of the PRC. Prior to the reorganization, MingZhu and MingZhu Pengcheng were under common control. On November 10, 2017, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, the entire equity interest of MingZhu Pengcheng was transferred to MingZhu.

These two transactions were between entities under common control, and therefore accounted for in a manner similar to the pooling of interest method. Under the pooling-of-interests method, combination between two businesses under common control is accounted for at carrying amounts with retrospective adjustment of prior period financial statements, and the equity accounts of the combining entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction (i.e., distribution to parent company). As opposed to the purchase method of accounting, no intangible assets are recognized in the transaction, and no goodwill is recognized as a result of the combination.

On September 5, 2018, MingZhu HK established its wholly-owned subsidiary, Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd (“MingZhu Management”), a PRC company. MingZhu Management engages in providing transportation and supply chain management services.

With the effect of resolutions passed by board of directors on February 12, 2020, the authorized number of ordinary shares increased from 38,000,000 to 50,000,000 with a par value of $0.001 instead of HKD 0.01 and the issued number of ordinary shares increased from 1,000 to 9,250,000 with a par value of $0.001 instead of HKD 0.01. With the effect of resolution passed by board of directors on May 21, 2020, the issued number of ordinary shares decreased from 9,250,000 to 9,000,000. As of the date hereof, the authorized number of ordinary shares is 50,000,000 with a par value of $0.001 and the issued number of ordinary shares is 9,000,000.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Since the Company and its subsidiaries are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The above-mentioned transactions were accounted for as a recapitalization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the unaudited interim condensed consolidated financial statements.

Impact of COVID-19

The outbreak of COVID-19 since the beginning of 2020 has adversely impacted the global economy. With daily life in China gradually returning to normal since April, the Company’s business related to logistics industry has gone back to normal as well. However some new cases found in Xinjiang region caused heavy lockdown starting from June, 2020. The Company’s revenue generated from Xinjiang was substantially reduced during June. To the date of this report, the Company’s revenue is still negatively affected by the lockdown of Xinjiang region.

Note 2 – Summary of significant accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position, its results of operations and its cash flows, as applicable, have been made. Interim results are not necessarily indicative of results to be expected for the full year.

Principles of consolidation

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position, its results of operations and its cash flows, as applicable, have been made. Interim results are not necessarily indicative of results to be expected for the full year. The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
MingZhu Investment Limited (“MingZhu BVI”)	● A British Virgin Islands company ● Incorporated on January 15, 2018 ● A holding company	100% owned by MingZhu Cayman
YGMZ (Hong Kong) Limited (“MingZhu HK”)	● A Hong Kong company ● Incorporated on February 2, 2018 ● A holding company	100% owned by MingZhu BVI
Shenzhen Yangang Mingzhu Freight Industry Co., Ltd (“MingZhu”)	● A PRC limited liability company ● Incorporated on July 10, 2002 ● Providing trucking services	100% owned by MingZhu HK
Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd (“MingZhu Management”)	● A PRC limited liability company ● Incorporated on September 5, 2018 ● Transportation and supply chain management services	100% owned by MingZhu HK
Shenzhen Pengcheng Shengshi Logistics Co., Ltd (“MingZhu Pengcheng”)	● A PRC limited liability company ● Incorporated on April 7, 2010 ● Providing trucking services	100% owned by MingZhu

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes and uncertain tax position. Actual results could differ from these estimates.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Foreign currency translation and transaction

The functional currencies of the Company are the local currency of the country in which the subsidiaries operate. The reporting currency of the Company is the United States Dollars (“U.S. dollar”). The results of operations and the unaudited interim condensed consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the unaudited interim condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited interim condensed consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in unaudited interim condensed consolidated statements of changes in shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the unaudited interim condensed consolidated statement of income and comprehensive income.

The functional currency of MingZhu Cayman and MingZhu BVI is U.S. dollar. The functional currency of the MingZhu HK is the Hong Kong dollar (“HKD”). The Company’s subsidiaries with operations in PRC uses the local currency, Renminbi (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

For the purpose of presenting these financial statements of subsidiaries using RMB as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 7.0651 and 6.9618 as of June 30, 2020 and December 31, 2019, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 7.0322 and 6.9081 for the six months ended June 30, 2020 and 2019, respectively.

For the purpose of presenting these financial statements of the subsidiary using HKD as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 7.7501 and 7.7894 as of June 30, 2020 and December 31, 2019, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 7.7608 and 7.8428 for the six months ended June 30, 2020 and 2019, respectively.

Cash

Cash comprises of cash at banks and on hand, which includes deposits with original maturities of three months or less with commercial banks in PRC. As of June 30, 2020 and December 31, 2019, the Company did not have any cash equivalents. Cash were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their creditworthiness. The Company and its subsidiaries have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Restricted cash

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods. Earlier adoption is permitted. The amendments in this Update should be applied using a retrospective transition method to each period presented. On January 1, 2018, the Company adopted this guidance on a retrospective basis and have applied the changes to the unaudited interim condensed consolidated statement of cash flows starting from the year ended December 31, 2016.

Accounts receivable and allowance for doubtful accounts

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 90 days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

Operating supplies

Operating supplies consist primarily of tires for servicing the Company’s revenue equipment. Operating supplies are recorded at the lower of cost (on a first-in, first-out basis) or net realizable value. Tires purchased as part of revenue equipment are capitalized as part of the cost of the equipment. Replacement tires are charged to expense when placed in service.

Prepayments and deposits

Prepayments are cash deposited or advanced to suppliers for purchasing goods or services that have not been received or provided and deposits made to the Company’s customers and landlord. This amount is refundable and bears no interest. Prepayment and deposit are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Other receivables

Other receivables primarily include short-term interest-free advances made to third parties, rental receivables and receivables for disposal of equipment. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made.

Property and equipment, net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings and improvements	10 years
Computer and office equipment	3-5 years
Revenue equipment*	5 years

*	Revenue equipment are trucks and trailers only used for providing trucking services.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the unaudited interim condensed consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Leases

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset. Otherwise, the lease will be treated as an operating lease.

Impairment of long-lived assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the six months ended June 30, 2020 and 2019, no impairment of long-lived assets was recognized.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the unaudited interim condensed consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Interest rates that are currently available to the Company for issuance of long-term debt and capital lease with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The fair value of the Company’s long-term debt approximated the carrying value at June 30, 2020 and December 31, 2019, as the weighted average interest rate on these long-term debt approximates the market rate for similar debt.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Share subscription receivables

Share subscription receivables represent unpaid capital contribution from the Company’s shareholders.

Claims accruals

With respect to cargo loss and auto liability, the Company maintains insurance coverage to protect it from certain business risks. Claims accruals represent the uninsured portion of pending claims including estimates of adverse development of known claims, plus an estimated liability for incurred but not reported claims. Upon settling claims and expenses associated with claims where it has third party coverage, the Company is generally required to initially fund payment to the claimant and seek reimbursement from the insurer.

The Company shall be responsible for any loss or damages to the goods entrusted to it or any loss or damage or personal injury happened in the course of the Company’s provision of relevant trucking services. As at the date of this filing the Company maintained an adequate insurance coverage in relation to the trucking services to be delivered to its customers and third-party liability. The Company has also maintained sufficient workers’ compensation for its employees.

Revenue Recognition

The Company elected to adopt Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2017. Accordingly, the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2020 and 2019 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods.

Revenues are mainly generated from provision of trucking services. For each trip, The Company has a single performance obligation, to transport its customer’s freight from a specified origin to a specified destination, with the transit period typically being less than three days.

The management have determined that revenue recognition over the transit period provides a reasonable estimate of the provision of services to its customers as its obligation is performed over the transit period. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time.

The Company subcontracts certain of its trucking services and other transportation services to external transportation companies, primarily to carry out trucking services for customers with demand of irregular delivery schedules. The Company also engages subcontractors when it is under capacity assuming its master service agreements with customers allow subcontracting. Revenue is generated from the same base of customers. The Company evaluates whether its performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. The Company’s evaluation determined that it is in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on its evaluation of the control model, the Company determined that all of its major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

The Company applies the practical expedient in Topic 606 that permits the Company to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs.

The Company’s performance obligations represent the transaction price allocated to future reporting periods for freight services started but not completed at the reporting date. This includes the unbilled amounts and accrued freight costs for freight shipments in transit. As of June 30, 2020, the Company has $9,192 of unbilled amounts recorded in accounts receivable and $7,955 of accrued freight costs recorded in accounts payable.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Disaggregated information of revenues by geographic locations are as follows:

	For the six months ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
Guangdong province	$5,207,697	$3,899,875
Xinjiang province	3,665,275	5,769,413
Total revenues	$8,872,972	$9,669,288

Transportation costs

The transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repairs expenses, subcontractor fees, depreciation expenses and other expenses.

Sales and marketing expenses

Sales and marketing expenses primarily include advertising costs. Advertising costs are expensed as incurred and amounted to $41,376 and $32,415 for the six months ended June 30, 2020 and 2019, respectively.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $14,963 and $34,845 for the six months ended June 30, 2020 and 2019, respectively.

Value added taxes

The Company is subject to value added tax (“VAT”). Revenue from provision of trucking services is generally subject to VAT at the rate of 9% starting in April 2019, at the rate of 10% starting in May 2018 to March 2019 or at the rate of 11% in April 2018 and prior. For international transportation service income, the application VAT tax rate is 0% starting from May 2016. The Company is entitled to a refund for VAT already paid on goods and services purchased. The VAT balance is recorded in tax payables on the unaudited interim condensed consolidated balance sheets. Revenues are presented net of applicable VAT.

Income taxes

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited interim condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended June 30, 2020 and 2019, there were no dilutive shares.

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment Reporting

The Company’s chief operating decision maker (“CODM”) has been identified as its CEO, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and all of the Company’s revenues are derived from the PRC.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Recent issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. In November 2019, the FASB issued ASU No. 2019-10, by which to defer the effective date for all other entities by an additional year. As an emerging growth company, the Company has not early adopted this update and it will become effective on January 1, 2021. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its unaudited interim condensed consolidated financial statements and related disclosures.

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU would have a material effect on the Company’s unaudited interim condensed consolidated financial statements.

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not expect this guidance will have a material impact on its unaudited interim condensed consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

In February 2018, the FASB issued ASU 2018-02, Income Statement Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU would have a material effect on the Company’s unaudited interim condensed consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the unaudited interim condensed consolidated financial position, statements of operations and cash flows.

Concentrations of Risks

(a) Foreign currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Company’s business or results of operations. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As a result, the Company is exposed to foreign exchange risk as revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of RMB revenues, earnings and assets as expressed in U.S. dollar financial statements will decline. The Company has not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

(b) Concentration of Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and restricted cash. As of June 30, 2020, and December 31, 2019, substantially all of the Company’s cash and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to accounts receivable, the Company performs ongoing credit evaluations of its customers. The Company establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. The allowance amounts were immaterial for all periods presented.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

(c) Customer concentration risk

For the six months ended June 30, 2020, two customers accounted for 56.0% and 16.9% of the Company’s total revenues. For the six months ended June 30, 2019, two customers accounted for 21.7%, 17.7%, 16.4%, 15.4% and 12.8% of the Company’s total revenues. No other customer accounts for more than 10% of the Company’s revenue for the six months ended June 30, 2020 and 2019.

As of June 30, 2020, three customers accounted for 63.8% and 14.3% of the total balance of accounts receivable. As of December 31, 2019, three customers accounted for 42.8%, 17.7% and 14.7% of the total balance of accounts receivable. No other customer accounts for more than 10% of the Company’s accounts receivable as of June 30, 2020, and December 31, 2019.

(d) Vendor concentration risk

For the six months ended June 30, 2020, two subcontractors accounted for 52.4% and 36.6% of the Company’s total subcontracting costs. For the six months ended June 30, 2019, two subcontractors accounted for 74.2% and 12.0% of the Company’s total subcontracting costs. No other subcontractor accounts for more than 10% of the Company’s total subcontracting costs for the six months ended June 30, 2020 and 2019.

As of June 30, 2020, three subcontractors accounted for 62.1%, 22.8% and 14.1% of the total balance of accounts payable. As of December 31, 2019, three subcontractors accounted for 24.4%, 22.1% and 11.2% of the total balance of accounts payable. No other subcontractor accounts for more than 10% of the Company’s accounts payable as of June 30, 2020, and December 31, 2019.

Note 3 – Accounts receivable, net

Accounts receivable, net consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Accounts receivable	$6,558,759	$11,006,358
Allowance for doubtful accounts	(382,049)	(122,056)
Total accounts receivable, net	$6,176,710	$10,884,302

Movements of allowance for doubtful accounts are as follows:

	June 30, 2020	December 31, 2019
	(Unaudited)
Beginning balance	$122,056	$89,069
Provision	261,702	34,356
Write off
Exchange rate effect	(1,709)	(1,369)
Ending balance	$382,049	$122,056

Provision for doubtful accounts

For the six months ended June 30, 2020 and 2019, the Company incurred total provision for doubtful account in the amount of $261,702 and $91,761, respectively.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 4 – Prepayments

Prepayments consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Prepayments - subcontracting	$1,749,107	$1,096,762
Prepayments - fuel	269,119	254,291
Prepayments - insurance	95,217	176,219
Prepayments - parts and others	10,039	104,791
Deferred IPO costs	303,231	301,701
Total prepayments	$2,426,713	$1,933,764

Note 5 – Other receivables

Other receivables consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Others receivables
Rental receivables	$-	$31,275
Other receivables, disposal of revenue equipment	-	33,705
Others	3,839,476	364,992
Total others receivables	$3,839,476	$429,972

Others primarily involve the interest-free advances to third parties. The balance was expected to be fully collected within 12 months.

Note 6 – Property and equipment, net

Property and equipment, net consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Property and equipment
Buildings and improvements	$1,071,562	$1,087,462
Computer and office equipment	19,507	19,796
Revenue equipment	8,484,818	8,812,912
Subtotal	9,575,887	9,920,170
Less: accumulated depreciation	(5,722,284)	(5,324,964)
Property and equipment, net	$3,853,603	$4,595,206

Revenue equipment under capital leases

The Company leased its revenue equipment from third parties with terms of approximately 24 to 36 months and account for as a capital lease. As of June 30, 2020, carrying value and accumulated depreciation of the assets under capital leases recorded by the Company were $397,525 and $1,483,106, respectively. As of December 31, 2019, carrying value and accumulated depreciation of the assets under capital leases recorded by the Company were $987,640 and $952,761, respectively.

Depreciation expenses for the six months ended June 30, 2020 and 2019 was$835,463 and $656,797, respectively. For the six months ended June 30, 2020, the Company disposed revenue equipment with cost of $316,421 with accumulated depreciation $295,590 for proceeds of $23,539 resulting in disposal loss of $2,721. For the six months ended June 30, 2020, no revenue equipment was disposed.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 7 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Other payables and accrued liabilities
Rental deposits	-	31,601
Salary payables	115,747	408,106
Others	154,625	92,542
Receipt in advance	-	94,140
Total other payables and accrued liabilities	$270,372	$626,389

Others primarily involve the interest-free borrowings from third parties.

Note 8 – Credit facilities

Short-term bank borrowings

Outstanding balances of Short-term bank borrowings as of June 30，2020 and December 31, 2019 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2020	December 31, 2019
					(Unaudited)
Bank of China*	From March, 2019 to March, 2020	Weighted average rate of 7.18%	Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. (“MingZhu Logistics”), a company owned by Mr. Jinlong Yang’s sister, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March 13, 2020	$-	$155,850
Bank of China*	From January 2019 to January, 2020	Weighted average rate of 7.18%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	January 7, 2020	-	439,743

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2020	December 31, 2019
The Industrial Bank Co., Ltd.	From April, 2019 to April, 2020	Weighted average rate of 5.59%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics.	April 16, 2020	-	186,733
Zhujiang Rural Bank**	From May, 2019 to May, 2020	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledge by Jinlong Yang and his private fixed deposits of RMB 1 million.	April 29, 2020	-	387,831
Guangdong Nanyue Bank***	From September, 2019 to September 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	September 29, 2020	707,704	718,205
Guangdong Nanyue Bank***	From November, 2019 to November, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	October 28, 2020	283,082	287,282
Guangdong Nanyue Bank***	From November, 2019 to November, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	October 28, 2020	424,622	430,923
Zhujiang Rural Bank**	From April, 2020 to April, 2021	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledge by Jinlong Yang and his private fixed deposits of RMB 1 million.	-	424,622	-
The Industrial Bank Co., Ltd.	From April, 2020 to April, 2021	Weighted average rate of 5.65%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics.	-	353,852	-
China Citic Bank Co., Ltd.	From September, 2019 to October, 2020	Weighted average rate of 7%	-	October 20, 2020	10,753	-
Total					$2,204,635	$2,606,567

*	In December 2019, the Company rolled over into a one-year term line of credit agreement with Bank of China pursuant to which the Company may borrow up to RMB 14,000,000 (approximately $1,981,571). The line of credit agreement entitles the Company to enter into separate loan contracts under such line of credit. The Company utilized RMB 6,125,000 (approximately $866,937) in January 2019 and RMB 1,875,000 (approximately $265,389) in March 2019. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in the Company’s unaudited interim condensed consolidated financial statements. As of December 31, 2019, the unutilized line of credit was RMB 3,000,000 (approximately $424,622), respectively. As of December 31, 2019, the above-mentioned line of credit had expired and the Company did not renew or roll over into new line of credit agreement with Bank of China.

**	In April 2019 and April 2020, the Company entered into a one-year term line of credit agreement with Zhujiang Rural Bank pursuant to which the Company may borrow up to RMB 3,000,000 (approximately $424,622). The line of credit agreement entitles the Company to enter into separate loan contracts under such line of credit. The Company utilized RMB 3,000,000 (approximately $424,622) in April 2019 and RMB 3,000,000 (approximately $424,622) in April 2020. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in its unaudited interim condensed consolidated financial statements. As of December 31, 2019 and June 30, 2020, the Company had utilized all line of credit.

***	In September 2019, the Company entered into a one-year term line of credit agreement with Guangdong Nanyue Bank pursuant to which the Company may borrow up to RMB 10,000,000 (approximately $1,415,408). The line of credit agreement entitles the Company to enter into several separate loan contracts under such line of credit. The Company utilized RMB 5,000,000 (approximately $707,704) in September 2019, RMB 2,000,000 (approximately $283,081) in November 2019 and RMB 3,000,000 (approximately $424,622) in November 2019. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in its unaudited interim condensed consolidated financial statements. As of December 31, 2019 and June 30, 2020, the Company had utilized all line of credit.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Interest expenses incurred from short-term bank borrowings were $86,118 and $70,112 for the six months ended June 30, 2020 and 2019, respectively.

Long-term bank borrowings

Outstanding balances of long-term bank borrowings as of June 30, 2020 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2020	December 31, 2019
					(Unaudited)
Postal Savings Bank of China Co., Ltd.*	From November, 2018 to November, 2020	Weighted average rate of 5.70%	Guarantee by Mr. Jinlong Yang and third party, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	$1,019,094	$1,120,400
Less: current maturities					(1,019,094)	(1,120,400)
Non-current maturities					$-	$-

Interest expenses incurred from long-term bank borrowings were $31,112 and $36,505 for six months June 30, 2020 and 2019, respectively.

Loans from other financial institutions

On September 9, 2019, MingZhu entered into a capital lease contract with Chailease International Finance Corporation (“Chailease”) for selling and leasing back of 19 tractors from September 20, 2019 to August 20, 2020 with the option to purchase such tractors at the end of the lease term for $0. The total consideration of lease is RMB 5,000,000 (approximately $707,704) which is to be made in 35 installments. The Company did not transfer its control of these tractors to Chailease and has continued its involvement with these tractors. Chailease has not obtained control of these tractors because it was limited in its ability to direct the use of, and obtain substantially all of the remaining benefits from, these tractors. Consequently, in accordance with ASC 606-10-55-68 to 70, this transaction was accounted for as a financing arrangement. The proceeds received from Chailease are presented as loan from other financial institutions on the unaudited interim condensed consolidated balance sheets.

Outstanding balances of loans from other financial institutions, which mainly includes the loan from Chailease, as of June 30, 2020 and December 31, 2019 were $570,482 and $621,208, respectively. Loans were pledged by several revenue equipment with recorded carrying value of $223,758 and accumulated depreciation of $1,417,905 as of June 30, 2020. The depreciation expenses of $73,650 was recorded for revenue equipment pledged under these loans for the six months ended June 30, 2020. The interest rate of these loans ranged from 7.5% to 17.0%, and the loan term was up to 36 months starting from December 2017. As of June 30, 2020 the balance of long-term portion of loans from other financial institutions was $230,256 and the balance of short-term portion of loans from other financial institutions was $340,226. Interest expenses incurred from loans from other financial institutions for the six months ended June 30, 2020 were $28,314.

The loan term of such transactions was 35 months. The outstanding balances and maturities schedule of long-term loans from other financial institutions is as follow:

	As of June 30, 2020	As of December 31, 2019
	(Unaudited)
Payments due by period
Less than 1 year	$340,226	$265,281
1-2 years	230,256	225,340
2-3 years	-	130,587
Total	$570,482	$621,208

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 9 – Leases

The Company leases certain of its revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through May, 2021. The Company has option to purchase the revenue equipment for a nominal amount at the end of the lease term.

The Company has capital lease commitments for revenue equipment summarized for the following fiscal years:

	Minimum lease payments	Present value of minimum lease payments
	(Unaudited)
12 months ending June 30,
2021	$69,543	$64,424
2022	4,446	4,234
Total	73,989	68,658

Less: amount representing interest	(5,331)	-

Present value of minimum lease payments	$68,658	$68,658

Less: current maturities		(64,424)

Capital lease obligations, long-term		$4,234

The lease term of the Company’s capital lease obligations ranged from two to three years. Interest rates underlying the capital lease obligations ranged from 3.4% to 11.1% per annum and 5.7% to 12.5% per annum for the six months ended June 30, 2020 and 2019, respectively. Interest expenses incurred from capital lease were $2,762 and $42,054 for the six months ended June 30, 2020 and 2019, respectively.

The Company’s pledged revenue equipment under capital lease are as follow:

Name of institution	Maturities	Interest rate	Carrying amount of pledged revenue equipment as of June 30, 2020	Carrying amount of pledged revenue equipment as of December 31, 2019
			(Unaudited)
ShanDong HOWO Auto Finance Co., Ltd.	From June 20, 2019 to May 15, 2021	3.4%	$100,533	114,230
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From September 30, 2018 to September 10, 2020	11.1%	50,008	57,973
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From July 20, 2018 to July 10, 2020	11.1%	23,225	27,181
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From May 23, 2018 to May 20, 2021	7.6%	-	594,314
Shanghai Chengtai Finance Leasing Co., Ltd.	From December 28, 2017 to December 29, 2020	7.5%	24,217	44,715
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From May 10, 2017 to June 20, 2020	10.5%	-	51,966
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From February 27, 2017 to March 20, 2020	10.5%	-	97,261
Total			$197,983	$987,640

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

The Company’s capital lease obligations are secured by the lessor’s title to the leased assets. As of June 30, 2020 certain of the Company’s obligation under finance lease was secured by corporate guarantees given by MingZhu Logistics.

The Company entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023, with a rent-free period from November 21, 2018 to November 20, 2019.

The total future minimum lease payments under the non-cancellable operating lease with respect to the office June 30, 2020 are payable as follows:

12 months ending June 30,	Minimum lease payment
(Unaudited)
2021	229,641
2022	101,932
2023	101,371
2024	42,238
Future minimum operating lease payments	$475,182

Rental expense of the Company for the six months ended June 30, 2020 and 2019 were $50,923 and $51,837, respectively.

Note 10 – Related party balances and transactions

Related party balances

The amount due from related parties consists of the following:

RP Name (EN)	Relationship	Nature	June 30, 2020	December 31, 2019
			(Unaudited)
MingZhu Logistics	Mr. Jinlong Yang’s family member as sole shareholder	Lending with no interests	$497,456	$1,844,661
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Advances for operational purpose	1,219,980	109,856
Mr. Zuojie Dai	Manager of MingZhu Pengcheng	Advances for operational purpose	50,538
			$1,767,974	$1,954,517

The Company has collected all amount due from related parties as of December 31, 2020.

The amount due to related parties consists of the following:

RP Name (EN)	Relationship	Nature	June 30, 2020	December 31, 2019
			(Unaudited)
Exquisite Elite Limited	Shareholder	Advances for payment of professional fee	$741,973	$594,895
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Advances for operational purpose	4,409	-
Mr. Zuojie Dai				145,068
			$746,382	$739,963

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Collateral and Guarantee

The collateral and guarantee made by related parties to the Company as of June 30, 2020 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of June 30, 2020
				(Unaudited)
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,273,867	$1,019,094
Guarantee by Mr. Jinlong Yang and Mingzhu Logistics.	The Industrial Bank Co., Ltd.	From April, 2020 to April, 2021	368,006	353,852
Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledge by Mr. Jinlong Yang and his private fixed deposits of RMB 1 million.	Zhujiang Rural Bank	From May, 2020 to May, 2021	424,622	424,622
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	527,254	92,657
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	Guangdong Nanyue Bank	From September, 2019 to September 2020	1,415,408	1,415,408
			$4,009,157	$3,305,633

The collateral and guarantee made by related parties to the Company as of December 31, 2019 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2019
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,292,769	$1,120,400
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2019 to March, 2020	1,149,129	595,593
Guarantee by Mr. Jinlong Yang and Mingzhu Logistics.	The Industrial Bank Co., Ltd.	From April, 2019 to April, 2020	287,282	186,733
Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledge by Mr. Jinlong Yang and his private fixed deposits of RMB 1 million.	Zhujiang Rural Bank	From May, 2019 to May, 2020	430,923	387,831
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	535,077	191,848
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	Guangdong Nanyue Bank	From September, 2019 to September 2020	1,436,410	1,436,410
			$5,131,590	$3,918,815

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 11 – Employee benefits government plan

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the Company to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate based on the basic monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution.

Note 12 – Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

MingZhu BVI is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

MingZhu HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, MingZhu HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The Company PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

The Ministry of Finance (“MOF”) and State Administration of Taxation (“SAT”) on January 17, 2019 jointly issued Cai Shui 2019 No. 13. This clarified that from January 1, 2019 to December 31, 2021, eligible small enterprises whose first RMB 1,000,000 of annual taxable income is eligible for 75% reduction on a rate of 20% (i.e., effective rate is 5%) and the income between RMB 1,000,000 and RMB 3,000,000 is eligible for 50% reduction on a rate of 20% (i.e. effective rate is 10%). For the year ended December 31, 2019, MingZhu Pengcheng was eligible to employ this policy.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Significant components of the income tax expense consisted of the following for the six months ended June 30,

	2020	2019
	(Unaudited)	(Unaudited)
Current income tax expense	$180,648	$208,327
Deferred income tax benefit	(76,596)	(20,874)
Total	$104,052	$187,453

The tax effects of temporary difference that give rise to the deferred tax assets as of June 30, 2020 and December 31, 2019 were $95,512 and $19,559, respectively. Deferred tax assets consist of as follow

	As of June 30, 2020	As of December 31, 2019
	(Unaudited)
Deferred tax assets:
Allowance for doubtful accounts	$95,512	$19,559
Net operating loss carryforwards:
PRC	19,643	53,435
HONG KONG	1,560	1,549
	116,715	74,543
Less valuation allowance	(21,203)	(54,984)
Total deferred tax assets	$95,512	$19,559

The Company evaluated the recoverable amounts of deferred tax assets and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified. The Company’s NOL was mainly from MingZhu Management’s cumulative net operating loss (“NOL”) of approximately $293,053 which will expire in 2024 and MingZhu HK’s NOL of approximately $18,211 as of June 30, 2020 which can be carried forward indefinitely until utilized. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

The Company’s Effective tax rate were 49.4% and 37.1% for the six months ended June 30, 2020 and 2019, respectively.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2020, the Company was obliged to pay the income tax of $1,831,310, including the unpaid income tax of $896,222 incurred for the year ended December 31, 2018 and the late fees of approximately $177,004 as the Company failed to pay the income tax for the year ended December 31, 2018 by May 31, 2019, the deadline for making such tax payment. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from June 30, 2020.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Value added tax

For revenues that are earned by provision of trucking services and received in the PRC are subject to a Chinese VAT at the rate of 9% starting in April 2019, at the rate of 10% starting in May 2018 to March 2019, at the rate of 11% in April 2018 and prior of the gross proceed or at a rate approved by the Chinese local government. For revenues earned by provision of international transportation services and received in the PRC are subject to a Chinese VAT at the rate of 0% starting in May 2016.

Taxes payable consisted of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
VAT taxes payable	$539,943	$504,673
Income taxes payable	1,831,310	1,696,252
Other taxes payable	18,848	4,686
Total	$2,390,101	$2,205,611

Note 13 – Shareholders’ equity

Ordinary shares

MingZhu Cayman was established under the laws of Cayman Islands on January 2, 2018. The authorized number of ordinary shares was 38,000,000 shares with a par value of approximate $0.001 (HKD 0.01) per ordinary share.

With the effect of resolutions passed by board of directors on February 12, 2020, the authorized number of ordinary shares increased from 38,000,000 to 50,000,000 with a par value of $0.001 instead of HKD 0.01 and the issued number of ordinary shares increased from 1,000 to 9,250,000 with a par value of $0.001 instead of HKD 0.01. With the effect of resolution passed by board of directors on May 21, 2020, the issued number of ordinary shares decreased from 9,250,000 to 9,000,000. As of the date hereof, the authorized number of ordinary shares is 50,000,000 with a par value of $0.001 and the issued number of ordinary shares is 9,000,000.

The Company believes it is appropriate to reflect the above transactions as re-denomination and nominal issuance of shares on a retroactive basis similar to stock split or dividend pursuant to ASC 260. According to the above transactions, the Company has retroactively adjusted the shares and per share data for all periods presented.

Share subscription receivables

Share subscription receivables represent unpaid capital contribution from the Company’s shareholders of $847,086 as of June 30, 2020 and December 31, 2019, respectively.

Statutory reserves

In accordance with the relevant PRC laws and regulations, the Group’s subsidiaries in the PRC are required to provide for certain statutory reserves, which are appropriated from net profit as reported in accordance with PRC accounting standards. The Group’s subsidiaries in the PRC are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. Appropriations to other types of reserves in accordance with relevant PRC laws and regulations are to be made at the discretion of the board of directors of each of the Group’s subsidiaries in the PRC. The statutory reserves are restricted from being distributed as dividends under PRC laws and regulations. The statutory reserves recorded by the Group’s subsidiaries in the PRC were $819,844 and $760,475 as of June 30 2020, and December 31, 2019, respectively.

Restricted assets

As a result of these PRC laws and regulations and the requirement that distributions by the Group’s subsidiaries in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s subsidiaries in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and the statutory reserves of the Group’s subsidiaries in the PRC. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Group’s subsidiaries in the PRC not available for distribution, was $3,507,631 and $3,448,262 as of June 30, 2020 and December 31, 2019, respectively.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 14 – Commitments and Contingencies

Guarantee Commitments

In November 2017, MingZhu entered into guarantee agreements for a capital lease of $2,531,453 to a subcontractor. The guarantee period was from November 2017 to January 2022. In November 2017, the MingZhu entered into a guarantee agreement in which MingZhu Logistics, a related party, guaranteed for the above-mentioned capital lease.

Lease Commitments

The Company entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023. The Company’s commitments for minimum lease payment under these operating leases as of June 30, 2020 are listed in section “Note 9 – Leases”.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims.

A contract dispute exists between MingZhu, MingZhu Pengcheng and Shengxin Wang. According to the Civil Judgement issued by the Shenzhen Intermediate People’s Court on August 23, 2018, Shengxin Wang was ordered to pay RMB 21,303 (approximately $3,098) and overdue interests thereof and pay RMB 1 (approximately $0.15) as the consideration of the vehicles to MingZhu Pengcheng and after that, MingZhu Pengcheng and MingZhu should respectively assist to transfer ownership of one tractor and one trailer to Shengxin Wang. According to the Civil Decision of Guangdong Provincial Higher People’s Court issued on December 20, 2018, Shengxin Wang’s application for retrial of the above Civil Judgement was rejected. On March 22, 2019, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu and MingZhu Pengcheng, which ordered MingZhu and MingZhu Pengcheng to perform relevant obligations as required by the foresaid judgement or otherwise the judgement would be enforced by the court. On May 29, 2019, a cash balance equal to Shengxin Wang’s payment obligation was frozen in his bank account and meanwhile, Shengxin Wang took over the tractor from MingZhu Pengcheng. According to the inquiry notes taken by the Yantian People’s Court Enforcement Bureau on May 30, 2019, MingZhu has made preparation for handover of the trailer to Shengxin Wang. As of the date of the prospectus included herein, Shengxin Wang has taken over the trailer, the balance half of the vehicles, from MingZhu, and the case has been concluded.

However, regarding the same dispute, Shengxin Wang filed another lawsuit against MingZhu Pengcheng. According to the Civil Indictment filed by Shengxin Wang (the plaintiff) on February 26, 2019, Shengxin Wang requested that MingZhu Pengcheng (the defendant) be ordered to compensate for the stoppage loss of RMB 4,772,269 (approximately $694,098). The nature of the case was a property damage compensation dispute. According to the response notice issued by the Shenzhen Yantian People’s Court on March 20, 2019, the court has accepted this case. According to the Civil Judgment issued by the Yantian District People’s Court in Shenzhen City, Guangdong Province on August 30, 2019, the court ruled that MingZhu Pengcheng should pay damages in the amount of RMB 203,700 (approximately $29,627) to Shengxin Wang and rejected Shengxin Wang’s other claims. According to the Civil Judgement issued by Shenzhen Intermediate People’s Court on July 6, 2020, the court rejected the other claims from MingZhu Pengcheng, but revoked the second instance of foresaid judgement and change the first instance of foresaid judgement to read: MingZhu Pengcheng should pay compensation of RMB340,000 (approximately $48,838) to Shengxin Wang. On August 21, 2020, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu Pengcheng, which ordered MingZhu Pengcheng to perform relevant obligations as required by the effective judgement or otherwise the judgement would be enforced by the court. On August 31, 2020, the damages claimed together with the interest of bearing such debt, enforcement fee and other related expenses totaling RMB349,871.49 (approximately $50,256) was deducted from Mingzhu Pengcheng’s bank account. According to the Notice of Acceptance of Civil Application for Retrial of Case issued by Higher People’s Court of Guangdong Province on August 25, 2020, Mingzhu Pengcheng applied for retrial. On 29 October 2020, the Higher People’s Court of Guangdong Province rejected the retrial application of MingZhu Pengcheng. As of the date of this prospectus, this case has been concluded and the Company has performed its obligation under the judgement of second instance.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

On August 22, 2019, Sujin Wei (the plaintiff) submitted a Civil Complaint to the Yangjiang Yangdong District People’s Court against China Pacific Property Insurance Co., Ltd. Shenzhen Branch, MingZhu and two other defendants. The complaint requested that China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the death and disability compensation to the plaintiff in the amount of RMB 110,000 (approximately $15,999) and compensate the plaintiff of RMB 307,328.02 (approximately $44,699) within the third party liability insurance limit and also requested that defendants Shengming Zheng and MingZhu shall be jointly and severally liable for the foregoing claims, and the litigation fee in this case shall be borne by the four defendants. According to the response notice issued by the Yangjiang Yangdong District People’s Court on September 18, 2019, this case has been filed on September 4, 2019. The court held a hearing of this case on October 31, 2019. On December 16, 2019, the Yangjiang Yangdong District People’s Court issued a judgement which ordered insurance companies to compensate a sum of RMB 389,710 (approximately $54,522) to the plaintiff and other claims were rejected. MingZhu bears no compensatory obligations under this case. As of the date of the prospectus included herein, China Pacific Property Insurance Co., Ltd. Shenzhen Branch and the People’s Insurance Company of China Shenzhen Branch have paid a sum of RMB 389,710 (approximately $54,522) to the plaintiff, and the case has been concluded.

On January 2, 2020, Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against MingZhu, Dagang Li, Zaozhuang Yizhou Automobile Transportation Co., Ltd, China Pacific Property Insurance Co., Ltd. Shenzhen Branch, Huilai Feng, Anyang Anyun Modern Logistics Co., Ltd. and the People’s Insurance Company of China Anyang Branch (together the defendants). The compliant requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of RMB 1,096,380.93 (approximately $153,389); (ii) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the compensation within the limit of its insurance liability, the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) and the defendant Huilai Feng shall bear the remaining part of compensation liability exceeding the limit of insurance liability; and (iii) the litigation fee in this case shall be borne by the defendants. According to the response notice issued by the Queshan County People’s Court on January 15, 2020, this case has been filed on January 8, 2020. According to the Civil Judgment issued by the Queshan County People’s Court of Henan Province on May 20, 2020, which ordered that (i) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall compensate the plaintiffs including Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) within its insurance liability for a total of RMB 382,032.66 (approximately $54,876) and meanwhile the plaintiffs shall refund the funeral expenses of RMB 20,000 (approximately $2,873) to MingZhu; (ii) the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) in the amount of RMB 100,000 (approximately $14,364); (iii) the defendants Huilai Feng and Sufang Yang shall compensate the plaintiffs for their loss for a total of RMB 387,845.73 (approximately $55,711). The defendant China Pacific Property Insurance Co., Ltd. has fulfilled its payment obligations under the judgment on June 15, 2020. However, the defendants Huilai Feng and Sufang Yang have submitted an appeal petition to the Zhumadian Intermediate People’s Court. As of the date of this prospectus, according to the Civil Judgment issued by the Zhumadian Intermediate People’s Court, Henan Province on August 5, 2020, the appeal was rejected and the original judgment was upheld. MingZhu bears no compensatory obligations under this case, yet it has not received the funeral expenses refund of RMB 20,000 (approximately $2,873) from the plaintiff.

Shuanbao Zhao, Ailian Qin, Fang Zhang, Shukai Zhao and Shuqiang Zhao (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against Dagang Li, Huilai Feng, MingZhu, Anyang Anyun Modern Logistics Co., Ltd., Zaozhuang Yizhou Automobile Transportation Co., Ltd, the People’s Insurance Company of China Tangyin Branch, China Pacific Property Insurance Co., Ltd. Futian Branch (together the defendants). The complaint requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of RMB 1,036,573.61 (approximately $148,894); (ii) the defendant the People’s Insurance Company of China Tangyin Branch shall make prioritized compensation within the scope of seat insurance liability; (iii) the defendant China Pacific Property Insurance Co., Ltd. Futian Branch shall make prioritized compensation within the scope of traffic compulsory insurance and commercial insurance liability; and (iv) the litigation fee in this case shall be borne by the defendants. According to the Civil Judgment issued by the Queshan County People’s Court of Henan Province on May 25, 2020, which ordered that (i) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Futian Branch shall compensate the plaintiffs including Shuanbao Zhao, Ailian Qin, Fang Zhang, Shukai Zhao and Shuqiang Zhao (together the plaintiffs) within its insurance liability for a total of RMB 331,472 (approximately $47,613) and meanwhile the plaintiffs shall refund the funeral expenses of RMB 20,000 (approximately $2,873) to MingZhu; (ii) the defendant People’s Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) in the amount of RMB 100,000 (approximately $14,364); (iii) the defendants Huilai Feng and Sufang Yang shall compensate the plaintiffs for their loss for a total of RMB 535,101.6 (approximately $76,863). The defendant China Pacific Property Insurance Co., Ltd. has fulfilled its payment obligations under the judgment on June 15, 2020. However, the defendants Huilai Feng and Sufang Yang have submitted an appeal petition to the Zhumadian Intermediate People’s Court. As of the date of this prospectus, according to the Civil Judgment issued by the Zhumadian Intermediate People’s Court, Henan Province on August 5, 2020, the appeal was rejected and the original judgment was upheld. MingZhu bears no compensatory obligations under this case, yet it has not received the funeral expenses refund of RMB 20,000 (approximately $2,873) from the plaintiff.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

On January 11, 2021, regarding the two disputes above, Mingzhu submitted a Civil Complaint to the Queshan County People’s Court against Anyang Anyun Modern Logistics Co., Ltd., China Pacific Property Insurance Co., Ltd. Shenzhen Branch and China People’s Property Insurance Co., Ltd. Anyang Branch (together the defendants). The complaint requested that (i) the defendants compensate Mingzhu’s all kinds of losses in the amount of RMB125,783.1 (approximately $19,471), and (ii) the litigation fee in the case shall be borne by the defendants. According to the subpoena issued by the Queshan County People’s Court, Henan Province on January 15, 2021, the Queshan County People’s Court, Henan Province has accepted the case and originally scheduled it to be heard on January 25, 2021. However, it was postponed due to COVID-19. As of the date of this prospectus, the hearing has not yet been held.

In accordance with ASC No. 450-20, “Loss Contingencies”, the Company will record accruals for above loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. There are no other material loss contingencies than above-mentioned ones for the years ended December 31, 2019 and 2018.

Note 15 – Subsequent events

On October 21, 2020, the Company completed the firm commitment initial public offering (“IPO”) of 3,000,000 ordinary shares at a public offering price of US$4.00 per share, for total gross proceeds of US$12 million, before deducting underwriting discounts, commissions and other related expenses. The Company’s ordinary shares began trading on The Nasdaq Capital Market on October 21, 2020 under the symbol “YGMZ”.

On October 30, 2020, the underwriter and sole book-runner of the Company’s underwritten IPO, has exercised the partial over-allotment option and purchased an additional 350,000 ordinary shares of the Company at the IPO price of US$4.00 per share.

On December 4, 2020, the underwriter and sole book-runner of the Company’s underwritten IPO, has further exercised the partial over-allotment option and purchased an additional 4,040 ordinary shares of the Company at the IPO price of US$4.00 per share.

As a result of the IPO and above exercise of over-allotment option, the Company has raised US$13,416,160 in gross proceeds, before underwriting discounts and commissions and offering expenses, through the issuance of a total of 3,354,040 ordinary shares in the IPO.

On October 10, 2020, the Company entered into a comprehensive credit agreement with China Everbright Bank Co., Ltd. Shenzhen Branch, pursuant to which, Everbright Bank agreed to extend credit of up to RMB 30 million (approximately $4.65 million) to the Company. In the same month the Company utilized the whole amount of RMB15 million (approximately $2.32 million) for one year at an annual interest rate of 5.3% with a maturity date of October 19, 2021. Pursuant to the loan agreement, the loan is guaranteed by Jinlong Yang, our chairman and Chief Executive Officer, Guizhi Yang, Jinlong Yang’s sister, and Shenzhen Bangrui Aviation Service Co., Ltd., each of whom has entered into separate pledge and guarantee agreements with Everbright Bank.

On October 19, 2020, the Company entered into a comprehensive credit agreement with Communications Bank, pursuant to which, Communications Bank agreed to extend credit of up to RMB 25 million (approximately $3.88 million) to the Company. On November 5, 2020, MingZhu submit an application for use of loan limit to Communications Bank for the drawdown of RMB 25 million (approximately $3.88 million) for one year at an annual interest rate of 5.65% with a maturity date of November 5, 2021. Pursuant to the loan agreement, the loan is guaranteed by Jinlong Yang, our chairman and Chief Executive Officer, Guizhi Yang, Jinlong Yang’s sister, Hongxin Sun, Jinhua Yang and Mingzhu. Each of Jinlong Yang and Mingzhu has respectively entered into separate pledge and guarantee agreements with Communications Bank and others have jointly entered into a pledge and guarantee agreement with Communications Bank.

Note 16 – Condensed financial information of the parent company

The Company performed a test on the restricted net assets of unaudited interim condensed consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the years presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have other commitments, long-term obligations, or guarantees as of June 30, 2020 and December 31, 2019, respectively.

PARENT COMPANY BALANCE SHEETS

	As of June 30, 2020	As of December 31, 2019
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$17,645	$17,671
Prepayments	303,231	-
Amounts due from subsidiaries	4,613,812	4,590,534
Total current assets	4,934,688	4,608,205

OTHER ASSETS
Investment in subsidiaries	5,136,316	5,418,425
Total assets	$10,071,004	$10,026,630

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY

Ordinary shares: $0.001 par value, 50,000,000 shares authorized, 9,000,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019*	9,000	9,000
Share subscription receivables	(847,086)	(847,086)
Additional paid-in capital	4,115,638	4,115,638
Statutory reserves	819,844	760,475
Retained earnings	6,288,162	6,240,833
Accumulated other comprehensive loss	(314,554)	(252,230)
Total shareholders’ equity	10,071,004	10,026,630

Total liabilities and shareholders’ equity	$10,071,004	$10,026,630

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020, and the surrender and cancellation of shares effected on May 21, 2020.

PARENT COMPANY STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	For the Six Months ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
EQUITY INCOME OF SUBSIDIARIES	$250,676	$506,980

COSTS AND EXPENSES
General and Administrative expenses	143,978	189,788
Total costs and expenses	143,978	189,788

INCOME FROM OPERATION	106,698	317,192
		-
INCOME BEFORE INCOME TAXES	106,698	317,192

PROVISION FOR INCOME TAXES	-	-

NET INCOME	106,698	317,192

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(62,324)	(90,836)
COMPREHENSIVE INCOME	$44,374	$226,356

PARENT COMPANY STATEMENT OF CASH FLOWS

	For the six months ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$106,698	$317,192
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries	(250,676)	(506,980)
Others payable and accrued liabilities	143,978	104,350
Net cash used in operating activities	-	(85,438)

Cash flows from investing activities:	-
Net cash provided by investing activities:	-

Cash flows from financing activities:	-
Repayments to related parties		(19,125)
Net cash (used in) provided by financing activities	-	(19,125)

Effect of exchange rate change on cash	(26)	(118)

Net (decrease) increase in cash	(26)	(104,681)

Cash at beginning of the period	17,671	123,060

Cash at end of the period	$17,645	$18,379

3,333,335 Units

MingZhu Logistics Holdings Limited

明珠货运控股有限公司

Prospectus

FT Global Capital, Inc.

March 11, 2021.